UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒  Definitive Proxy Statement

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☐  Soliciting Material Pursuant to §240.14a-12

FOOT LOCKER, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

AND

PROXY STATEMENT

112 West 34th Street
New York, NY 10120

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME:	May 20, 2015 at 9:00 a.m., Eastern Daylight Time (“EDT”)

LOCATION:	Foot Locker, Inc., 112 West 34th Street, New York, NY 10120

RECORD DATE:	Shareholders of record as of March 23, 2015 can vote at this meeting

ITEMS OF BUSINESS:	•	Elect four members to the Board of Directors to serve for one-year terms

	•	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year

	•	Advisory approval of the compensation of our named executive officers

	•	Transact such other business as may properly come before the meeting and at any adjournment or postponement

PROXY VOTING:	YOUR VOTE IS IMPORTANT TO US. Whether or not you plan to attend the 2015 Annual Meeting in person, please promptly vote by telephone or by Internet, or by completing, signing, dating, and returning your proxy card or vote instruction form so that your shares will be represented at the 2015 Annual Meeting.

SHEILAGH M. CLARKE
Secretary

April 10, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 20, 2015

The Company’s Proxy Statement and 2014 Annual Report/Form 10-K are available at http://materials.proxyvote.com/344849
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PROXY STATEMENT SUMMARY

We are providing this summary of our Notice of 2015 Annual Meeting of Shareholders and Proxy Statement and the items to be voted on by our shareholders. This is only a summary. For more complete information, please review the complete Proxy Statement and our 2014 Form 10-K.

2015 Annual Meeting of Shareholders

Date and Time:	Wednesday, May 20, 2015, at 9:00 a.m. EDT

Location:	Foot Locker, Inc., 112 West 34th Street, New York, NY 10120

Record Date:	March 23, 2015

Board of Directors

Board of Directors		Independent Lead Director
Maxine Clark	Guillermo Marmol	Nicholas DiPaolo
Nicholas DiPaolo	Matthew M. McKenna
Alan D. Feldman	Steven Oakland
Jarobin Gilbert Jr.	Cheryl Nido Turpin
Ken C. Hicks	Dona D. Young
Richard A. Johnson

Director Independence	Director Attendance in 2014
9 out of 11 directors are independent	Attendance at Board and Committee Meetings in 2014 exceeded 98%

Named Executive Officers

Richard A. Johnson	President and Chief Executive Officer
Ken C. Hicks	Executive Chairman, Retired President and Chief Executive Officer
Lauren B. Peters	Executive Vice President and Chief Financial Officer
Robert W. McHugh	Executive Vice President—Operations Support
Paulette Alviti	Senior Vice President and Chief Human Resources Officer
Jeffrey L. Berk	Senior Vice President—Real Estate

Our 2014 Results

Our 2014 fiscal year was the fourth consecutive year that the Company’s sales and profit results represented the highest levels ever achieved in our history as an athletic footwear and apparel business. Our strong 2014 results included:

•	Net income, on a non-GAAP basis, of $522 million.

•	Earnings-per-share of $3.58, a 25% increase over 2013 and the fifth consecutive year with a double-digit annual increase. (A reconciliation to GAAP is provided on Pages 16 through 17 of our 2014 Form 10-K.)

•	An end-of-year market capitalization of $7.5 billion, a 34% increase over year-end 2013.

•	Returning $432 million to our shareholders through dividend payments of $127 million and share repurchases of $305 million.

•	Total shareholder return (stock price appreciation plus reinvested dividends) of 40.3% compared to 21.6% for the S&P 400 Retailing Index.
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Proposals and the Board of Directors’ Voting Recommendations

Proposal	Board Vote Recommendation	Page Reference for More Detail
Election of Four Directors to serve One-Year Terms	FOR EACH NOMINEE	76–82
Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for the 2015 Fiscal Year	FOR	83–84
Advisory Approval of Our Named Executive Officers’ Compensation	FOR	85–86

Election of Directors

Four directors are standing for election for one-year terms at this meeting. The following table provides summary information about each of the nominees for director:

Name	Age	Director Since	Primary Occupation	Independent	Other Public Company Boards
Maxine Clark	66	2013	Founder, Retired Chairman and Chief Executive Bear of Build-A-Bear Workshop, Inc.	Yes	Build-A-Bear Workshop, Inc. Gymboree Corp.
Alan D. Feldman	63	2005	Retired Chairman, President and Chief Executive Officer of Midas, Inc.	Yes	GNC Holdings, Inc. John Bean Technologies Corporation
Jarobin Gilbert Jr.	69	1981	President and Chief Executive Officer of DBSS Group, Inc.	Yes	None
Richard A. Johnson	57	2014	President and Chief Executive Officer of Foot Locker, Inc.	No	None

Ratification of Appointment of KPMG LLP for 2015

We are asking our shareholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2015. The following is a summary of KPMG’s fees for 2014 and 2013:

	2014	2013
Audit Fees	$3,068,000	$2,967,000
Audit-Related Fees	165,000	614,000
Tax Fees	259,000	165,000
All Other Fees	—	—
Total	$3,492,000	$3,746,000

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Advisory Approval of the Named Executive Officers’ Compensation

We are asking shareholders to approve, on a nonbinding, advisory basis, the 2014 compensation of our named executive officers, as described in this proxy statement on Pages 23 through 74. Over the past four years, our shareholders overwhelmingly approved our executive compensation program. Given this strong support, the Compensation and Management Resources Committee (the “Compensation Committee”) decided to retain the overall program, which ties the executives’ pay closely with the Company’s performance. Our 2014 fiscal year was the fourth consecutive year that the Company’s sales and profit results represented the highest levels ever achieved in our history as an athletic footwear and apparel business. Based on the Company’s performance, the named executive officers earned annual bonuses for 2014 and long-term incentive payouts for the 2013-14 performance measurement period payable in 2016.

Financial Metrics	2013	2014	2012-16 Long-Term Objectives
Sales	$6,505 million	$7,151 million	$7,500 million
Sales per Gross Square Foot	$460	$490	$500
Earnings Before Interest and Taxes (EBIT) Margin	10.4%	11.4%	11%
Net Income Margin	6.6%	7.3%	7%
Return on Invested Capital (ROIC)	14.1%	15%	14%

The above table represents non-GAAP results. We provide a reconciliation to GAAP on Pages 16 through 17 of our 2014 Form 10-K.

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112 West 34th Street
New York, NY 10120

PROXY STATEMENT

GENERAL INFORMATION

We are providing these proxy materials to you for the solicitation of proxies by the Board of Directors of Foot Locker, Inc. for the 2015 Annual Meeting of Shareholders and for any adjournments or postponements of this meeting. We are holding this annual meeting on May 20, 2015 at 9:00 a.m., local time, at our corporate headquarters located at 112 West 34th Street, New York, NY 10120. In this Proxy Statement, we refer to Foot Locker, Inc. as “Foot Locker,” “the Company,” “we,” “our,” or “us.”

We are furnishing proxy materials to our shareholders primarily over the Internet under the U.S. Securities and Exchange Commission’s (the “SEC”) notice and access rules instead of mailing full sets of the printed materials. We believe that this procedure reduces costs, provides greater flexibility to our shareholders, and lessens the environmental impact of our Annual Meeting. On or about April 10, 2015, we started mailing to most of our shareholders in the United States a Notice of Internet Availability of Proxy Materials (the “Foot Locker Notice”). The Foot Locker Notice contains instructions on how to access and read our 2015 Proxy Statement and our 2014 Annual Report to Shareholders on the Internet and to vote online. If you received a Foot Locker Notice by mail, you will not receive paper copies of the proxy materials in the mail unless you request them. Instead, the Foot Locker Notice instructs you on how to access and read the Proxy Statement and Annual Report and how you may submit your proxy over the Internet. If you received a Foot Locker Notice by mail and would like to receive a printed copy of the materials, please follow the instructions on the Foot Locker Notice for requesting the materials, and we will promptly mail the materials to you.

We are mailing to shareholders, or making available to shareholders via the Internet, this Proxy Statement, form of proxy card, and our 2014 Annual Report/Form 10-K on or about April 10, 2015.

QUESTIONS AND ANSWERS ABOUT THIS
ANNUAL MEETING AND VOTING

What is included in these proxy materials?

The proxy materials include our 2015 Proxy Statement and 2014 Annual Report and Form 10-K. If you received printed copies of these materials by mail, these materials also include the proxy card for the 2015 Annual Meeting.

May I obtain an additional copy of the Form 10-K?

You may obtain an additional copy of our 2014 Form 10-K without charge by writing to our Investor Relations Department at Foot Locker, Inc., 112 West 34th Street, New York, NY 10120. It is also available free of charge through our corporate website at http://www.footlocker-inc.com/investors.cfm?page=corporate-governance.

What constitutes a quorum for the Annual Meeting?

We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the shares outstanding are present at the meeting, either in person or by proxy. We will count abstentions and broker non-votes, if any, as present and entitled to vote in determining whether we have a quorum.

What is the record date for this meeting?

The record date for this meeting is March 23, 2015. If you were a Foot Locker shareholder on this date, you are entitled to vote on the items of business described in this Proxy Statement.

Who may vote at the Annual Meeting?

Each share of the Company’s common stock, par value $0.01 per share (“Common Stock”), is entitled to one vote. Only shareholders of record on the books of the Company as of March 23, 2015 are entitled to vote at the Annual Meeting and any adjournments or postponements. There were 139,851,993 shares of Common Stock outstanding as of March 23, 2015.

Can I vote shares held in employee plans?

If you hold shares of Foot Locker Common Stock through the Foot Locker 401(k) Plan or the Foot Locker Puerto Rico 1165(e) Plan, your proxy card includes the number of shares allocated to your plan account. Your proxy card will serve as a voting instruction card for these shares for the plan trustee to vote the shares. The trustee will vote only those shares for which voting instructions have been given. To allow sufficient time for voting by the trustees of these plans, your voting instructions must be received by 11:59 p.m. EDT on May 17, 2015.

2

QUESTIONS AND ANSWERS

What proposals are shareholders voting on at this meeting and what are the voting recommendations of the Board of Directors and the vote requirements to approve the proposals?

The proposals that you are being asked to vote on at the Annual Meeting, our Board’s voting recommendations, and the vote required to approve each proposal are as follows:

Board’s Voting
	Proposal	Recommendation	Vote Required to Approve
Proposal 1	Election of Four Directors	FOR EACH NOMINEE	Plurality of Votes Cast by Shareholders Please see our policy described on Page 9 regarding resignations by directors who do not receive more “For” votes than “Withheld” votes.
Proposal 2	Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for 2015	FOR	Majority of Votes Cast by Shareholders
Proposal 3	Advisory Approval of Executive Compensation	FOR	Majority of Votes Cast by Shareholders

Could other matters be voted on at the Annual Meeting?

We do not know of any other business that will be presented at the 2015 Annual Meeting. If any other matters are properly brought before the meeting for consideration, then the persons named as proxies will have the discretion to vote on those matters for you using their best judgment.

What happens if I do not vote my shares?

This depends on how you hold your shares and the type of proposal. If you hold your shares in “street name,” such as through a bank or brokerage account, it is important that you cast your vote if you want it to count for Proposals 1 and 3. If you do not instruct your bank or broker how to vote your shares on these proposals, no votes will be cast on your behalf because the broker does not have discretionary authority to vote. This is called a “broker non-vote.” With regard to Proposal 2, your bank or broker will have discretion to vote any uninstructed shares for this proposal.

If you are a “shareholder of record” where your stock ownership is reflected directly on the books and records of the Company’s transfer agent, or if you hold your shares through the Foot Locker 401(k) Plan or Foot Locker 1165(e) Plan, no votes will be cast on your behalf on any of the proposals if you do not cast your vote.

How will the votes be counted?

Votes will be counted and certified by an independent inspector of election.

Votes withheld for the election of one or more of the nominees for director will not be counted as votes cast for them. If you abstain from voting or there is a broker non-vote on any matter, your

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QUESTIONS AND ANSWERS

abstention or broker non-vote will not affect the outcome of such vote because abstentions and broker non-votes are not considered to be votes cast.

The Company’s Certificate of Incorporation and By-laws do not contain any provisions on the effect of abstentions or broker non-votes.

How do I vote my shares?

You may vote using any of the following methods:

•	Telephone

If you are located within the United States or Canada, you can vote your shares by calling 1-800-690-6903 and following the recorded instructions. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. EDT on May 19, 2015. The telephone voting system has easy to follow instructions and allows you to confirm that the system has properly recorded your vote. If you vote by telephone, you do NOT need to return a proxy card or voting instruction form.

•	Internet

You can also choose to vote your shares through the Internet at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. EDT on May 19, 2015. As with telephone voting, you will be able to confirm that the system has properly recorded your vote. If you vote via the Internet, you do NOT need to return a proxy card or voting instruction form.

•	QR Code

You may also choose to scan the QR Code provided to you to vote your shares through the Internet with your mobile device. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. EDT on May 19, 2015. You will be able to confirm that the system has properly recorded your vote. You do NOT need to return a proxy card or voting instruction form if you scan your QR code to vote.

•	Mail

If you received printed copies of the proxy materials by mail, you may choose to vote by mail. Simply mark your proxy card or voting instruction form, date and sign it, and return it in the postage-paid envelope that we included with your materials.

•	Ballot at the Annual Meeting

You may also vote by ballot at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return a proxy card but do not give voting instructions, the shares represented by that proxy card will be voted as recommended by the Board.

Can I change my mind after voting my shares?

You may revoke your proxy at any time before it is used by (i) sending a written notice to the Company at its corporate headquarters, (ii) delivering a valid proxy card with a later date, (iii) providing a later dated vote by telephone or Internet, or (iv) voting by ballot at the Annual Meeting.

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QUESTIONS AND ANSWERS

Will my vote be confidential?

We maintain the confidentiality of our shareholders’ votes. All proxy cards, electronic voting, voting instructions, ballots, and voting tabulations identifying shareholders are kept confidential from the Company, except:

•	as necessary to meet any applicable legal requirements,

•	when a shareholder requests disclosure or writes a comment on a proxy card,

•	in a contested proxy solicitation, and

•	to allow independent inspectors of election to tabulate and certify the vote.

Do I need a ticket to attend the Annual Meeting?

You will need an admission ticket to attend the Annual Meeting. Attendance at the meeting will be limited to shareholders as of March 23, 2015 (or their authorized representatives) having an admission ticket or proof of their share ownership, and guests of the Company. If you plan to attend the meeting, please indicate this when you are voting by telephone or Internet or check the box on your proxy card, and we will promptly mail an admission ticket to you.

If your shares are held in the name of a bank, broker, or other holder of record and you plan to attend the meeting, you can obtain an admission ticket in advance by providing proof of your ownership, such as a bank or brokerage account statement, to the Secretary at Foot Locker, Inc., 112 West 34th Street, New York, NY 10120. If you do not have an admission ticket, you must show proof of your ownership of the Company’s Common Stock at the registration table at the door.

Who pays the cost of this proxy solicitation?

We will pay for the cost of the solicitation of proxies, including the preparation, printing, and mailing of the proxy materials.

Proxies may be solicited, without additional compensation, by our directors, officers, or employees by mail, telephone, fax, in person, or otherwise. We will request banks, brokers, and other custodians, nominees, and fiduciaries to deliver proxy materials to the beneficial owners of Foot Locker’s Common Stock and obtain their voting instructions, and we will reimburse those firms for their expenses under both SEC and New York Stock Exchange (“NYSE”) rules. In addition, we have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies for a fee of $12,500 plus out-of-pocket expenses.

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BENEFICIAL OWNERSHIP OF THE COMPANY’S STOCK

Directors and Executive Officers

The following table shows the number of shares of Common Stock reported to us as beneficially owned by each of our directors and named executive officers as of March 23, 2015. The table also shows beneficial ownership by all directors, named executive officers, and executive officers as a group as of that date, including shares of Common Stock that they have a right to acquire within 60 days after March 23, 2015 by the exercise of stock options.

Ken C. Hicks beneficially owned 1.8% of the total number of outstanding shares of Common Stock as of March 23, 2015. No other director, named executive officer, or executive officer beneficially owned 1% or more of the total number of outstanding shares as of that date. Each person has sole voting and investment power for the number of shares shown unless otherwise noted.

Amount and Nature of Beneficial Ownership

	Common Stock	Stock Options
	Beneficially Owned	Exercisable Within	RSUs and
	Excluding	60 Days After	Deferred
Name	Stock Options(a)	3/23/2015	Stock Units(b)	Total
Paulette Alviti	40,203	12,666	—	52,869
Jeffrey L. Berk	28,539	126,666	—	155,205
Maxine Clark	3,940	—	1,157	5,097
Nicholas DiPaolo	67,893 (c)	4,439	1,157	73,489
Alan D. Feldman	50,947	4,439	27,055	82,441
Jarobin Gilbert Jr.	14,112	4,439	1,157	19,708
Ken C. Hicks	547,914	1,959,333	—	2,507,247
Richard A. Johnson	277,953	327,666	—	605,619
Guillermo G. Marmol	22,587	—	1,157	23,744
Robert W. McHugh	181,009	288,333	—	469,342
Matthew M. McKenna	72,024	4,287	1,157	77,468
Steven Oakland	903	—	1,157	2,060
Lauren B. Peters	117,088	258,333	—	375,421
Cheryl Nido Turpin	43,288	4,439	42,653	90,380
Dona D. Young	33,781	4,439	54,393	92,613
All 19 directors and executive officers as a group, including the named executive officers	1,638,524	3,186,077	140,434	4,965,035	(d)

Notes to Beneficial Ownership Table

(a)	This column includes shares held in the Company’s 401(k) Plan and, where applicable, executives’ unvested shares of restricted stock as listed below over which they have sole voting power but no investment power:

Name	Number of Unvested Shares of Restricted Stock
R. Johnson	78,520
K. Hicks	74,000
L. Peters	20,000
R. McHugh	20,000
P. Alviti	30,000
J. Berk	—
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BENEFICIAL OWNERSHIP

(b)	This column includes (i) the number of deferred stock units credited as of March 23, 2015 to the account of the directors who elected to defer all or part of their annual retainer fee, and (ii) time-vested restricted stock units (“RSUs”). The deferred stock units and RSUs do not have current voting or investment power.

(c)	Includes 1,050 shares held by his spouse.

(d)	This number represents approximately 3.6% of the shares of Common Stock outstanding at the close of business on March 23, 2015.

Persons Owning More Than Five-Percent of the Company’s Stock

The following table provides information on shareholders who beneficially own more than 5% of our Common Stock according to reports filed with the SEC. To the best of our knowledge, there are no other shareholders who beneficially own more than 5% of a class of the Company’s voting securities.

	Amount and
Name and Address of	Nature of		Percent
Beneficial Owner	Beneficial Ownership		of Class
BlackRock, Inc.	10,237,795	(a)	7.2	%(a)
40 East 52nd Street
New York, NY 10022
The Vanguard Group	8,841,262	(b)	6.22	%(b)
100 Vanguard Boulevard
Malvern, PA 19355
Harris Associates L.P. and
Harris Associates Inc.	7,729,025	(c)	5.4	%(c)
2 North LaSalle Street, Suite 500
Chicago, IL 60602

Notes to Table on Persons Owning More than Five-Percent of the Company’s Stock

(a)	Reflects shares beneficially owned as of December 31, 2014 according to Amendment No. 5 to Schedule 13G filed with the SEC. As reported in this schedule, BlackRock, Inc., a parent holding company, holds sole voting power with respect to 9,226,028 shares and sole dispositive power with respect to 10,237,795 shares.

(b)	Reflects shares beneficially owned as of December 31, 2014 according to Amendment No. 3 to Schedule 13G filed with the SEC. As reported in this schedule, The Vanguard Group, an investment adviser, holds sole voting power with respect to 125,037 shares, sole dispositive power with respect to 8,731,125 shares, and shared dispositive power with respect to 110,137 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 83,237 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 68,700 shares as a result of its serving as investment manager of Australian investment offerings.

(c)	Reflects shares beneficially owned as of December 31, 2014 according to Amendment No. 1 to Schedule 13G filed with the SEC. As reported in this schedule, Harris Associates L.P., an investment adviser, holds sole voting and dispositive power with respect to 7,708,225 shares.
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BENEFICIAL OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that our directors and executive officers file with the SEC reports of ownership and changes in ownership of Foot Locker’s Common Stock. Based on our records and other information, we believe that during the 2014 fiscal year, the directors and executive officers complied with all applicable SEC filing requirements, except that one Form 4 to report an open market sale of 9,479 shares by Mr. Berk was inadvertently filed late due to an administrative error.

CORPORATE GOVERNANCE

The Board is committed to good corporate governance and has adopted Corporate Governance Guidelines and other policies and practices to guide the Board and senior management in this area. This section of the Proxy Statement summarizes our key corporate governance policies and practices.

Board Diversity

Our Board comprises directors having a mix of business experience, education, skills, and service on our Board, as well as on the boards of other organizations. Our Board also reflects diversity in terms of gender, age, ethnicity, and viewpoints. We have refreshed our Board over the past four years, as five new directors have been elected, three directors retired in accordance with the retirement policy for directors, and a new independent lead director was appointed.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. The Board periodically reviews the guidelines and may revise them when appropriate. The Corporate Governance Guidelines are available on the corporate governance section of the Company’s corporate website at http://www.footlocker-inc.com/investors.cfm?page=corporate-governance. You may also obtain a printed copy of the guidelines by writing to the Secretary at the Company’s headquarters.

Committee Charters

The Board has adopted charters for the Audit Committee, the Compensation Committee, the Finance and Strategic Planning Committee (the “Finance Committee”), and the Nominating and Corporate Governance Committee (the “Nominating Committee”). Copies of the charters for these committees are available on the corporate governance section of the Company’s corporate website at http://www.footlocker-inc.com/investors.cfm?page=corporate-governance. You may also obtain printed copies of these charters by writing to the Secretary at the Company’s headquarters.

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Policy on Voting for Directors

Our Corporate Governance Guidelines provide that if a nominee for director in an uncontested election receives more votes “withheld” from his or her election than votes “for” election, then the director must offer his or her resignation for consideration by the Nominating Committee. The Nominating Committee will evaluate the resignation, weighing the best interests of the Company and its shareholders, and make a recommendation to the Board on the action to be taken. For example, the Nominating Committee may recommend (i) accepting the resignation, (ii) maintaining the director but addressing what the Nominating Committee believes to be the underlying cause of the withheld votes, (iii) resolving that the director will not be re-nominated in the future for election, or (iv) rejecting the resignation. When making its determination, the Nominating Committee will consider all factors that it deems relevant, including (i) any stated reasons why shareholders withheld votes from the director, (ii) any alternatives for curing the underlying cause of the withheld votes, (iii) the director’s tenure, (iv) the director’s qualifications, (v) the director’s past and expected future contributions to the Board and to the Company, and (vi) the overall composition of the Board, including whether accepting the resignation would cause the Company to fall below the minimum number of directors required under the Company’s By-laws or fail to meet any applicable SEC or NYSE requirements. We will promptly disclose the Board’s decision on whether or not to accept the director’s resignation, including, if applicable, the reasons for rejecting the offered resignation.

Director Independence

The Board believes that a significant majority of its members should be independent, as determined by the Board based on the criteria established by the NYSE. Each year, the Nominating Committee reviews any relationships between outside directors and the Company that may affect independence. As of the date hereof, two of the eleven members of the Board serve as officers of the Company, and the remaining nine directors are independent under the criteria established by the NYSE. Please see Pages 14 through 15 for more information regarding director independence.

Committee Rotation

As a general principle, the Board believes that the periodic rotation of committee assignments on a staggered basis is desired and provides an opportunity to foster diverse perspective and develop breadth of knowledge within the Board.

Lead Director

We have had a lead director since 2004. The lead director’s responsibilities include reviewing and approving Board agendas; chairing executive sessions of the Board and meetings of the independent directors, both of which are held in conjunction with each quarterly Board meeting; leading the annual review of the Chief Executive Officer’s performance; attending meetings of Board committees; and serving as a liaison between the independent directors and the Chief Executive Officer. The Board considers the periodic rotation of the lead director from time to time, taking into account experience, continuity of leadership, and the best interests of the Company.

Nicholas DiPaolo currently serves as the lead director. The Board believes that Mr. DiPaolo is well-suited to serve as lead director, given his business and financial background and more than eleven years of service on our Board.

Board Leadership Structure

The Board evaluates, from time to time as appropriate, whether the same person should serve as Chairman and Chief Executive Officer, or whether the positions should be split, in light of all

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CORPORATE GOVERNANCE

relevant factors and circumstances, and what it considers to be in the best interests of the Company and its shareholders. Since 2001, the Board has utilized various leadership structures. For example, from 2001 to 2004, the positions were separated, with a previously independent director serving as Chairman. From 2004 to 2009, the positions of Chairman and Chief Executive Officer were held by the same person, with an independent member of the Board serving as lead director. From August 2009 to January 2010, the positions were again separated, with the former Chairman and Chief Executive Officer serving as Executive Chairman and an independent member of the Board serving as lead director. From January 2010 to December 2014, the positions of Chairman and Chief Executive Officer were held by the same person with an independent member of the Board serving as lead director. Since December 2014, the positions of Chairman and Chief Executive Officer have been separated, with the former Chairman and Chief Executive Officer, Ken C. Hicks, serving as Executive Chairman, and an independent member of the Board, Nicholas DiPaolo, serving as lead director. The Board is currently reviewing the leadership structure in light of Mr. Hicks’ forthcoming retirement. Following Mr. Hicks’ retirement—and at its meeting immediately following the 2015 Annual Meeting—the Board is expected to make its determination regarding whether the positions of Chairman and Chief Executive Officer will be combined, with an independent lead director, or separated. We will disclose the Board’s determination promptly following its decision.

Executive Sessions of Non-Management Directors

The Board holds regularly scheduled executive sessions of non-management directors in conjunction with each quarterly Board meeting. Nicholas DiPaolo, as lead director, presides at these executive sessions.

Board Evaluations

Each year, the Board and its committees conduct a self-evaluation. The Nominating Committee oversees the evaluation process and reviews the procedures, which may vary from year to year, in advance of each year’s assessment process. The self-evaluation process is designed to elicit candid feedback regarding the areas where the Board and its committees could improve their effectiveness.

Board Members’ Attendance at Annual Meetings

Although we do not have a policy on our Board members’ attendance at annual shareholders’ meetings, we encourage each director to attend these important meetings. The annual meeting is normally scheduled on the same day as a quarterly Board meeting. In 2014, 9 of the 10 directors then serving attended the annual shareholders’ meeting.

Director Orientation and Education

We have an orientation program for new directors that is intended to educate a new director on the Company and the Board’s practices. At the orientation, the newly elected director generally meets with the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel and Secretary, and other senior officers of the Company, to review the Company’s business operations, financial matters, investor relations, corporate governance policies, composition of the Board and its committees, and succession and development plans. Additionally, he or she has the opportunity to visit our stores at the Company’s New York headquarters, or elsewhere, with a senior division officer for an introduction to store operations. We also provide the Board with educational training from time to time on subjects applicable to the Board and the Company, including with regard to retailing, accounting, financial reporting, and corporate governance, using both internal and external resources.

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CORPORATE GOVERNANCE

Payment of Directors Fees in Stock

The nonemployee directors receive one-half of their annual retainer fees, including committee chair and lead director retainer fees, in shares of Common Stock, with the balance payable in cash. Directors may elect to receive up to 100% of their fees in stock.

Director Retirement

The Board has established a policy in its Corporate Governance Guidelines that directors retire from the Board at the annual meeting of shareholders following the director’s 72nd birthday. As part of the Nominating Committee’s regular evaluation of the Company’s directors and the overall needs of the Board, the Nominating Committee may ask a director to remain on the Board for an additional period of time beyond age 72, or to stand for re-election after reaching age 72. For any director over age 72, the Nominating Committee evaluates such director each year in light of the retirement policy to consider his or her continued service on the Board. The Nominating Committee and the Board reviewed the continued service of Nicholas DiPaolo, age 73, on the Board and have asked him to continue his service.

Change in a Director’s Principal Employment

The Board has established a policy whereby a director is required to advise the Chair of the Nominating Committee of any change to his or her principal employment. If requested by the Chair of the Committee, after consultation with the members of the Committee, the director will submit a letter of resignation to the Chair of the Committee, and the Committee would then meet to consider whether to accept or reject the letter of resignation.

Risk Oversight

The Board has oversight responsibilities regarding risks that could affect the Company. This oversight is conducted primarily through the Audit Committee. The Audit Committee has established procedures for reviewing the Company’s risks. These procedures include regular risk monitoring by management to update current risks and identify potential new and emerging risks, quarterly risk reviews by management with the Audit Committee, and an annual risk report to the full Board. The Audit Committee Chair reports on the committee’s meetings, considerations, and actions to the full Board at the next Board meeting following each committee meeting. In addition, the Compensation Committee considers risk in relation to the Company’s compensation policies and practices. The Compensation Committee’s independent compensation consultant provides an annual report to the committee on risk relative to the Company’s compensation programs.

The Company believes that this process for risk oversight is appropriate in light of the nature of the Company’s business, its size, and the active participation of senior management, including the Chief Executive Officer, in managing risk and holding regular discussions on risk with the Audit Committee, the Compensation Committee, and the Board.

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   CORPORATE GOVERNANCE

Stock Ownership Guidelines

The Board has adopted Stock Ownership Guidelines. The Guidelines were initially adopted in 2006 and were most recently amended as of the start of the 2012 fiscal year. These guidelines cover the Board, the Chief Executive Officer, and Other Principal Officers. The Guidelines are as follows:

Covered Position	Current Ownership Guidelines
Nonemployee Directors	4 x Annual Retainer Fee
Chief Executive Officer	6 x Annual Base Salary
Executive Vice Presidents	3 x Annual Base Salary
Senior Vice Presidents and Chief Executive Officers of Operating Divisions	2 x Annual Base Salary
Managing Directors of Operating Divisions and Corporate Vice Presidents	0.5 x Annual Base Salary

Shares of unvested restricted stock, unvested RSUs, and deferred stock units are counted towards beneficial ownership. Performance-based RSUs are counted once earned. Stock options and shares held through the Foot Locker 401(k) Plan are disregarded in calculating beneficial ownership for purposes of the Stock Ownership Guidelines.

Nonemployee directors and executives who are covered by the guidelines are required to be in compliance within five years after the effective date of becoming subject to these guidelines. In the event of any increase in the required ownership level, whether as a result of an increase in the annual retainer fee or base salary or an increase in the required ownership multiple, the target date for compliance with the increased ownership guideline is five years after the effective date of such increase.

All nonemployee directors and executives who were required to be in compliance as of the end of the 2014 fiscal year are in compliance. Mr. Hicks continued to exceed the ownership guidelines at the Chief Executive Officer level. The Company measures compliance with the guidelines at the end of each fiscal year based on the market value of the Company’s stock, with the compliance determination at that point in time applying for the next fiscal year, regardless of fluctuations in the Company’s stock price.

If a director or covered executive fails to be in compliance by the required compliance date, he or she must hold the net shares obtained through future stock option exercises and the vesting of restricted stock and RSUs, after payment of applicable taxes, until coming into compliance with the guidelines. In order to take into consideration fluctuations in the Company’s stock price, any person who has been in compliance with the guidelines as of the end of at least one of the two preceding fiscal years and who has not subsequently sold shares will not be subject to this holding requirement. For nonemployee directors, the Nominating Committee will consider a director’s failure to comply with the Stock Ownership Guidelines when considering that director for re-election.

Political Contributions

Our Code of Business Conduct prohibits making contributions on behalf of the Company to political parties, political action committees, political candidates, or holders of public office. The Company is a member of several trade associations which, as part of their overall activities, may engage in advocacy activities with regard to issues important to the retail industry or the business community generally.

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   CORPORATE GOVERNANCE

Communications with the Board of Directors

The Board has established a procedure for shareholders and other interested parties to send communications to the non-management members of the Board. Shareholders and other interested parties who wish to communicate directly with the non-management directors of the Company should send a letter to:

Board of Directors

c/o Secretary, Foot Locker, Inc.

112 West 34th Street

New York, NY 10120

The Secretary will promptly send a copy of the communication to the lead director, who may direct the Secretary to send a copy of the communication to the other non-management directors and may determine whether a meeting of the non-management directors should be called to review the communication.

A copy of the Procedures for Communications with the Board is available on the corporate governance section of the Company’s corporate website at http://www.footlocker-inc.com/investors.cfm?page=corporate-governance. You may obtain a printed copy of the procedures by writing to the Secretary at the Company’s headquarters.

Retention of Outside Advisors

The Board and all of its committees have authority to retain outside advisors and consultants that they consider necessary or appropriate in carrying out their respective responsibilities. The independent accountants are retained by, and report directly to, the Audit Committee. In addition, the Committee is responsible for the selection, assessment, and termination of the internal auditors to which the Company has outsourced a portion of its internal audit function, which is ultimately accountable to the Audit Committee. Similarly, the consultant retained by the Compensation Committee to assist in the evaluation of senior executive compensation reports directly to that committee.

Code of Business Conduct

The Company has adopted a Code of Business Conduct for directors, officers, and employees, including its Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer. A copy of the Code of Business Conduct is available on the corporate governance section of the Company’s corporate website at http://www.footlocker-inc.com/investors.cfm?page=corporate-governance. You may obtain a printed copy of the Code of Business Conduct by writing to the Secretary at the Company’s headquarters.

Any waivers of the Code of Business Conduct for directors and executive officers must be approved by the Audit Committee. The Company promptly discloses amendments to the Code of Business Conduct and any waivers of the Code of Business Conduct for directors and executive officers on the corporate governance section of the Company’s corporate website at http://www.footlocker-inc.com/investors.cfm?page=corporate-governance.

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BOARD OF DIRECTORS

Organization and Powers

The Board has responsibility for establishing broad corporate policies, reviewing significant developments affecting the Company, and monitoring the general performance of the Company. Our By-laws provide for a Board consisting of between 7 and 13 directors. The exact number of directors is determined from time to time by the entire Board. Our Board currently has 11 members. Mr. Hicks will retire as Executive Chairman at the conclusion of the 2015 Annual Meeting. The Board has fixed the number of directors at 10, effective at the conclusion of the 2015 Annual Meeting.

The Board held eight meetings during 2014. All of our directors attended at least 75% of the meetings of the Board and committees on which they served in 2014.

Director Qualifications

The Board, acting through the Nominating Committee, considers its members, including those directors being nominated for reelection to the Board at the 2015 Annual Meeting, to be qualified for service on the Board due to a variety of factors reflected in each director’s education, areas of expertise, and experience serving on the boards of directors of other organizations. Generally, the Board seeks individuals of broad-based experience who have the background, judgment, independence, and integrity to represent the shareholders in overseeing the Company’s management in their operation of the business rather than specific, niche areas of expertise. Within this framework, specific items relevant to the Board’s determination for each director are listed in each director’s biographical information beginning on Page 77.

Directors’ Independence

A director is considered independent under NYSE rules if he or she has no material relationship to the Company that would impair his or her independence. In addition to the independence criteria established by the NYSE, the Board has adopted categorical standards to assist it in making its independence determinations regarding individual directors. These categorical standards are contained in the Corporate Governance Guidelines, which are posted on the Company’s corporate website at http://www.footlocker-inc.com/investors.cfm?page=corporate-governance.

The Board has determined that the categories of relationships listed in the following table are immaterial for purposes of determining whether a director is independent under the NYSE listing standards.

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   BOARD OF DIRECTORS

Categorical Relationship	Description
Investment Relationships with the Company	A director and any family member may own equities or other securities of the Company.
Relationships with Other Business Entities	A director and any family member may be a director, employee (other than an executive officer), or beneficial owner of less than 10% of the shares of a business entity with which the Company does business, provided that the aggregate amount involved in a fiscal year does not exceed the greater of $1 million or 2% of either that entity’s or the Company’s annual consolidated gross revenue.
Relationships with Not-for-Profit Entities	A director and any family member may be a director or employee (other than an executive officer or the equivalent) of a not-for-profit organization to which the Company (including the Foot Locker Foundation) makes contributions, provided that the aggregate amount of the Company’s contributions in any fiscal year do not exceed the greater of $1 million or 2% of the not-for-profit entity’s total annual receipts.

The Board, upon the recommendation of the Nominating Committee, has determined that the following directors are independent under the NYSE rules because they have no material relationship to the Company that would impair their independence:

Maxine Clark	Matthew M. McKenna
Nicholas DiPaolo	Steven Oakland
Alan D. Feldman	Cheryl Nido Turpin
Jarobin Gilbert Jr.	Dona D. Young
Guillermo Marmol

In making its decisions on independence, the Board reviewed recommendations of the Nominating Committee and considered Nicholas DiPaolo’s spouse’s relationship as a trustee with the Greater Paramus Chamber of Commerce Education Foundation, a not-for-profit corporation. The Foot Locker Foundation made a contribution of $5,000 to this organization in 2014. As the amount of the contribution does not exceed the greater of $1 million or 2% of the not-for-profit entity’s total annual receipts, this relationship falls under the Company’s categorical standards of relationships that are immaterial for purposes of determining director independence because it constitutes a relationship with a not-for-profit entity.

The Board has determined that all members of the Audit Committee, the Compensation Committee, the Finance Committee, and the Nominating Committee are independent as defined under the NYSE listing standards and the director independence standards adopted by the Board.

Related Person Transactions

We individually inquire of each of our directors and executive officers about any transactions in which the Company and any of these related persons or their immediate family members are participants. We also make inquiries within the Company’s records for information on any of these kinds of transactions. Once we gather the information, we then review all relationships and transactions in which the Company and any of our directors, executive officers, or their immediate

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   BOARD OF DIRECTORS

family members are participants to determine, based on the facts and circumstances, whether the Company or the related persons have a direct or indirect material interest. The General Counsel’s office coordinates the related person review process. The Nominating Committee reviews any reported transactions involving directors and their immediate families in making its recommendation to the Board on the independence of the directors. The Company’s written policies and procedures for related person transactions are included within the Corporate Governance Guidelines and Foot Locker’s Code of Business Conduct. There were no related person transactions in 2014.

Committees of the Board of Directors

The Board has delegated certain duties to committees, which assist the Board in carrying out its responsibilities. There are five standing committees of the Board. Each independent director serves on at least two committees. The current committee memberships, the number of meetings held during 2014, and the functions of the committees are described below.

Compensation
	and	Finance and	Nominating
	Management	Strategic	and Corporate
Audit	Resources	Planning	Governance	Executive
Committee	Committee	Committee	Committee	Committee
G. Marmol, Chair	A. Feldman, Chair	M. McKenna, Chair	D. Young, Chair	K. Hicks, Chair
M. Clark	N. DiPaolo	M. Clark	J. Gilbert Jr.	N. DiPaolo
J. Gilbert Jr.	S. Oakland	N. DiPaolo	S. Oakland	A. Feldman
M. McKenna	C. Turpin	A. Feldman	C. Turpin	R. Johnson
	D. Young	G. Marmol		G. Marmol
M. McKenna
D. Young

Audit Committee

The Audit Committee held eight meetings in 2014. The Committee has a charter, which is available on the corporate governance section of our corporate website at http://www.footlocker-inc.com/investors.cfm?page=corporate-governance. The Audit Committee Report appears on Page 84.

This committee appoints the independent accountants and is responsible for approving the independent accountants’ compensation. This committee also assists the Board in fulfilling its oversight responsibilities in the following areas:

•	accounting policies and practices,

•	the integrity of the Company’s financial statements,

•	compliance with legal and regulatory requirements,

•	risk oversight,

•	the qualifications, independence, and performance of the independent accountants, and

•	the qualifications, performance, and compensation of the internal auditors.

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters.

The Audit Committee consists of four independent directors, as independence is defined under the NYSE rules. All of the Audit Committee members meet the expertise requirements under the NYSE rules. The Board has determined that Matthew M. McKenna, qualifies as an “audit committee financial expert,” as defined by the rules under the Exchange Act, through his relevant experience as a former senior financial executive of a large multinational corporation. Mr. McKenna is independent under the NYSE rules and the Exchange Act.

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   BOARD OF DIRECTORS

Compensation and Management Resources Committee

The Compensation Committee held five meetings in 2014. The committee has a charter, which is available on the corporate governance section of the Company’s corporate website at http://www.footlocker-inc.com/investors.cfm?page=corporate-governance.

The Compensation Committee determines the compensation of the Chief Executive Officer, reviews and approves all compensation for the Company’s executive management group, which consists of the executive officers and corporate officers, and determines significant elements of the compensation of the chief executive officers of our operating divisions. Decisions regarding equity compensation for other employees are also the Compensation Committee’s responsibility. Decisions regarding non-equity compensation of the Company’s other associates are made by the Company’s management. The committee also considers risk in relation to the Company’s compensation policies and practices. Please see the Compensation Discussion and Analysis on Pages 23 through 39 for a discussion of the Compensation Committee’s procedures for determining compensation.

The Compensation Committee also administers the Company’s various compensation plans, including the incentive plans, the equity-based compensation plans, and the employees’ stock purchase plan. Other than the Company’s 2007 Stock Incentive Plan (the “Stock Incentive Plan”), committee members are ineligible to participate in these compensation plans. This committee also reviews and makes recommendations to the Board concerning executive development and succession, including for the position of Chief Executive Officer.

Finance and Strategic Planning Committee

The Finance Committee held four meetings in 2014. This committee reviews the overall strategic and financial plans of the Company, including capital expenditure plans, proposed debt or equity issues of the Company, and the Company’s capital structure. The committee also considers and makes recommendations to the Board concerning dividend payments and share repurchases, and reviews acquisition and divestiture proposals.

Nominating and Corporate Governance Committee

The Nominating Committee held four meetings in 2014. This committee has responsibility for overseeing corporate governance matters affecting the Company, including developing and recommending criteria and policies relating to service and tenure of directors. The Nominating Committee is responsible for collecting the names of potential nominees to the Board, reviewing the background and qualifications of potential candidates for Board membership, and making recommendations to the Board for the nomination and election of directors. The Nominating Committee reviews membership on the Board committees and, after consultation with the lead director and the Chief Executive Officer, makes recommendations to the Board annually regarding committee members and committee chair assignments. In addition, the Nominating Committee meets jointly with the Compensation Committee to review nonemployee directors’ compensation and make recommendations to the Board concerning the form and amount of nonemployee directors’ compensation.

While the Nominating Committee does not have a formal policy regarding board diversity, the Board reflects diversity in terms of gender, age, ethnicity, and viewpoints. In selecting new directors and considering the re-nomination of existing directors, the Nominating Committee considers a variety of factors that it believes contribute to an individual’s ability to be an effective director, as well as the overall effectiveness of the Board. These include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to devote sufficient time to Board responsibilities. The Nominating Committee also considers an individual’s understanding of business, finance, corporate governance, marketing, and other disciplines relevant to the oversight of a large publicly-traded company; understanding of our industry; educational and

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   BOARD OF DIRECTORS

professional background; international experience; personal accomplishment; community involvement; and cultural and ethnic diversity. The Nominating Committee may establish criteria for candidates for Board membership. These criteria may include area of expertise, diversity of experience, independence, commitment to representing the long-term interests of the Company’s stakeholders, and other relevant factors, taking into consideration the needs of the Board and the Company and the mix of expertise and experience among current directors. From time to time, the Nominating Committee may retain the services of a third-party search firm to identify potential director candidates.

After a potential nominee is identified, the Nominating Committee Chair will review the potential nominee’s biographical information and discuss with the other members of the Nominating Committee whether to request additional information about the individual or to schedule a meeting with the potential candidate. The committee’s determination on whether to proceed with a formal evaluation of a potential candidate is based on the person’s experience and qualifications, as well as the current composition of the Board and its anticipated future needs.

Shareholders who wish to recommend candidates may contact the Nominating Committee in the manner described on Page 13 under “Communications with the Board of Directors.” Shareholder nominations must be made according to the procedures required under our By-laws and within the timeframe described in the By-laws and on Pages 86 through 87 of this Proxy Statement. Shareholder-recommended candidates and shareholder nominees whose nominations comply with these procedures will be evaluated by the Nominating Committee in the same manner as the Nominating Committee’s nominees.

Executive Committee

The Executive Committee did not meet in 2014. Except for certain matters reserved to the Board, this committee has all of the powers of the Board in the management of the business of the Company during intervals between Board meetings.

Compensation and Management Resources Committee Interlocks and Insider Participation

Nicholas DiPaolo, Alan D. Feldman, Steven Oakland, Cheryl Nido Turpin, and Dona D. Young served on the Compensation Committee during 2014. None of the committee members was an officer or employee of the Company or any of its subsidiaries, and there were no interlocks with other companies within the meaning of the SEC’s proxy rules.

Directors’ Compensation and Benefits

Nonemployee directors are paid an annual retainer fee and meeting fees for attendance at each Board and committee meeting. The lead director and the committee chairs are paid an additional retainer fee for service in these capacities. We do not pay additional compensation to any director who is also an employee of the Company for service on the Board or any committee. The table below summarizes the fees paid to the nonemployee directors in 2014.

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   BOARD OF DIRECTORS

Summary of Directors’ Compensation

Annual Retainer:	$110,000 (increased to $130,000 beginning January 2015). The annual retainer is payable 50% in cash and 50% in shares of our Common Stock. Directors may elect to receive up to 100% of their annual retainer, including committee chair retainer, in stock. We calculate the number of shares paid to the directors for their annual retainer by dividing their retainer fee by the closing price of a share of our stock on the last business day preceding the July payment date.
Committee Chair Retainers:	The committee chair retainers are paid in the same form as the annual retainer.
$25,000: Audit Committee Chair
$25,000: Compensation and Management Resources Committee Chair
$15,000: Finance and Strategic Planning Committee Chair
$15,000: Nominating and Corporate Governance Committee Chair
	N/A:	Executive Committee
Lead Director Retainer:	$50,000 payable in the same form as the annual retainer
Meeting Fees:	$2,000 for attendance at each Board and committee meeting
Restricted Stock Units:	In 2014, the directors received a grant of 1,157 RSUs. The number of RSUs granted was calculated by dividing $55,000 by the closing price of a share of our stock on the date of grant. The RSUs will vest one year following the date of grant—in May 2015. Each RSU represents the right to receive one share of Common Stock on the vesting date.

Deferral Election

Nonemployee directors may elect to receive all or a portion of the cash component of their annual retainer fee, including committee chair retainers, in the form of deferred stock units or to have these amounts placed in an interest account. Directors may also elect to receive all or part of the stock component of their annual retainer fee in the form of deferred stock units. The interest account is a hypothetical investment account bearing interest at the rate of 120% of the applicable federal long-term rate, compounded annually, and set as of the first day of each plan year. A stock unit is an accounting equivalent of one share of Common Stock.

Miscellaneous

Directors and their immediate families are eligible to receive the same discount on purchases of merchandise from our stores, catalogs, and Internet sites that is available to employees. The Company reimburses nonemployee directors for their reasonable expenses in attending meetings of the Board and committees, including their transportation expenses to and from meetings, hotel accommodations, and meals.

Fiscal 2014 Director Compensation

The amounts paid to each nonemployee director for fiscal 2014, including amounts deferred under the Company’s stock plan, and the RSUs granted to each director are reported in the tables below.

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   BOARD OF DIRECTORS

Director Compensation

(a)	(b)	(c)		(d)	(e)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings	Total ($)
M. Clark	95,853	110,007		—	205,860
N. DiPaolo	114,848	135,012		—	249,860
A. Feldman	100,333	144,788	(3)	—	245,121
J. Gilbert Jr.	95,853	110,007		3,678	209,538
G. Marmol	108,376	122,485		—	230,861
M. McKenna	40,026	180,001		—	220,027
S. Oakland	76,575	100,827		—	177,402
C. Turpin	89,853	146,142	(3)	—	235,995
D. Young	85,247	176,668	(3)	—	261,915

Notes to Director Compensation Table

(1)	Column (c) reflects the following three bulleted items:

•	Retainer fees paid in stock or deferred by the director. The fiscal 2014 grant date fair value for the portion of the annual retainer fees, including committee chair retainer fees and the lead director retainer fee, paid in shares of Common Stock or deferred by the director, as shown in the following table:

Name	Number of Shares	Number of Deferred Stock Units	Grant Date Fair Value ($)
M. Clark	1,084	—	54,980
N. DiPaolo	1,577	—	79,985
A. Feldman	—	1,330.8360	67,500
J. Gilbert Jr.	1,084	—	54,980
G. Marmol	1,330	—	67,458
M. McKenna	2,464	—	124,974
S. Oakland	903	—	45,800
C. Turpin	1,084	—	54,980
D. Young	—	1,489.9199	75,569

Stock portion of retainer fee: In 2014, we made the annual stock payment to each director on July 1. Under the terms of the Stock Incentive Plan, the stock payment was valued at the closing price of a share of Common Stock on June 30, which was $50.72. The 2014 grant date fair value is equal to the number of shares received or deferred by the director multiplied by $50.72, calculated in accordance with stock-based compensation accounting rules (ASC Topic 718). Directors who deferred the stock portion of their annual retainer were credited with deferred stock units on the annual payment date valued at $50.72 per unit.

Cash portion of retainer fee: One director deferred part of the cash portion of her 2015 annual retainer fee and, therefore, was credited during the 2014 fiscal year with deferred stock units on January 2, 2015 ($56.04; pro rated for one month of 2014 fiscal year). The 2014 grant date fair value is equal to the number of deferred stock units received multiplied
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   BOARD OF DIRECTORS

by $56.04, which was the fair market value on the payment date, calculated in accordance with stock-based compensation accounting rules (ASC Topic 718).

•	Dividend equivalents. The fiscal 2014 grant date fair value for dividend equivalents credited in the form of additional stock units to three directors during the year on the quarterly dividend payment dates, valued at the fair market value of the Common Stock on the dividend payment dates, as shown in the following table:

Name	05/02/14 FMV: $47.10	08/01/14 FMV: $48.12	10/31/14 FMV: $56.01	01/30/15 FMV: $53.22
A. Feldman	112.7089	116.9195	100.9086	106.6158
C. Turpin	190.5047	187.3375	161.6836	170.8280
D. Young	237.3759	240.1900	207.2984	219.1618

The Total Number of Deferred Stock Units credited to directors’ accounts for fiscal 2014, including the dividend equivalents and the units credited representing 2014 retainer fees reported in the above two tables, and the total number of units held at the end of fiscal 2014, are reported in the following table:

Name	Total # of Units Credited for 2014	Total # of Units Held at 01/31/15
A. Feldman	1,767.9888	25,897.9381
C. Turpin	710.3538	41,495.6777
D. Young	2,393.9460	53,213.9676

•	Restricted Stock Units. The fiscal 2014 grant date fair value for the RSUs granted to the nonemployee directors in 2014 is shown in the table below. The number of RSUs granted was calculated by dividing $55,000 by $47.56, which was the closing price of a share of our stock on the date of grant. The RSUs will vest in May 2015. As provided under the SEC’s rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions, please refer to Note 21 to the Company’s financial statements in our 2014 Form 10-K. The following table shows the aggregate number of RSUs granted in 2014 and the number of RSUs outstanding at the end of the 2014 fiscal year:

		Grant Date	Number of RSUs
	Number of RSUs	Fair Value	Outstanding on
Name	Granted	($)	1/31/2015
M. Clark	1,157	55,027	1,157
N. DiPaolo	1,157	55,027	1,157
A. Feldman	1,157	55,027	1,157
J. Gilbert Jr.	1,157	55,027	1,157
G. Marmol	1,157	55,027	1,157
M. McKenna	1,157	55,027	1,157
S. Oakland	1,157	55,027	1,157
C. Turpin	1,157	55,027	1,157
D. Young	1,157	55,027	1,157

(2)	No stock options were granted to the nonemployee directors in 2014. The following table provides information on the number of stock options outstanding for each of the nonemployee directors at the end of the 2014 fiscal year, all of which are exercisable:
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   BOARD OF DIRECTORS

Number of Stock Options
Name	Outstanding on 1/31/2015
M. Clark	—
N. DiPaolo	4,439
A. Feldman	4,439
J. Gilbert Jr.	4,439
G. Marmol	—
M. McKenna	4,287
S. Oakland	—
C. Turpin	4,439
D. Young	4,439

(3)	Stock payment deferred in the form of stock units under the Stock Incentive Plan.

Directors’ Retirement Plan

The Directors’ Retirement Plan was frozen as of December 31, 1995. Consequently, only Jarobin Gilbert Jr. is entitled to receive a benefit under this plan when his service as a director ends because he had completed at least five years of service as a director on December 31, 1995. The retirement benefit under this plan is an annual retirement benefit of $24,000 that is payable quarterly for a period of 10 years after the director leaves the Board or until his death, if sooner.

Directors and Officers Indemnification and Insurance

We have purchased directors and officers liability and corporation reimbursement insurance from a group of insurers comprising ACE American Insurance Co., Zurich American Insurance Co., Arch Insurance Co., St. Paul Mercury Insurance Co., Freedom Specialty Insurance Co., Berkley Insurance Co., Navigators Insurance Co., Aspen American Insurance Co., XL Insurance Bermuda Ltd., Illinois National Insurance Co., and Endurance American Insurance Co. These policies insure the Company and all of the Company’s wholly-owned subsidiaries. They also insure all of the directors and officers of the Company and the covered subsidiaries. The policies were written for a term of 12 months, from October 12, 2014 until October 12, 2015. The total annual premium for these policies, including fees and taxes, is $996,183. Directors and officers of the Company, as well as all other employees with fiduciary responsibilities under the Employee Retirement Income Security Act of 1974, as amended, are insured under policies issued by a group of insurers comprising Arch Insurance Co., St. Paul Mercury Insurance Co., Federal Insurance Co., and ACE American Insurance Co., which have a total premium, including fees and taxes, of $384,320 for the 12-month period ending October 12, 2015.

The Company has entered into indemnification agreements with its directors and officers, as approved by shareholders at the 1987 Annual Meeting.

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EXECUTIVE COMPENSATION

Compensation and Risk

The Company has completed a risk-related review and assessment of our compensation program and considered whether our executive compensation is reasonably likely to result in a material adverse effect on the Company. As part of this review, the independent compensation consultant to the Compensation Committee reviewed risk in relation to the Company’s compensation policies and practices with the Company’s human resources executives directly involved in compensation matters. The consultant reviewed the compensation policies and practices in effect for corporate and division employees through the manager level, store managers, and store associates and reviewed the features we have built into the compensation programs to discourage excessive risk taking by employees, including a balance between different elements of compensation, differing time periods for different elements, consistent Company-wide programs, plan performance targets based on the corporate budgeting process, and stock ownership guidelines for senior management.

Compensation Discussion and Analysis

Executive Summary and Highlights

Our executive compensation program is designed to attract, motivate, and retain talented executives in order to achieve the Company’s short- and long-term performance goals and deliver value to its shareholders. To accomplish this, we have a compensation program for our executives that ties pay closely to performance. The more senior an executive’s position, the greater the portion of his or her compensation that is tied to performance. The Compensation Committee, which is comprised of five independent directors, oversees the executive compensation program.

In December 2014, Richard A. Johnson was promoted to President and Chief Executive Officer, succeeding Ken C. Hicks, who retired as President and Chief Executive Officer, as part of a planned succession process (the “CEO Succession”). Mr. Hicks remains Executive Chairman and an employee through the conclusion of the 2015 Annual Meeting. Prior to his promotion, Mr. Johnson served as Executive Vice President and Chief Operating Officer. As a consequence of this succession, we have six named executive officers included in this Compensation Discussion and Analysis and the related compensation tables.

Richard A. Johnson	President and Chief Executive Officer

Ken C. Hicks	Executive Chairman, Retired President and Chief Executive Officer

Lauren B. Peters	Executive Vice President and Chief Financial Officer

Robert W. McHugh	Executive Vice President—Operations Support

Paulette Alviti	Senior Vice President and Chief Human Resources Officer

Jeffrey L. Berk	Senior Vice President—Real Estate
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   EXECUTIVE COMPENSATION

2014 Performance and Compensation Highlights

Our 2014 fiscal year was the fourth consecutive year that the Company’s sales and profit results represented the highest levels ever achieved in our history as an athletic footwear and apparel business. Our strong 2014 results included:

➢	Net income, on a non-GAAP basis, of $522 million.

➢	Earnings-per-share of $3.58, a 25% increase over 2013 and the fifth consecutive year with a double-digit annual increase.

➢	An end-of-year market capitalization of $7.5 billion, a 34% increase over year-end 2013.

➢	Returning $432 million to our shareholders through dividend payments of $127 million and share repurchases of $305 million.

➢	Total shareholder return (stock price appreciation plus reinvested dividends) of 40.3% compared to 21.6% for the S&P 400 Retailing Index.

As a result of this strong performance, the Company reached three of the objectives set in our long-range strategic plan adopted in early 2012, and came close on the others, as shown in the chart below:

			2012-16
			Long-Term
Financial Metrics	2013	2014	Objectives
Sales	$6,505 million	$7,151 million	$7,500 million
Sales per Gross Square Foot	$460	$490	$500
Earnings Before Interest and Taxes (EBIT) Margin	10.4%	11.4%	11%
Net Income Margin	6.6%	7.3%	7%
Return on Invested Capital (ROIC)	14.1%	15.0%	14%

The chart above reflects non-GAAP results. There is a reconciliation to GAAP on Pages 16 through 17 of our 2014 Form 10-K.

As a result of our strong performance in 2014, above-target bonuses were earned under both the Annual Incentive Compensation Plan (“Annual Bonus Plan”) and the Long-Term Bonus Plan. Each of our named executive officers earned a bonus of 136% of their respective target awards under the Annual Bonus Plan and 129% of their respective target awards under the Long-Term Bonus Plan for 2013-14. Please see Pages 30 through 32 and the Summary Compensation Table on Page 40 for more details on these incentive programs and the named executive officers’ earned bonuses under the plans.

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   EXECUTIVE COMPENSATION

Our Key Compensation Governance Policies

What We Do:		What We Do Not Do:
➢	Independent Compensation Consultant	➢	No Tax Gross-Ups
➢	Clawback Policy	➢	No Hedging of Company Shares
➢	Stock Ownership Guidelines	➢	No Repricing of Stock Options
➢	Long-Term Bonus Performance Gate		Without Shareholder Approval

2014 Compensation Decisions

CEO Succession Compensation Decisions

In connection with the CEO Succession, the Compensation Committee made certain changes to the compensation of Mr. Johnson and Mr. Hicks. In determining Mr. Johnson’s compensation as Chief Executive Officer, the Compensation Committee conducted an analysis and evaluation of chief executive officer compensation in light of market practice. The Compensation Committee also considered the compensation of Mr. Hicks as Chief Executive Officer, the compensation structure of the Company’s other senior executives, Mr. Johnson’s annual and long-term bonus opportunities, his current equity position with the Company, and the Company’s compensation philosophy of targeting compensation between the median and 75th percentiles in the retail peer group. The Compensation Committee compared Mr. Johnson’s target compensation (composed of base salary, target annual bonus, target long-term incentive, and a guideline stock option value) to the target compensation of peer group chief executive officers. The target total compensation of peer group chief executive officers was $6.1 million at median and $9.2 million at the 75th percentile. Mr. Johnson’s target total compensation as Chief Executive Officer is $7 million, which is positioned between the median and the 75th percentiles, consistent with the Company’s pay philosophy. Based on these considerations and factors, the Compensation Committee made the changes to Mr. Johnson’s compensation that are set forth below. In granting the equity award, the Compensation Committee intended to provide additional retention and incentive to Mr. Johnson and recognize his promotion to Chief Executive Officer.

Mr. Johnson’s Compensation as Chief Executive Officer

•	Annual base salary increased to $1 million from $925,000

•	Annual Bonus Plan target increased to 125% from 75% of base salary

•	Long-Term Bonus Plan target increased to 175% from 100% of base salary

•	Various perquisites, detailed later in this Compensation Discussion and Analysis, that we considered appropriate for the Chief Executive Officer

•	Equity award—stock option and restricted stock—valued at approximately $2 million:

	Stock Option
Stock Option	Black-Scholes Value	Restricted Stock	Restricted Stock Value
(#)	($)	(#)	($)
55,000	$1,045,209	18,520	$1,043,602
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The value shown in the table for the stock option is based on the actual Black-Scholes value of $19.00 on the date of grant, and the value shown for the restricted stock award is based on the Company’s closing stock price on the grant date, which was $56.35. The stock option will vest over a three-year period, beginning one year after the date of grant and the restricted stock award will vest three years after the date of grant, subject, in each case, to continuous service through the vesting dates.

In determining Mr. Hicks’ compensation in his role as Executive Chairman, the Compensation Committee conducted a market analysis and evaluation of compensation for the role of executive chairman, and considered Mr. Hicks’ equity position with the Company, expectations about his continued active involvement during the transition period through the end of the first quarter in 2015, and the Company’s compensation philosophy. Based on these considerations, the Compensation Committee made the changes to Mr. Hicks’ compensation that are set forth below.

Mr. Hicks’ Compensation as Executive Chairman

•	Annual base salary decreased to $950,000 from $1.1 million

•	Annual Bonus Plan target continued at 125%

•	Long-Term Bonus Plan target continued at 175%

•	Continued eligibility to participate, on a pro rata basis, in the Annual Bonus Plan for 2015 and the Long-Term Bonus Plan for the 2014-15 performance period

•	No eligibility to participate in the Long-Term Bonus Plan for the 2015-16 performance period

Annual Compensation Decisions

As part of the Compensation Committee’s normal annual compensation review in 2014, the Compensation Committee made certain compensation decisions for our named executive officers, including setting and approving incentive compensation performance goals, which are described below.

•	Base Salaries

The named executive officers, other than Mr. Hicks and Mr. Berk, received base salary increases ranging from 2.75 to 3.25%, which were based on the executive’s performance and a position-oriented analysis of peer group salaries. Based on the salary range for his position, Mr. Berk did not receive a salary increase but instead received a lump sum payment of $15,000 in recognition of his performance.

•	Annual Bonus Plan

At the beginning of 2014, the Compensation Committee established a performance target under the Annual Bonus Plan based on the Company achieving pre-tax income of $739.5 million, a 10% increase over 2013 pre-tax income. Please see Page 30 and the Summary Compensation Table on Page 40 for more details on the Annual Bonus Plan and the named executive officers’ earned payouts.

•	Long-Term Bonus Plan

At the beginning of 2013, the Compensation Committee established performance targets for the 2013-14 performance period under the Long-Term Bonus Plan. The targets that the Compensation Committee established were based on the Company achieving average annual net income of $444.6 million (which accounts for 70% of the payout) and ROIC of 14.7% (which accounts for 30% of the payout). Please see Pages 31 through 32 and the Summary Compensation Table on Page 40 for more details on the Long-Term Bonus Plan and the named executive officers’ earned payouts. The amounts earned for this two-year performance period will not be paid to participants until 2016, following the completion of the one-year holding period.

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   EXECUTIVE COMPENSATION

In 2014, the Compensation Committee established long-term bonus performance targets for the 2014-15 performance period based upon net income (70%) and ROIC (30%). Since this performance period is still on-going, the Committee will determine whether payouts have been earned following the end of the Company’s 2015 fiscal year. If bonuses are earned, payment will be made to participating executives in 2017, following the completion of the one-year holding period.

•	Stock Options and Restricted Stock Awards

The Compensation Committee granted stock options to each of the named executive officers in 2014. In addition, the Compensation Committee granted special restricted stock awards to certain of the named executive officers for retention purposes. In granting the special restricted stock awards and determining the number of shares to grant, the Compensation Committee considered each executive’s position and the competitive market for equivalent talent. These awards are shown in the chart below. All of the stock options have a three-year vesting schedule, with one-third of each option grant vesting on the first, second, and third anniversary of the grant date, subject to continuous service through each vesting date. The restricted stock awards will vest on March 26, 2017, provided the executives continue to be in service with the Company on the vesting date.

The values shown for the stock option grants are based on an assumed Black-Scholes value of $13.57, and the values shown for the restricted stock awards are based on a $45.08 closing price of a share of the Company’s stock on the grant date.

		Stock Option Assumed		Restricted
	Stock Option	Black-Scholes Value	Restricted Stock	Stock Value
Named Executive Officer	(#)	($)	(#)	($)
R. Johnson	37,000	$502,090	60,000	$2,704,800
K. Hicks	221,000	2,998,970	—	—
L. Peters	34,000	461,380	20,000	901,600
R. McHugh	34,000	461,380	20,000	901,600
P. Alviti	17,000	230,690	10,000	450,800
J. Berk	17,000	230,690	—	—

2014 Say-on-Pay Shareholder Vote

At our 2014 Annual Meeting, 98% of shareholders voting on the advisory vote on executive compensation supported the executive compensation program. The Compensation Committee considered the results of the 2014 Say-on-Pay vote and our shareholders’ strong support of our executive compensation program in reviewing the executive compensation program for 2015. In light of this, the Compensation Committee decided to retain the general overall program design, which ties executive pay closely with Company performance. In the future, the Compensation Committee will continue to consider the executive compensation program in light of changing circumstances and shareholder feedback. Our Say-on-Pay vote is currently held on an annual basis, consistent with the views expressed by a majority of our shareholders.

In the balance of this Compensation Discussion and Analysis, we provide greater detail about our compensation program for our named executive officers.

*  *  *

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Our Compensation Program Design

The objectives of our compensation program are to attract, motivate, and retain talented executives in order to achieve the Company’s short- and long-term performance and deliver value to its shareholders. We have designed our compensation program to align the financial interests of our executives, including the named executive officers, with those of our shareholders. It is designed to reward the overall effort and contribution of our executives as measured by the Company’s performance in relation to targets established by the Compensation Committee, more than individual performance. Key concepts underlying our program are:

➢	Balance. Executive compensation should be balanced between annual and long-term compensation and between cash and equity-based compensation.

➢	Align Interests of Executives and Shareholders. The compensation program should align the interests of executives with those of the Company’s shareholders by rewarding both increases in the Company’s share price and the achievement of performance goals that contribute to the Company’s long-term health and growth.

➢	Strong Relationship to Company Performance. A substantial portion of the compensation of our executives, whether paid out currently or on a long-term basis, should depend on the Company’s performance.

➢	The Compensation of Our Senior Executives Has Greater Risk. More-senior executives should have a greater portion of their compensation at risk, whether through performance-based incentive programs or through stock price appreciation.

We have established benchmarks for compensation for each named executive officer. These benchmarks are reviewed annually and are based upon compensation for comparable positions in a peer group consisting of national retail companies with revenues of approximately one-third to two and one-half times the Company’s revenue. In 2014, the Compensation Committee modified the peer group revenue criteria from $1 billion to $10 billion in revenue to the current criteria of approximately one-third to two and one-half times the Company’s revenue to better align the peer group revenue with the Company’s revenue. Using the modified revenue criteria adopted in 2014, we added three companies to the peer group: The Gap, Inc., Autozone, Inc., and Petsmart, Inc., and removed Dillard’s, Inc., Aeropostale, Inc., and Quiksilver, Inc. Saks Inc. was removed for 2014 because it was no longer publicly traded. In 2013, we also removed three companies from the peer group because they were no longer publicly traded: Collective Brands Inc., Charming Shoppes, Inc., and The Talbots, Inc.

The Compensation Committee has determined that the 18 companies comprising the peer group reflected the appropriate peer group for executive compensation purposes based upon the nature of their business, their revenues, and the pool from which they recruit their executives. The 18 companies included in the peer group were:

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Abercrombie & Fitch Co.	The Finish Line Inc.
American Eagle Outfitters, Inc.	GameStop Corp.
ANN INC.	The Gap Inc.
Ascena Retail Group, Inc.	Genesco Inc.
Autozone, Inc.	L Brands, Inc.
Bed, Bath & Beyond Inc.	Petsmart, Inc.
Brown Shoe Company, Inc.	RadioShack Corp.
Dick’s Sporting Goods, Inc.	Ross Stores, Inc.
DSW Inc.	Williams-Sonoma, Inc.

The goal of the Compensation Committee is to provide competitive total compensation opportunities for the named executive officers that vary with Company performance. The Compensation Committee uses the peer group benchmark information as a reference point in evaluating executive compensation, but does not attempt to match the compensation of each executive position in the Company precisely with that of an equivalent position in the peer group. In general, the Compensation Committee attempts to position an executive’s total compensation between the median and 75th percentile of comparable positions at peer companies, consistent with the Company’s revenue in relation to the peer companies. The Compensation Committee also takes into consideration factors such as performance, responsibility, experience, and length of time an executive has served in a position.

Components of Our Executive Compensation Program

The goal of the Compensation Committee is to balance annual, mid-term, and long-term compensation opportunities, as well as balance the mix of cash and equity in our executive compensation program. The components of our executive compensation program meet our overall objectives. These components are:

➢	Base Salary

➢	Performance-Based Annual Cash Bonus

➢	Long-Term Incentive Program

➢	Retirement and Other Benefits

➢	Perquisites

Base Salary

Base salaries aid in attracting and retaining talented executives. We pay base salaries to provide our named executive officers with market-competitive fixed compensation that is appropriate to their position, experience, and responsibilities. The Compensation Committee annually reviews the named executive officers’ salaries, and annual salary increases are not automatic. Salary adjustments are made after consideration of pay for similar positions among our peer group, internal pay equity, and scope of responsibility for each position. Base salaries of named executive officers rarely change materially from year-to-year unless there has been a promotion, other change in responsibility, or other special factors apply.

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   EXECUTIVE COMPENSATION

Performance-Based Annual Cash Bonus

The performance-based Annual Bonus Plan is designed to reward executives for enhancing the Company’s performance through the achievement of performance targets. We pay performance-based annual cash bonuses to our named executive officers under the Annual Bonus Plan in order to incentivize them to work toward the Company’s achievement of annual performance goals established by the Compensation Committee. Payments are calculated as a percentage of actual base salary earned by the executive during the year.

Our Annual Bonus Plan is formula-driven, with targets established by the Compensation Committee based upon the business plan and budget reviewed and approved each year by our Finance Committee and Board. Our Annual Bonus Plan allows the Compensation Committee, in establishing performance targets under the plan, to choose one or more performance measures from a list of ten factors that have been approved by our shareholders. The Compensation Committee established a performance target under the Annual Bonus Plan for the named executive officers for 2014 based upon the Company’s achievement of a prescribed level of pre-tax income. All bonus targets and calculations are based on the results of continuing operations. The Annual Bonus Plan for the named executive officers makes bonus payments based upon the Company’s results, without individual performance adjustments. If the Company does not achieve threshold performance, then no annual bonus is paid. Executives who do not receive a “meets expectations” rating or higher in their annual performance review are ineligible to receive an annual bonus payment.

The Company achieved adjusted pre-tax income of $810.7 million in 2014, a 21% increase over 2013, which resulted in above-target annual cash bonuses being earned by the named executive officers. The Annual Bonus Plan targets, the actual amount of adjusted pre-tax profit achieved for 2014, and the corresponding awards were as follows:

	Threshold	Target	Maximum	Actual
Pre-tax profit	$665.6 million	$739.5 million	$887.4 million	$810.7 million
Payout as Percentage of Target Award	25%	100%	175%	136%

Bonus payouts are calculated on the basis of straight-line interpolation between the threshold, target, and maximum points.

Target payments under the Annual Bonus Plan for the named executive officers and actual payments for 2014 based upon the Company’s performance are shown in the chart below. The information shown for Mr. Johnson reflects both his initial target annual bonus opportunity (75%) and his increased target annual bonus opportunity (125%) as President and Chief Executive Officer, pro rated for the period during which he served in each position.

	Target as a Percentage of Base Salary	Actual 2014 Payout Percentage	Actual 2014 Payout
R. Johnson	125%	170%	$283,542
	75%	102%	780,448
K. Hicks	125%	170%	1,828,844
L. Peters	65%	88%	496,510
R. McHugh	65%	88%	591,389
P. Alviti	50%	68%	313,881
J. Berk	50%	68%	332,441
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Long-Term Incentive Program

Our Long-Term Incentive Program consists of the performance-based long-term bonus delivered in cash and equity and long-term equity-based awards—stock options, restricted stock, and restricted stock units. We pay long-term incentives and make these awards to our named executive officers in order to incentivize them to work toward the Company’s achievement of performance goals established by the Compensation Committee for each performance period. Our Long-Term Bonus Plan is formula-driven, with targets established by the Compensation Committee based upon financial targets included in the business plan reviewed and approved each year by our Finance Committee and Board. The Long-Term Bonus Plan makes bonus payments based upon the Company’s results, without individual performance adjustments.

•	Long-Term Bonus Plan

The Long-Term Bonus Plan is designed to reward executives for enhancing the Company’s performance through the achievement of performance targets. Our Long-Term Bonus Plan is based on the following principles:

➢	Balance between Cash and RSUs. Awards are denominated 50% in cash, payable under the Long-Term Incentive Compensation Plan, and 50% in RSUs, payable under the Stock Incentive Plan. The same performance target is established for both the cash and RSU portions of the award.

➢	Two-Year Performance Period and Additional One-Year Holding Period. The performance period is two years; however, while award payouts are calculated following the end of the two-year performance period, payments require continued employment and are subject to forfeiture, as well as stock price fluctuations, for another year—that is, payments are not made until the end of a three-year period.

➢	Net Income and ROIC Targets. The performance targets are based on net income (70%) and ROIC (30%) that are contained in the business and financial plan and budget adopted by the Finance Committee and Board for the relevant period.

➢	Target Awards are Percentage of Base Salary. The target awards are expressed as a percentage of initial base salary—that is, the base salary paid to the executive following the salary adjustments that take place on May 1 of the first year of the performance period, adjusted for promotion-related salary increases. Mr. Johnson’s 175% bonus target as Chief Executive Officer is specified in his employment agreement, as is Mr. Hicks’ target of 175%. Prior to his promotion, Mr. Johnson’s target payout was 100% of his initial base salary. The other named executive officers’ target award is established by level of position and is 75% of initial base salary.

The Compensation Committee established the net income and ROIC targets in 2013 for the 2013-14 performance period. The Company achieved average annual net income of $470.7 million and ROIC of 15.3% for this performance period, which resulted in above-target long-term bonuses being earned by the named executive officers. The long-term bonuses are denominated one-half in cash and one-half in RSUs and will be paid out in 2016, following a one-year holding period. The targets, along with the adjusted actual performance for the period, and the calculation of ROIC are shown in the charts below:

	Threshold	Target	Maximum	Actual
Average Annual Net Income (weighted 70%)	$382.7 million	$444.6 million	$533.5 million	$470.7 million
Two-year Average ROIC (weighted 30%)	13.0%	14.7%	17.0%	15.3%
Payout as Percentage of Target Award	25%	100%	200%	129%
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ROIC Calculation for Long-Term Bonuses. Return on Invested Capital, or ROIC, is a non-GAAP financial measure. For purposes of calculating this long-term incentive, we define ROIC as follows:

ROIC =	Operating Profit after Taxes
Average Invested Capital

Operating Profit after Taxes (Numerator) =	Average Invested Capital (Denominator) =
Pre-tax income	Average total assets
+/- interest expense/income	- average cash, cash equivalents, and short-term investments
+ implied interest portion of operating lease payments	- average year-end inventory
+/- Unusual/non-recurring items	- non-interest-bearing current liabilities
+ Long-term bonus expense	+ 13-month average inventory
= Earnings before long-term bonus expense, interest and taxes	+ average estimated asset base of capitalized operating leases
- Estimated income tax expense
= Operating Profit after Taxes	= Average Invested Capital

Certain items used in the calculation of ROIC for bonus purposes, such as the implied interest portion of operating lease payments, certain unusual or non-recurring items, average estimated asset base of capitalized operating leases, and 13-month average inventory, while calculated from our financial records, cannot be calculated from our audited financial statements. Prior to the Compensation Committee’s determining whether bonus targets have been achieved, the Company’s independent registered public accounting firm, at the request, and for the restricted use, of the Compensation Committee, reviews the bonus calculations. There is a calculation of basic ROIC, which is not precisely the same as the calculation used for incentive compensation purposes because of the exclusion of certain extraordinary items (please see discussion below of disregarded items), and a reconciliation to GAAP, on Pages 16 through 17 of our 2014 Form 10-K.

The long-term bonus awards are denominated one-half in cash and one-half in RSUs. There is a one-year holding period, so that the payouts earned for the 2013-14 performance period will not be made to executives until 2016. The RSUs allocated to each executive were valued at the closing price on the date of grant. The target payment level, actual percentage payout, and cash and RSUs earned, based on the Company’s actual performance measured against the performance goals are shown in the chart below. The information shown for Mr. Johnson reflects both his initial target long-term bonus opportunity (100%) and his increased target long-term bonus opportunity (175%) as Chief Executive Officer, pro rated based on the period of time he served in each position. The earned payout to Ms. Alviti for 2013-14 was calculated on a pro rata basis since she joined the Company in June 2013.

	Target as a Percentage of Initial Base Salary	Actual as a Percentage of Initial Base Salary	Cash Earned	RSUs Earned
R. Johnson	100%	128.8%	$95,981	15,486
	175%	225.4%	530,238	1,704
K. Hicks	175%	225.4%	1,239,700	36,207
L. Peters	75%	96.6%	265,650	7,759
R. McHugh	75%	96.6%	316,365	9,240
P. Alviti	75%	96.6%	181,523	5,297
J. Berk	75%	96.6%	235,957	6,892
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Items Disregarded for Bonus Calculations

Under normal circumstances, the Compensation Committee has no discretion to increase annual bonus or long-term bonus payments, which are formula-driven based upon Company performance, and our program for the named executive officers does not provide for discretionary adjustments based upon individual performance. The Compensation Committee has not adjusted, either upward or downward, any of the annual bonus or long-term bonus payments to the named executive officers shown in the Summary Compensation Table from payouts calculated based upon the applicable formula. When determining bonus and incentive payments, consistent with Section 162(m) of the Internal Revenue Code, the Compensation Committee is required to disregard certain events that it determines to be unusual or non-recurring. When establishing the targets, the Compensation Committee normally specifies certain items that it considers to be unusual or non-recurring, and these events, if they occur, are automatically excluded when calculating payments. All of the references in this Compensation Discussion and Analysis to target and actual performance levels refer to amounts after taking these adjustments into consideration.

Long-Term Equity-Based Awards

Equity awards are designed to reward executives for increasing our return to our shareholders through increases in our stock price. Equity awards may, in addition, serve to help retain key executives.

•	Stock Options

We grant stock options to our named executive officers to align their interests more closely with those of our shareholders. Equity grants are the responsibility of the Compensation Committee, which is composed entirely of independent directors. The Compensation Committee awards stock options with exercise prices equal to the fair market value of our stock on the date of grant. Therefore, executives who receive stock options will only realize value if there is appreciation in the share price. In determining total compensation, stock options are valued using the Black-Scholes model.

Stock option grants of the same size are normally made each year to executives holding comparable positions, with larger awards being made to those with greater responsibility. The Compensation Committee determines the number of options granted on a fixed value basis, using assumed Black-Scholes values. Under the Stock Incentive Plan, fair market value is defined as the closing price on the grant date. Options normally vest at the rate of one-third of the total grant per year over the first three years of the ten-year option term, subject to continuous service through each vesting date and accelerated vesting in certain limited circumstances. The Compensation Committee does not normally consider an executive’s gains from prior stock awards in making new awards.

In general, when determining the number of stock options to grant, the Compensation Committee considers an assumed Black-Scholes value based on the closing price of a share of the Company’s Common Stock in the 20 trading-day period ending 10 days prior to the date the Compensation Committee met to authorize these awards. The option exercise price, as well as the actual Black-Scholes value of the awards, is based upon the closing price of a share of the Company’s Common Stock on the grant date.

•	Restricted Stock and Restricted Stock Units

We normally make restricted stock or time-vested RSU awards only in special circumstances, such as related to promotions, special performance, or retention, rather than as part of an executive’s normal compensation. As noted above in our discussion of the Long-Term Bonus Plan, one-half of the long-term incentive award is denominated in RSUs. Restricted stock and RSUs are valued based upon the share price at the time of grant.

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Retirement and Other Benefits

•	Retirement Plan and Excess Cash Balance Plan

All United States-based associates of the Company who meet the eligibility requirements are participants in the Foot Locker Retirement Plan (the “Retirement Plan”). The Retirement Plan and the method of calculating benefits payable under it are described on Pages 71 through 72. All of the named executive officers are participants in the Retirement Plan. The Internal Revenue Code limits the amount of compensation that may be taken into consideration in determining an individual’s retirement benefits. Therefore, those participants in the Retirement Plan whose compensation exceeds the Internal Revenue Code limit are also participants in the Excess Cash Balance Plan, described on Page 72, which provides a benefit equal to the difference between the amount a participant receives from the Retirement Plan and the amount the participant would have received were it not for the Internal Revenue Code limits. The Retirement Plan and Excess Cash Balance Plan take into account only base salary and annual bonus in determining pension benefits. Therefore, long-term incentives, stock options, and stock awards have no effect on the calculation of benefits or payments under these plans.

•	401(k) Plan

The Company has a 401(k) Plan that is available to employees whose primary place of employment is in the United States. The 401(k) Plan limits participation to employees who have attained at least the age of twenty-one and have completed one year of service consisting of at least 1,000 hours. All of the named executive officers, other than Mr. Berk, participate in the 401(k) Plan. As of January 1, 2015, the 401(k) Plan allows eligible employees to contribute up to 40% of their compensation on a pre-tax basis, subject to a maximium of $18,000 of their compensation on a pre-tax basis. The Company’s matching contribution is an amount equal to 25% of the employee’s pre-tax contributions up to 25% of the first 4% of the employee’s compensation (subject to certain limitations). The Summary Compensation Table on Page 40 includes, in All Other Compensation, the amount of the Company match for each of the named executive officers. The Company’s matching contribution is made with Company Stock, valued on the last trading day of the plan year, and such matching contributions are vested incrementally over the first 5 years of participation. Participants in the 401(k) Plan may diversify their matching contributions at any time into any of the other investment options available under the 401(k) Plan.

•	Supplemental Executive Retirement Plan

The Company maintains a Supplemental Executive Retirement Plan (the “SERP”), described on Pages 72 through 73, for certain senior officers of the Company and other key employees, including the named executive officers. The SERP is an unfunded plan that sets an annual target incentive award for each participant consisting of a percentage of base salary and annual bonus based on the Company’s performance against target. Contributions range from 4% to 12% of salary and annual bonus, depending on the Company’s performance against an established target, with an 8% contribution being made for target performance. The Compensation Committee establishes the SERP target each year, and it is normally the same as the performance target under the Annual Bonus Plan. Participant accounts accrue simple interest at the rate of 6% annually. The SERP also provides for the continuation of medical and dental insurance benefits following retirement to vested participants who were participants in the SERP prior to the start of the 2014 fiscal year.

Based upon the Company’s performance in 2014, a credit of 9.9% of 2014 base salary and annual bonus was made to the SERP for each of the named executive officers. Credits to the SERP are based only on base salary and annual bonus. Therefore, long-term incentives, stock options, and stock awards have no effect on the calculation of benefits or payments under this plan. As of the end of 2014, the account balances of the named executive officers ranged from approximately $114,809 for Ms. Alviti to $2,000,228 for Mr. Hicks. Under the terms of the SERP, executives are vested in their account balances based upon a combination of age and service. As of the end of

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2014, all of the named executive officers were vested in the SERP other than Ms. Alviti, who had not yet met the plan’s age and service vesting requirements.

For 2014, there was an increase in the accrual for the actuarial present value of the future cost of providing the SERP medical benefit to the named executive officers, reflecting an increase in applicable insurance premium rates, a decrease in the applicable discount rate, and the Company’s adoption of a new mortality table.

Perquisites

We provide the named executive officers with certain perquisites, which the Compensation Committee believes to be reasonable and consistent with its overall objective of attracting and retaining talented retail industry executives. The Company provides the named executive officers with an automobile allowance, financial planning, medical expense reimbursement, annual physical, supplemental long-term disability insurance, and life insurance. In addition, the Company reimburses Mr. Johnson and Mr. Hicks for their reasonable expenses of using car service for transportation in the New York metropolitan area. We do not provide a gross-up to executives for the income tax liability they incur due to their receipt of these perquisites.

Executive Employment Agreements

As more fully described on Pages 51 through 55, we have employment agreements with each of our named executive officers. Other than the agreements with Mr. Johnson, as President and Chief Executive Officer, and with Mr. Hicks, as Executive Chairman, the agreements with the named executive officers are in the same form.

Our employment agreements with the named executive officers provide for severance payments to the executive if we terminate the executive’s employment without cause or if we give the executive good reason to terminate employment. These payments to the named executive officers, calculated as if termination of employment occurred at the end of our last fiscal year, are set out in the tables on Pages 57 through 71.

The named executive officers receive an enhanced severance payment if the executive’s employment is terminated without cause or if the executive terminates employment for good reason within two years following a change-in-control. For an executive to receive the enhanced severance payment, two events must occur: first, employment must be terminated for one of the specified reasons, and second, this termination must occur within two years following a change-in-control. We believe that these provisions, which we have had in place for a number of years, provide appropriate protection to our executives, comparable to that available at other publicly traded companies, and, with regard to the enhanced severance following a change-in-control, protect us from losing key executives during a period when a change-in-control may be threatened or pending. None of the named executive officers is entitled to a gross-up payment upon a change-in-control.

All of the named executive officers have agreed in their employment contracts not to compete with the Company for two years following the termination of employment and not to hire Company employees during that same period. This restriction does not apply following a change-in-control.

Compensation Plans and Risk

We believe that our compensation program encourages our named executive officers to take energetic action to improve the Company’s performance without encouraging them to take undue risk. The performance-based annual cash bonus and long-term bonus elements of the program

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   EXECUTIVE COMPENSATION

are paid based upon performance as compared to the Company’s annual and two-year business plans, which are prepared each year by the Company’s management and reviewed and approved by the Finance Committee and the Board. No bonuses are paid unless the applicable performance goals are achieved. We believe that, on balance, the plans are reasonably achievable under normal business conditions. This encourages our executives to manage the business well without pressuring them to take undue risks in order to obtain a bonus payment.

Our equity-based compensation for the named executive officers is designed with a similar goal in mind. We believe that our equity grants are reasonable in relation to overall compensation. Stock options normally vest ratably over a three-year period and have a 10-year term, reducing the risk that an executive will take short-term action to inflate the price of the Company’s stock for a brief period.

Long-term bonus payouts are calculated at the conclusion of the two-year performance period, but are not actually paid to the participant until an additional year has passed. In addition to serving as a retention vehicle, this also requires that the executive continue to have the value of the stock portion of his or her award at risk, dependent on fluctuations in stock price, for an additional year. It also allows a year to pass in which any issues concerning the Company’s operating or financial performance may come to light before payments are made.

In addition, there are certain other factors related to our compensation programs for the named executive officers that we believe help reduce the likelihood that our compensation programs will encourage our executives to take undue risk:

➢	Bonus Targets Based on Business Plan. As the bonus targets are based on the business plan, any significant deviation from the plan undertaken by management during the course of the year must be reviewed and approved by the Board.

➢	ROIC as Bonus Measurement. As a retail company, we believe that one of the potential risks we have is that management will attempt to achieve profit targets without taking into account the capital used, particularly working capital invested in inventory. We have, therefore, designed our Long-Term Bonus Plan for senior management, including the named executive officers, to take into account ROIC as well as net income in determining whether a bonus will be paid.

➢	No Bonus Payments to Executives with Poor Performance Ratings. We have designed our plans so that executives who receive a “Not Meeting Expectations” or an “Unsatisfactory” rating under the Company’s annual performance appraisal process are not eligible to receive an annual bonus payment. This helps prevent an individual executive from taking any action inconsistent with the business plan or otherwise exposing the Company to undue risk.

➢	Incentive Payments Proportional to Base Salary. We believe that our cash incentive payments are not outsized in relation to base salary. Mr. Johnson, as Chief Executive Officer, has the opportunity to earn at target 125% of his base salary in annual bonus and 175% of his base salary in long-term bonus. Prior to his promotion to Chief Executive Officer, Mr. Johnson’s target annual bonus opportunity was 75% and his target long-term bonus opportunity was 100%. Comparable percentages for Mr. Hicks are 125% and 175%; for the Executive Vice Presidents, 65% and 75%; and for the Senior Vice Presidents, 50% and 75%.

➢	Bonus Caps. Annual cash bonus and the cash portion of the long-term bonus awards to executives are capped and do not include excessive leverage.

➢	Balance Among Components. There is a balance between annual, mid-term, and long-term compensation plans for executives, as well as a balance between the use of cash and equity.

Please see Page 23 for a discussion of compensation and risk in our compensation plans more generally, and the procedures we followed to evaluate this.

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   EXECUTIVE COMPENSATION

Key Compensation Governance Policies

Independent Compensation Consultant

With regard to executive and director compensation matters, our Compensation Committee directly retains, and is advised by, an independent compensation consultant who performs no other work for the Company.

Clawback Policy

In February 2015, we adopted a clawback policy that provides for the recovery of incentive compensation—paid in cash or equity—if the Compensation Committee determines that an executive engaged in fraud or gross misconduct which results in an accounting adjustment, whether or not the adjustment results in a restatement of our financial statements.

Stock Ownership Guidelines

We have robust stock ownership guidelines for our senior executives. These are set at six times annual salary for the Chief Executive Officer, three times annual salary for executive vice presidents, two times annual salary for senior vice presidents and divisional chief executive officers, and one-half times annual salary for vice presidents and divisional managing directors. If an executive has not met the ownership requirements following a five-year phase-in period, the executive is required to hold 100% of net shares acquired from the vesting of restricted stock or RSUs or the exercise of stock options until the stock ownership guidelines are achieved. At the end of 2014, Mr. Hicks continued to exceed the ownership guidelines at the Chief Executive Officer level, and all of the other named executive officers also met or exceeded their applicable ownership guidelines.

Long-Term Bonus Performance Gate

The Compensation Committee has established a “performance gate” under the Long-Term Bonus Plan, so that no long-term bonus payouts will be made under the plan unless the Company’s average annual after-tax income for the performance period exceeds the Company’s after-tax income in the year prior to the commencement of the performance period.

No Tax Gross-Ups

We do not provide a tax gross-up with regard to any compensation, benefit, or perquisite paid by the Company, other than our executive relocation program that is applicable to all executives. We also do not provide tax gross-ups for any amount paid to an executive upon termination of employment or in connection with a change-in-control.

Anti-Hedging Policy

We do not permit our executive officers to take short positions in our shares or to hedge their economic interest in their shares.

No Stock Option Repricing

Our Stock Incentive Plan does not permit the repricing of stock options without shareholder approval.

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   EXECUTIVE COMPENSATION

Procedures for Determining Compensation

Setting Compensation and Evaluating Performance

Each year, the Compensation Committee meets with management, the Company’s compensation consultant, and the Compensation Committee’s independent compensation consultant to review the overall executive compensation environment, including recent developments and trends in executive compensation, and the Company’s executive compensation program, including a historical view of the pay-for-performance correlation in the program and any changes to the program being recommended by management or either of the consultants.

After the financial results for the prior year have been finalized and audited, the Compensation Committee meets to review and approve bonus and incentive compensation payments for the prior year and to review and approve compensation arrangements—base salaries, stock awards, and incentive plan targets—for the upcoming year. The Compensation Committee meets privately with its independent compensation consultant for the purpose of establishing the compensation of the Chief Executive Officer, including establishing target awards under the Annual Bonus Plan and the Long-Term Bonus Plan, and making stock awards to him. Except in the case of promotions or other unusual circumstances, the Compensation Committee considers stock awards only at this meeting, which is normally held within a few weeks following the issuance of the Company’s full-year earnings release for the prior year.

The Compensation Committee may hold other meetings during the year to review specific issues related to executive compensation, new developments in executive compensation, or other management resources-related issues. It also has responsibility, along with the Nominating Committee, for annually reviewing compensation paid to non-employee directors.

Use of Compensation Consultants

The Compensation Committee has retained as its advisor a nationally recognized executive compensation consultant—Compensation Advisory Partners—that is independent and performs no other work for the Company. Compensation Advisory Partners reports directly to the Compensation Committee, meets with the Compensation Committee privately without management present, and regularly communicates privately with the Chair of the Compensation Committee. The Compensation Committee has assessed the independence of Compensation Advisory Partners based on standards promulgated by the SEC and concluded that no conflict of interest exists that would prevent it from serving as an independent consultant to the Compensation Committee. Each year, the Compensation Committee’s compensation consultant reviews a report on risk in relation to the Company’s compensation policies and practices, provides a pay-for-performance analysis of our executive compensation program, and reviews the Chief Executive Officer’s compensation. In addition, each year the Compensation Committee’s consultant reviews the compensation program for non-employee directors, and the Compensation Committee, together with the Nominating Committee, consider the consultant’s report on the program. Management utilizes the services of ClearBridge Compensation Group, a nationally recognized compensation consultant, to provide advice on the executive compensation program and plan design.

Management Involvement in Developing the Compensation Program

Management is involved in various aspects of developing the executive compensation program. Our Senior Vice President and Chief Human Resources Officer, Vice President—Global Total Rewards,

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   EXECUTIVE COMPENSATION

and staff in the Human Resources Department work with our Chief Executive Officer to develop compensation recommendations for all corporate officers other than the Chief Executive Officer. The Chief Executive Officer or the Senior Vice President and Chief Human Resources Officer reviews these proposals with the Chair of the Compensation Committee, and may make changes to the recommendations based upon his input, before the recommendations are forwarded to the Compensation Committee for review. Our Senior Vice President and General Counsel also attends meetings of the Compensation Committee and participates in some of these discussions and preparations.

Delegation of Authority

The Compensation Committee has delegated authority to its Chair to approve stock option awards of up to 25,000 shares to any single employee other than a corporate officer. The Chair generally uses this authority to approve stock option grants made during the course of the year in connection with promotions or new hires. Those options are priced at fair market value on the date the Chair signs the approval. The Chair did not use this authority in 2014. The Compensation Committee has not delegated authority to management to make stock option, restricted stock, RSU, or other equity-based awards.

Accounting and Tax Considerations

While we review both the accounting and tax effects of various components of compensation, these effects are not a significant factor in the Compensation Committee’s allocation of compensation among the different components. In general, it is our position that compensation paid to executive officers should be fully deductible for U.S. tax purposes, and we have structured our bonus, long-term incentive, and stock option programs so that payments made under them are deductible. In certain instances, however, we believe that it is in the Company’s best interests, and that of its shareholders, to have the flexibility to pay compensation that is not deductible under the limitations of Section 162(m) of the Internal Revenue Code in order to provide compensation consistent with our program and objectives. The portion of base salary paid to Mr. Hicks that exceeds $1 million, the value of time-based restricted stock awards made to Mr. Hicks and Mr. Johnson, the taxable portion of certain perquisites provided to Mr. Hicks and Mr. Johnson, and potentially a portion of the value of time-based restricted stock awards made to one or more of the other named executive officers, are not expected to be deductible.

Compensation and Management Resources Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation and Management
Resources Committee

Alan D. Feldman, Chair
Nicholas DiPaolo
Steven Oakland
Cheryl Nido Turpin
Dona D. Young
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   EXECUTIVE COMPENSATION

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Name and Principal Position (1)	Year	Salary ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Richard A. Johnson	2014	931,250	4,728,272	1,596,328	1,690,209	365,092	427,558	9,738,709
President and Chief	2013	887,500	450,016	512,869	1,510,966	229,672	36,866	3,627,889
Executive Officer	2012	837,500	850,022	496,664	1,659,510	338,832	68,145	4,250,673
Ken C. Hicks	2014	1,075,000	870,540	3,291,817	3,068,544	440,639	243,149	8,989,689
Executive Chairman,	2013	1,100,000	3,496,281	5,669,402	3,290,375	291,428	218,739	14,066,225
Retired President and	2012	1,100,000	1,925,017	3,040,800	4,233,625	504,007	247,120	11,050,569
Chief Executive Officer
Lauren B. Peters	2014	561,250	1,196,558	506,437	762,160	231,420	377,010	3,634,835
Executive Vice President	2013	537,500	206,262	458,308	721,929	130,619	10,133	2,064,751
and Chief Financial Officer	2012	493,750	375,029	445,984	758,455	199,843	45,397	2,318,458
Robert W. McHugh	2014	668,500	1,881,414	506,437	907,754	255,538	324,380	4,544,023
Executive Vice President—	2013	650,000	245,638	458,308	895,793	150,471	19,528	2,419,738
Operations Support	2012	631,250	476,261	445,984	994,934	231,482	58,598	2,838,509
Paulette Alviti	2014	461,250	693,556	253,218	495,404	121,769	223,333	2,248,530
Senior Vice President	2013	300,000	1,511,341	231,939	262,041	45,550	149,389	2,500,260
and Chief Human
Resources Officer
Jeffrey L. Berk	2014	488,524	255,018	253,218	568,398	216,813	259,860	2,041,831
Senior Vice President—	2013	488,524	183,218	229,154	608,945	147,539	7,039	1,664,439
Real Estate	2012	488,524	366,402	222,992	776,509	227,216	39,021	2,120,664

Notes to Summary Compensation Table

(1)	Richard A. Johnson has served as President and Chief Executive Officer since December 1, 2014. Mr. Johnson served as Executive Vice President and Chief Operating Officer from May 16, 2012 to November 30, 2014. He served as Executive Vice President and Group President—Retail Stores from July 1, 2011 to May 15, 2012; President and Chief Executive Officer of Foot Locker U.S., Lady Foot Locker, Kids Foot Locker, and Footaction from January 8, 2010 to June 30, 2011; President and Chief Executive Officer of Foot Locker Europe from August 2007 to January 2010; and President and Chief Executive Officer of Footlocker.com/Eastbay from April 2003 to August 2007.

Ken C. Hicks has served as Chairman since January 31, 2010 and previously served as President and Chief Executive Officer from August 17, 2009 to November 30, 2014.

Lauren B. Peters has served as Executive Vice President and Chief Financial Officer since July 1, 2011. Ms. Peters previously served as Senior Vice President—Strategic Planning.

Robert W. McHugh has served as Executive Vice President—Operations Support since July 1, 2011. Mr. McHugh previously served as Executive Vice President and Chief Financial Officer from May 1, 2009 to June 30, 2011.

Paulette Alviti has served as Senior Vice President and Chief Human Resources Officer since June 3, 2013.

Jeffrey L. Berk has served as Senior Vice President—Real Estate since February 9, 2000.

(2)	The amounts in these columns reflect the stock and option awards granted in the designated years. The amounts represent the aggregate grant date fair value of the awards granted in each respective year calculated in accordance with stock-based compensation accounting rules (ASC
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   EXECUTIVE COMPENSATION

Topic 718). A discussion of the assumptions used in computing the award values may be found in Note 21 to our financial statements in our 2014 Form 10-K. As provided under the SEC’s rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions and include for restricted stock awards expected dividend payments at the same rate as paid on our shares of Common Stock. Please see the Grants of Plan-Based Awards table on Page 44 for additional information on awards granted in 2014. The amounts shown in the table do not necessarily reflect the actual value that may be recognized by the named executive officers.

(3)	The amounts in column (d) include the grant date fair value of performance-based RSUs granted for the long-term performance measurement periods of 2014-15, 2013-14, and 2012-13, valued at grant date based upon the probable outcome of meeting the performance conditions. The amounts shown reflect the achievement of target performance for the 2014-15 performance period, above-target level performance for the 2013-14 performance period and maximum performance for the 2012-13 performance period, are consistent with the estimate of the aggregate compensation cost to be recognized over the service period determined at the grant date under FASB ASC Topic 718, and exclude the effect of estimated forfeitures. For 2013 and 2014, column (d) also includes restricted stock awards where applicable. Please see the Grants of Plan-Based Awards table on Page 44 for additional information on the awards granted in 2014.

(4)	For 2014, this column reflects the sum of the cash incentive payouts made in 2015 under the Annual Bonus Plan for 2014 and the cash portion of the earned payout under the Long-Term Bonus Plan for the 2013-14 performance measurement period that is payable in 2016 if the executive continues to be employed by us on the payment date, as shown in Table I below. For 2013, this column reflects the sum of the cash incentive payouts made in 2014 under the Annual Bonus Plan for 2013 and the cash portion of the earned Long-Term Bonus Plan payout for the 2012-13 performance measurement period that was paid in 2015, as shown in Table II below. For 2012, this column reflects the sum of the cash incentive payouts made in 2013 under the Annual Bonus Plan for 2012 and the cash portion of the earned Long-Term Bonus Plan payout for the 2011-12 performance measurement period that was paid in 2014, as shown in Table III below.

I—Cash Incentive Payouts for 2014

	Payout in 2015	Payout in 2016

Name	Annual Bonus Plan Cash Payment for 2014	Long-Term Bonus Plan 2013-14 Performance Period (Cash Payout Earned— Payable in 2016)	Total As Shown in Summary Compensation Table
R. Johnson	$1,063,990	$626,219	$1,690,209
K. Hicks	1,828,844	1,239,700	3,068,544
L. Peters	496,510	265,650	762,160
R. McHugh	591,389	316,365	907,754
P. Alviti	313,881	181,523	495,404
J. Berk	332,441	235,957	568,398
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   EXECUTIVE COMPENSATION

II—Cash Incentive Payouts for 2013

	Payout in 2014	Payout in 2015

		Long-Term Bonus Plan
		2012-13 Performance Period	Total
	Annual Bonus Plan	(Cash Payout Earned—	As Shown in Summary
Name	Cash Payment for 2013	Payable in 2015)	Compensation Table
R. Johnson	$660,966	$850,000	$1,510,966
K. Hicks	1,365,375	1,925,000	3,290,375
L. Peters	346,929	375,000	721,929
R. McHugh	419,543	476,250	895,793
P. Alviti	150,000	112,041	262,041
J. Berk	242,552	366,393	608,945

III—Cash Incentive Payouts for 2012

	Payout in 2013	Payout in 2014

		Long-Term Bonus Plan
		2011-12 Performance Period	Total
	Annual Bonus Plan	(Cash Payout Earned—	As Shown in Summary
Name	Cash Payment for 2012	Payable in 2014)	Compensation Table
R. Johnson	$1,054,622	$604,888	$1,659,510
K. Hicks	2,308,625	1,925,000	4,233,625
L. Peters	414,503	343,952	758,455
R. McHugh	529,934	465,000	994,934
P. Alviti	—	—	—
J. Berk	410,116	366,393	776,509

(5)	Amounts shown in column (h) represent the annual change in pension value during each of our last three fiscal years for each of the executives. Please see Pages 73 through 74 for more information on 2014 pension benefits.

(6)	This column includes perquisites and other compensation, and the amounts attributable to the executives for 2014 are shown in the tables below. We valued these perquisites at the incremental cost to the Company of providing the personal benefits to the executives, which represents the actual cost attributable to providing these personal benefits. Please note:

•	The amounts shown for financial planning and medical expense reimbursement reflect amounts reimbursed in 2014, which may also include reimbursement of amounts submitted in 2014 for expenses incurred in 2013.

•	The amounts shown in the table under the 401(k) Match column represent the dollar value of the Company’s matching contribution under the Foot Locker 401(k) Plan made to the named executive’s account in shares of Common Stock. The shares of stock for the 2014 matching contribution were valued at $56.18 per share.

•	The amounts shown under the column Accrual for Post-Retirement Medical reflect the amounts accrued in 2014 for the actuarial present value of the future cost of providing this benefit to these individuals. These benefit accruals reflect an increase in premiums, a decrease in the applicable discount rate and the adoption of the RPH 2014 Generational Mortality Table Projected using Scale MP 2014.

•	For Mr. Johnson, the amounts shown under the columns headed “Foreign Assignment” and “Expatriate Tax Payments” reflect expatriate compensation in connection with (1) his annual bonus for 2010; and (2) the exercise of options that vested in whole or in part during the term of his service as President and Chief Executive Officer of our Foot Locker Europe division
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   EXECUTIVE COMPENSATION

headquartered in Vianen, The Netherlands from August 2007 to January 2010. In 2014, the Company made final adjustments to the Dutch tax due with respect to a portion of this bonus and option income. Under “Foreign Assignment,” the amount shown includes tax preparation fees in 2014 arising from the international assignment. Under “Expatriate Tax Payments,” the amount shown includes the foreign tax payment adjustments in connection with Mr. Johnson’s previous international assignment. These payments are made under a policy that applies to employees on international assignment and are designed to facilitate these assignments by holding these employees responsible for the tax liabilities they would have incurred had they remained in their home countries.

•	For Mr. Berk, the amount shown under the column headed “Special Payment” reflects a one-time lump sum payment in lieu of an annual salary increase.

Accrual
		Univ.	Medical		Supp. LTD	for Post-				Expatriate
	Auto	Life Ins.	Expense	Executive	Ins.	Retirement	Financial	401(k)	Foreign	Tax
Name	Allowances	Premium	Reimb.	Physical	Premiums	Medical	Planning	Match	Assignment	Payments	Total
R. Johnson	13,545	4,525	3,364	846	6,075	304,255	8,770	2,600	350	83,228	427,558

			Univ.				Accrual
		Car	Life	Medical		Supp. LTD	for Post-
	Auto	Service	Ins.	Expense	Executive	Ins.	Retirement	Financial	401(k)
Name	Allowances	Reimb.	Premium	Reimb.	Physical	Premiums	Medical	Planning	Match	Total
K. Hicks	8,588	18,189	6,093	3,117	532	12,515	182,745	8,770	2,600	243,149
L. Peters	1,746	—	2,548	4,299	470	—	365,347	—	2,600	377,010
R. McHugh	13,260	—	—	4,265	—	—	304,255	—	2,600	324,380
P. Alviti	20,450	—	2,641	4,191	—	4,774	176,972	11,705	2,600	223,333

Accrual
		Medical	for Post-
	Auto	Expense	Retirement	Special
Name	Allowances	Reimb.	Medical	Payment	Total
J. Berk	952	5,000	238,908	15,000	259,860
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   EXECUTIVE COMPENSATION

The following Grants of Plan-Based Awards Table shows the awards made to the named executive officers in 2014 under the Annual Bonus Plan and the Long-Term Bonus Plan, as well as the RSU and stock option awards under the Stock Incentive Plan.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
R. Johnson	03/26/14(1)	144,531	578,125	1,011,719
	03/26/14(2)	96,354	385,417	770,833
	03/26/14(2)				2,565	10,260	20,520				462,521
	12/01/14(1)	52,083	208,333	364,583
	12/01/14(2)	36,458	145,833	291,667
	12/01/14(2)				1,071	4,284	8,568				241,403
	03/26/14(3)								37,000	45.08	551,119
	12/01/14(3)								55,000	56.35	1,045,209
	03/26/14(4)							60,000		45.08	2,704,800
	12/01/14(4)							18,520		56.35	1,043,602
K. Hicks	03/26/14(1)	343,750	1,375,000	2,406,250
	03/26/14(2)	240,625	962,500	1,925,000
	03/26/14(2)				5,338	21,351	42,702				962,503
	03/26/14(3)								221,000	45.08	3,291,817
L. Peters	03/26/14(1)	91,813	367,250	642,688
	03/26/14(2)	52,969	211,875	423,750
	03/26/14(2)				1,175	4,700	9,400				211,876
	03/26/14(3)								34,000	45.08	506,437
	03/26/14(4)							20,000		45.08	901,600
R. McHugh	03/26/14(1)	109,363	437,450	765,538
	03/26/14(2)	63,094	252,375	504,750
	03/26/14(2)				1,400	5,599	11,197				252,403
	03/26/14(3)								34,000	45.08	506,437
	03/26/14(4)							20,000		45.08	901,600
P. Alviti	03/26/14(1)	58,125	232,500	406,875
	03/26/14(2)	43,594	174,375	348,750
	03/26/14(2)				968	3,869	7,737				174,415
	03/26/14(3)								17,000	45.08	253,218
	03/26/14(4)							10,000		45.08	450,800
J. Berk	03/26/14(1)	61,066	244,262	427,459
	03/26/14(2)	45,799	183,197	366,393
	03/26/14(2)				1,016	4,064	8,128				183,205
	03/26/14(3)								17,000	45.08	253,218

Notes to Grants of Plan-Based Awards Table

(1)	Annual Incentive Awards

Amounts shown reflect the payment levels at threshold, target, and maximum performance for the 2014 fiscal year under the Annual Bonus Plan and reflect the potential amounts that would

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   EXECUTIVE COMPENSATION

be paid at the end of the period if the applicable performance goals were achieved. The estimated bonus payouts are based on a percentage of the executive’s base salary, as shown in the table below:

Name	Threshold	Target	Maximum
R. Johnson	31.25%*	125%*	218.75%*
	18.75%**	75%**	131.25%**
K. Hicks	31.25%	125%	218.75%
L. Peters	16.25%	65%	113.75%
R. McHugh	16.25%	65%	113.75%
P. Alviti	12.5%	50%	87.5%
J. Berk	12.5%	50%	87.5%

*	These estimated payment levels at threshold, target, and maximum performance for the 2014 fiscal year reflect the increased bonus opportunity in connection with Mr. Johnson’s promotion to President and Chief Executive Officer, effective December 1, 2014, which would be pro rated for the period during which he served in this position.

**	These estimated payment levels at threshold, target, and maximum performance for the 2014 fiscal year reflect the bonus opportunity in connection with Mr. Johnson’s service as Executive Vice President and Chief Operating Officer, which would be pro rated for the period during which he served in this position.

The annual bonus payments actually made to the named executive officers for 2014 are shown in Note 4 to the Summary Compensation Table on Pages 41 through 42.

(2)	Long-Term Bonus Awards

Provided the performance goals for the 2014-15 long-term performance measurement period are achieved, the payout structure of the executives’ awards is as follows: (a) 50% of the award would be payable in cash under the Long-Term Bonus Plan, (b) 50% of the award would be payable in RSUs under the Stock Incentive Plan, and (c) both the cash portion and the stock portion of the payout would be subject to a time-based, one-year holding period following the end of the performance measurement period before payout to the executives. The amounts shown in the table reflect the estimated payment levels in cash and number of RSUs at threshold, target, and maximum performance for the 2014-15 performance measurement period. Columns (c), (d), and (e) show the estimated cash payments and columns (f), (g), and (h) show the number of RSUs that would be paid out at threshold, target, and maximum performance if the applicable performance goals are achieved.

The threshold, target, and maximum number of RSUs for each executive was calculated on the date of grant on the basis of that day’s closing stock price of a share of Common Stock. The closing price on the grant date of March 26, 2014 for each of the named executive officers was $45.08. The closing price on the grant date of December 1, 2014 for Mr. Johnson was $56.35. Similarly, the grant date fair values of the RSU awards are based on the closing stock price on these grant dates. The actual number of RSUs paid out will be based on the Company’s performance compared to targets. The value of the RSUs received by an executive will depend upon the Company’s stock price on the payment date in 2017. No dividends are paid or accrued for the RSUs.

The aggregate payout in cash and stock at threshold, target, and maximum performance for each of the named executive officers is based on a percentage of the executive’s base salary in the first year of the performance period, adjusted for promotion-related salary increases. The percent of base salary for each executive at threshold, target and maximum performance is shown in the table below:

45

   EXECUTIVE COMPENSATION

Name	Threshold	Target	Maximum
R. Johnson	43.75%*	175%*	350%*
	25.00%**	100%**	200%**
K. Hicks	43.75%	175%	350%
L. Peters	18.75%	75%	150%
R. McHugh	18.75%	75%	150%
P. Alviti	18.75%	75%	150%
J. Berk	18.75%	75%	150%

*	These estimated payment levels at threshold, target, and maximum performance for the 2014-15 performance measurement period reflect the increased bonus opportunity in connection with Mr. Johnson’s promotion to President and Chief Executive Officer, effective December 1, 2014, which would be pro rated for the period during which he served in this position.

**	These estimated payment levels at threshold, target, and maximum performance for the 2014-15 performance measurement period reflect the bonus opportunity in connection with Mr. Johnson’s service as Executive Vice President and Chief Operating Officer, which would be pro rated for the period during which he served in this position.

No amounts would be paid to the executives under the long-term bonus awards unless the performance goals for the performance measurement period are achieved.

(3)	Stock Option Grants

The amounts in column (j) reflect the number of stock options granted in 2014 under the Stock Incentive Plan. The exercise price reflected in column (k) is equal to the closing price of a share of Common Stock on the grant date. In general, no portion of any stock option may be exercised until the first anniversary of its date of grant. Vested options may be exercised for ten years following the date of grant, unless the option is cancelled or exercised sooner than this. If the executive retires, becomes disabled, or dies while employed by the Company or one of its subsidiaries, all unexercised options that are then exercisable, plus those options that would have become exercisable on the next anniversary of the grant date, will remain (or become) exercisable as of that date. For options granted prior to May 21, 2014, outstanding options will become immediately exercisable upon the occurrence of a Change in Control. For options granted after this date, outstanding options will become exercisable upon a participant’s termination of employment on or within 24 months following a Change in Control. In general, options may remain exercisable for up to three years following a participant’s retirement or termination due to disability, and for up to one year for any other termination of employment for reasons other than cause.

The vesting schedule for options granted to the executives in 2014 is as follows:

			Vest Date:	Vest Date:	Vest Date:
Name	Grant Date	# of Shares	# of Shares	# of Shares	# of Shares
R. Johnson	3/26/14	37,000	3/26/15: 12,333	3/26/16: 12,333	3/26/17: 12,334
	12/1/14	55,000	12/1/15: 18,333	12/1/16: 18,333	12/1/17: 18,334
K. Hicks	3/26/14	221,000	3/26/15: 73,666	3/26/16: 73,667*	3/26/17: 73,667**
L. Peters	3/26/14	34,000	3/26/15: 11,333	3/26/16: 11,333	3/26/17: 11,334
R. McHugh	3/26/14	34,000	3/26/15: 11,333	3/26/16: 11,333	3/26/17: 11,334
P. Alviti	3/26/14	17,000	3/26/15: 5,666	3/26/16: 5,667	3/26/17: 5,667
J. Berk	3/26/14	17,000	3/26/15: 5,666	3/26/16: 5,667	3/26/17: 5,667

*	In connection with Mr. Hicks’ forthcoming retirement, the vesting of 73,667 options will be accelerated to May 20, 2015.

**	In connection with Mr. Hicks’ forthcoming retirement, 73,667 options will be forfeited.
46

   EXECUTIVE COMPENSATION

(4)	Restricted Stock

The amounts shown in the table under column (i) represent the number of shares of restricted stock granted to Mr. Johnson, Ms. Peters, Mr. McHugh and Ms. Alviti under the Stock Incentive Plan. These restricted stock awards will vest three-years following the date of grant, provided that the executives continue to be in service with the Company through the vesting date. The executives have the right to receive all regular cash dividends payable after the date of grant to all record holders of our Common Stock. The grant date fair value of the restricted stock awards shown in column (l) includes expected dividend payments on the shares.

(5)	Grant Date Fair Value

The amounts shown in column (l) reflect the aggregate grant date fair value of the restricted stock, RSU, and stock option awards granted in 2014, calculated in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). A discussion of the assumptions used in computing the award values may be found in Note 21 to our financial statements in our 2014 Form 10-K. As provided under the SEC’s rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions and include, where applicable, expected dividend payments at the same rate as paid on our shares of Common Stock. For option awards, the value is calculated by multiplying the Black-Scholes value by the number of options granted. For restricted stock, the fair value is calculated by multiplying the closing price of our Common Stock on the NYSE on the award date by the number of shares granted. For the performance-based RSUs awarded under the Stock Incentive Plan in connection with the 2014-15 long-term performance measurement period, the fair value is calculated based upon the probable outcome of meeting the performance conditions at the target performance level and multiplying the number of units that would be received at that level by the closing price of a share of our Common Stock on the grant date. This is consistent with the estimate of the aggregate compensation cost to be recognized over the service period determined at the grant date under FASB ASC Topic 718. All of these values are shown in the table below.

	Black-Scholes	Black-Scholes
	Value for	Value for	Restricted	Restricted	Performance-	Performance-
	Stock	Stock	Stock	Stock	Based RSU	Based RSU
	Options	Option	Awards	Award	Awards	Award
	Granted on	Granted on	Granted on	Granted on	Granted on	Granted on
	March 26,	December 1,	March 26,	December 1,	March 26,	December 1,
Name	2014	2014	2014	2014	2014	2014
R. Johnson	$14.90	$19.00	$45.08	$56.35	$45.08	$56.35
K. Hicks	14.90	—	—	—	45.08	—
L. Peters	14.90	—	45.08	—	45.08	—
R. McHugh	14.90	—	45.08	—	45.08	—
P. Alviti	14.90	—	45.08	—	45.08	—
J. Berk	14.90	—	—	—	45.08	—

Salary. The annual base salaries and cash bonuses earned by our named executive officers for 2014 are set forth in the Summary Compensation Table. Including the cash long-term incentive earned for the 2013-14 performance period that is payable in 2016, these amounts represented the following percentages of the named executive officers’ total compensation for 2014: Mr. Johnson (26.9%), Mr. Hicks (46.1%), Ms. Peters (36.4%), Mr. McHugh (34.7%), Ms. Alviti (42.5%), and Mr. Berk (51.8%). Information on the named executive officers’ employment agreements appears beginning on Page 51.

47

   EXECUTIVE COMPENSATION

The following table, Outstanding Equity Awards at Fiscal Year-End shows the number of outstanding stock options, both vested and unvested, and the number of unvested shares of restricted stock and RSUs held by the named executive officers at the end of the 2014 fiscal year.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
R. Johnson	20,000	—	—	23.42	03/28/2017	—	—	—	—
	20,000	—	—	18.80	07/30/2017	—	—	—	—
	10,000	—	—	11.66	03/26/2018	—	—	—	—
	25,000	—	—	9.93	03/25/2019	—	—	—	—
	80,000	—	—	15.10	03/23/2020	—	—	—	—
	80,000	—	—	18.84	03/23/2021	—	—	—	—
	32,666	16,334	—	30.92	03/21/2022	—	—	—	—
	15,666	31,334	—	34.24	03/28/2023	—	—	—	—
	—	37,000	—	45.08	03/26/2024	—	—	—	—
	—	55,000	—	56.35	12/01/2024	—	—	—	—
	—	—	—	—	—	27,491	1,463,071	—	—
	—	—	—	—	—	60,000	3,193,200	—	—
	—	—	—	—	—	18,520	985,634	—	—
	—	—	—	—	—	—	—	15,486	824,165
	—	—	—	—	—	—	—	2,565	136,509
	—	—	—	—	—	—	—	1,704	90,687
	—	—	—	—	—	—	—	1,071	56,999
K. Hicks	300,000	—	—	10.10	08/25/2019	—	—	—	—
	300,000	—	—	10.10	08/25/2019	—	—	—	—
	300,000	—	—	15.10	03/23/2020	—	—	—	—
	500,000	—	—	18.84	03/23/2021	—	—	—	—
	200,000	100,000	—	30.92	03/21/2022	—	—	—	—
	93,333	186,667	—	34.24	03/28/2023	—	—	—	—
	—	232,000	—	34.24	03/29/2023	—	—	—	—
	—	221,000	—	45.08	03/26/2024	—	—	—	—
	—	—	—	—	—	62,258	3,313,371	—	—
	—	—	—	—	—	37,000	1,969,140	—	—
	—	—	—	—	—	37,000	1,969,140	—	—
	—	—	—	—	—	—	—	36,207	1,926,937
	—	—	—	—	—	—	—	5,338	284,088
L. Peters	25,000	—	—	23.92	03/22/2016	—	—	—	—
	20,000	—	—	23.42	03/28/2017	—	—	—	—
	25,000	—	—	11.66	03/26/2018	—	—	—	—
	25,000	—	—	9.93	03/25/2019	—	—	—	—
	40,000	—	—	18.84	03/23/2021	—	—	—	—
	40,000	—	—	24.75	05/26/2021	—	—	—	—
	29,333	14,667	—	30.92	03/21/2022	—	—	—	—
	14,000	28,000	—	34.24	03/28/2023	—	—	—	—
	—	34,000	—	45.08	03/26/2024	—	—	—	—
	—	—	—	—	—	12,129	645,505	—	—
	—	—	—	—	—	20,000	1,064,400	—	—
	—	—	—	—	—	—	—	7,759	412,934
	—	—	—	—	—	—	—	1,175	62,534
R. McHugh	30,000	—	—	21.48	11/21/2015	—	—	—	—
	20,000	—	—	23.42	03/28/2017	—	—	—	—
	25,000	—	—	11.66	03/26/2018	—	—	—	—
	80,000	—	—	15.10	03/23/2020	—	—	—	—
	80,000	—	—	18.84	03/23/2021	—	—	—	—
	29,333	14,667	—	30.92	03/21/2022	—	—	—	—
	14,000	28,000	—	34.24	03/28/2023	—	—	—	—
	—	34,000	—	45.08	03/26/2024	—	—	—	—
	—	—	—	—	—	15,403	819,748	—	—
	—	—	—	—	—	20,000	1,064,400	—	—
	—	—	—	—	—	—	—	9,240	491,753
	—	—	—	—	—	—	—	1,400	74,508
P. Alviti	7,000	14,000	—	34.27	06/03/2023	—	—	—	—
	—	17,000	—	45.08	03/26/2024	—	—	—	—
	—	—	—	—	—	10,000	532,200	—	—
	—	—	—	—	—	10,000	532,200	—	—
	—	—	—	—	—	10,000	532,200	—	—
	—	—	—	—	—	—	—	3,270	174,029
	—	—	—	—	—	—	—	5,297	281,906
	—	—	—	—	—	—	—	968	51,517
J. Berk	25,000	—	—	28.16	03/23/2015	—	—	—	—
	25,000	—	—	23.92	03/22/2016	—	—	—	—
	20,000	—	—	23.42	03/28/2017	—	—	—	—
	25,000	—	—	11.66	03/26/2018	—	—	—	—
	40,000	—	—	18.84	03/23/2021	—	—	—	—
	14,666	7,334	—	30.92	03/21/2022	—	—	—	—
	7,000	14,000	—	34.24	03/28/2023	—	—	—	—
	—	17,000	—	45.08	03/26/2024	—	—	—	—
	—	—	—	—	—	11,850	630,657	—	—
	—	—	—	—	—	—	—	6,892	366,792
	—	—	—	—	—	—	—	1,016	54,072

48

   EXECUTIVE COMPENSATION

Notes to Table on Outstanding Equity Awards at Fiscal Year-End

(1)	The Vesting Schedules for the options shown in columns (b) and (c) are as follows:

Total Number of
	Securities Underlying		Vesting Date for 1/3	Vesting Date for 1/3		Vesting Date for 1/3
Name	Unexercised Options	Date of Grant	of Total Grant	of Total Grant		of Total Grant
R. Johnson	20,000	03/28/2007	03/28/2008	03/28/2009		03/28/2010
	20,000	07/30/2007	07/30/2008	07/30/2009		07/30/2010
	10,000	03/26/2008	03/26/2009	03/26/2010		03/26/2011
	25,000	03/25/2009	03/25/2010	03/25/2011		03/25/2012
	80,000	03/23/2010	03/23/2011	03/23/2012		03/23/2013
	80,000	03/23/2011	03/23/2012	03/23/2013		03/23/2014
	49,000	03/21/2012	03/21/2013	03/21/2014		03/21/2015
	47,000	03/28/2013	03/28/2014	03/28/2015		03/28/2016
	37,000	03/26/2014	03/26/2015	03/26/2016		03/26/2017
	55,000	12/01/2014	12/01/2015	12/01/2016		12/01/2017
423,000
K. Hicks	300,000	08/25/2009	08/25/2010	08/25/2011		08/25/2012
	300,000	08/25/2009	02/25/2010 *	08/25/2010	*	—
	300,000	03/23/2010	03/23/2011	03/23/2012		03/23/2013
	500,000	03/23/2011	03/23/2012	03/23/2013		03/23/2014
	300,000	03/21/2012	03/21/2013	03/21/2014		03/21/2015
	280,000	03/28/2013	03/28/2014	03/28/2015		03/28/2016
	232,000	03/29/2013	—	03/29/2015	**	03/29/2016	**
	221,000	03/26/2014	03/26/2015	03/26/2016	***	03/26/2017	****
2,433,000
L. Peters	25,000	03/22/2006	03/22/2007	03/22/2008		03/22/2009
	20,000	03/28/2007	03/28/2008	03/28/2009		03/28/2010
	25,000	03/26/2008	03/26/2009	03/26/2010		03/26/2011
	25,000	03/25/2009	03/25/2010	03/25/2011		03/25/2012
	40,000	03/23/2011	03/23/2012	03/23/2013		03/23/2014
	40,000	05/26/2011	05/26/2012	05/26/2013		05/26/2014
	44,000	03/21/2012	03/21/2013	03/21/2014		03/21/2015
	42,000	03/28/2013	03/28/2014	03/28/2015		03/28/2016
	34,000	03/26/2014	03/26/2015	03/26/2016		03/26/2017
295,000
R. McHugh	30,000	11/21/2005	11/21/2006	11/21/2007		11/21/2008
	20,000	03/28/2007	03/28/2008	03/28/2009		03/28/2010
	25,000	03/26/2008	03/26/2009	03/26/2010		03/26/2011
	80,000	03/23/2010	03/23/2011	03/23/2012		03/23/2013
	80,000	03/23/2011	03/23/2012	03/23/2013		03/23/2014
	44,000	03/21/2012	03/21/2013	03/21/2014		03/21/2015
	42,000	03/28/2013	03/28/2014	03/28/2015		03/28/2016
	34,000	03/26/2014	03/26/2015	03/26/2016		03/26/2017
355,000
P. Alviti	21,000	06/03/2013	06/03/2014	06/03/2015		06/03/2016
	17,000	03/26/2014	03/26/2015	03/26/2016		03/26/2017
38,000
J. Berk	25,000	03/23/2005	03/23/2006	03/23/2007		03/23/2008
	25,000	03/22/2006	03/22/2007	03/22/2008		03/22/2009
	20,000	03/28/2007	03/28/2008	03/28/2009		03/28/2010
	25,000	03/26/2008	03/26/2009	03/26/2010		03/26/2011
	40,000	03/23/2011	03/23/2012	03/23/2013		03/23/2014
	22,000	03/21/2012	03/21/2013	03/21/2014		03/21/2015
	21,000	03/28/2013	03/28/2014	03/28/2015		03/28/2016
	17,000	03/26/2014	03/26/2015	03/26/2016		03/26/2017
195,000

*	50% of grant vested six months following grant date and 50% vested one year following grant date.

**	50% of grant vests two years following grant date and 50% will vest three years following grant date.
49

   EXECUTIVE COMPENSATION

***	In connection with Mr. Hicks’ forthcoming retirement, the vesting schedule of 73,667 options will be accelerated to May 20, 2015.

****	In connection with Mr. Hicks’ forthcoming retirement, 73,667 options will be forfeited.

(2)	The vesting dates for the restricted stock and RSU awards shown in column (g) and (i) are set forth in the table below. The RSU awards shown in column (g) granted in 2012 were earned following the end of the 2013 fiscal year when the Compensation Committee certified the achievement of the performance goals at the maximum level for the 2012-13 long-term performance measurement period and vested in March 2015; the RSU awards shown in column (i) granted in 2013 and, for Mr. Johnson, in 2014 for the 2013-14 performance period were earned following the end of the 2014 fiscal year when the Compensation Committee certified the achievement of above-target level performance for the 2013-14 long-term performance measurement period and will vest in 2016; and the RSU awards shown in column (i) granted in 2014 will be earned only if the threshold performance goals for the 2014-15 performance measurement period are achieved and, if earned, will vest in 2017.

			Number of
Name	Date of Grant	Type of Award	Shares/RSUs	Vesting Date
R. Johnson	03/21/2012	RSU	27,491	03/21/2015
	03/28/2013	RSU	15,486	03/28/2016
	03/26/2014	Restricted Stock	60,000	03/26/2017
	03/26/2014	RSU	2,565	03/26/2017
	12/01/2014	Restricted Stock	18,520	12/01/2017
	12/01/2014	RSU	1,704	03/28/2016
	12/01/2014	RSU	1,071	03/26/2017
K. Hicks	03/21/2012	RSU	62,258	03/21/2015
	03/28/2013	RSU	36,207	03/28/2016
	03/29/2013	Restricted Stock	37,000	03/29/2015
	03/29/2013	Restricted Stock	37,000	03/29/2016
	03/26/2014	RSU	5,338	03/26/2017
L. Peters	03/21/2012	RSU	12,129	03/21/2015
	03/28/2013	RSU	7,759	03/28/2016
	03/26/2014	Restricted Stock	20,000	03/26/2017
	03/26/2014	RSU	1,175	03/26/2017
R. McHugh	03/21/2012	RSU	15,403	03/21/2015
	03/28/2013	RSU	9,240	03/28/2016
	03/26/2014	Restricted Stock	20,000	03/26/2017
	03/26/2014	RSU	1,400	03/26/2017
P. Alviti	06/03/2013	Restricted Stock	10,000	06/03/2015
	06/03/2013	Restricted Stock	10,000	06/03/2016
	06/03/2013	RSU	3,270	03/21/2015
	06/03/2013	RSU	5,297	03/28/2016
	03/26/2014	Restricted Stock	10,000	03/26/2017
	03/26/2014	RSU	968	03/26/2017
J. Berk	03/21/2012	RSU	11,850	03/21/2015
	03/28/2013	RSU	6,892	03/28/2016
	03/26/2014	RSU	1,016	03/26/2017

(3)	Value calculated by multiplying the number of unvested shares or units by the closing price of $53.22 on January 30, 2015, which was the last business day of the 2014 fiscal year. The values shown in column (h) and (j) for the RSUs are based on:

•	the number of RSUs at maximum performance earned for the 2012-13 performance period, which vested in March 2015;

•	the number of RSUs at above-target level performance earned for the 2013-14 performance period, which will vest in March 2016; and
50

   EXECUTIVE COMPENSATION

•	the number of RSUs that may be earned at threshold performance for the 2014-15 long-term performance period. If target or maximum performance is achieved for this performance period, the respective number of units earned and their value, based on the $53.22 closing price, is shown in the following table:

	Target		Maximum
Name	Number of Units	$ Value	Number of Units	$ Value
R. Johnson	10,260	546,037	20,520	1,092,074
	4,284	227,994	8,568	455,989
K. Hicks	21,351	1,136,300	42,702	2,272,600
L. Peters	4,700	250,134	9,400	500,268
R. McHugh	5,599	297,979	11,197	595,904
P. Alviti	3,869	205,908	7,737	411,763
J. Berk	4,064	216,286	8,128	432,572

The following table, Option Exercises and Stock Vested, provides information on the stock options exercised by the named executive officers during 2014 and restricted stock and RSU awards that vested during the year.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)

	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise(#)	on Exercise($)	Acquired on Vesting(#)	on Vesting($)
R. Johnson	—	—	51,444	2,455,793
K. Hicks	—	—	152,177	6,975,794
L. Peters	65,000	2,047,300	37,659	1,823,889
R. McHugh	20,000	558,600	44,682	2,145,823
P. Alviti	—	—	16,718	796,453
J. Berk	97,000	2,734,598	19,448	891,496

Employment Agreements

We have employment agreements with each of the named executive officers, and we describe the material terms of each of these agreements below. Information on potential payments and benefits on termination of the agreements is described under the section “Potential Payments Upon Termination or Change in Control,” beginning on Page 57.

Richard A. Johnson

•	Position. We entered into an employment agreement with Mr. Johnson on November 6, 2014 in connection with his promotion to serve as our Chief Executive Officer.

•	Term. The term of this agreement began on December 1, 2014 and ends on January 31, 2018. The agreement contains an “evergreen” renewal provision that provides for additional one-year renewals of the employment term, unless either party gives notice of non-renewal one year prior to the end of the then-current term.

•	Base Salary and Bonus. We pay Mr. Johnson an annual base salary of not less than $1.0 million during the term of the agreement. As Chief Executive Officer, Mr. Johnson’s annual bonus at
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   EXECUTIVE COMPENSATION

target under the Annual Bonus Plan is 125% of his base salary, and his annual bonus at target under the Long-Term Bonus Plan is 175% of his base salary at the start of the performance period, in each case pro rated with regard to the 2014 fiscal year.

•	Stock Awards. Mr. Johnson was granted, effective December 1, 2014, shares of restricted stock having a value of approximately $1 million and a nonstatutory stock option having a value of approximately $1 million.

•	Benefit Plans and Perquisites. Mr. Johnson is entitled to participate in all bonus, incentive, and equity plans offered to senior executives. He is also eligible to participate in all pension, welfare, and fringe benefit plans and perquisites offered to senior executives. The benefits and perquisites available to Mr. Johnson include:

—	Company-paid life insurance in the amount of his annual base salary;

—	Long-term disability insurance coverage of $25,000 per month;

—	Annual out-of-pocket medical expense reimbursement of up to $7,500;

—	Reimbursement for financial planning expenses of up to $9,000 per year; and

—	Automobile expense reimbursement for up to $40,000 annually and reimbursement of reasonable expenses for car service for transportation within the New York metropolitan area.

•	Non-Compete Provision. Mr. Johnson’s agreement provides that he may not compete with the Company or solicit our employees for two years following the termination of his employment agreement.

•	Certain Defined Terms in the Agreement:

“Cause” means with regard to Mr. Johnson:

—	his refusal or willful failure to substantially perform his duties;

—	his dishonesty, willful misconduct, misappropriation, breach of fiduciary duty or fraud with regard to the Company, its business or assets;

—	his willful breach of any material provision of the agreement, which is not cured; or

—	his conviction of a felony (other than a traffic violation) or any other crime involving moral turpitude.

“Change in Control” means any of the following:

—	the Company merges with another company or sells all (or substantially all) of its assets. This event would exclude, for example, mergers (or similar transactions) in which shareholders of the Company prior to the transaction continue to represent a majority of the stock outstanding after the transaction;

—	the acquisition of 35% or more of the outstanding stock; or

—	during any period of not more than 12 months, the directors at the start of the period, plus any new director whose election or nomination for election was approved by at least two-thirds of the directors then remaining on the Board who either were directors at the beginning of the period or whose election or nomination was approved in this manner, do not comprise at least a majority of the Board.

“Good Reason” means,

—	prior to a Change in Control, (A) a reduction in his rate of base salary, other than a reduction that occurs in connection with, and in the same percentage as, an across-the-board reduction over any 3-year period in the base salaries of all senior executives and where the reduction is less than 20% of his base salary; or (B) a material and adverse change in the nature and status of his authority or responsibilities.

—	on or after a Change in Control, (A) a reduction in his rate of base salary; (B) a failure to continue, or a reduction in, the benefits applicable to him without providing a substitute
52

   EXECUTIVE COMPENSATION

plan(s) providing materially similar benefits; or (C) any material demotion or reduction in his authority or responsibility.

—	at any time, (A) a reduction in his annual bonus classification level; (B) any successor’s failure to assume in writing the Company’s obligations under the agreement; or (C) the Company’s failure to renew the agreement.

Ken C. Hicks

•	Amendment. In connection with the CEO Succession, on November 6, 2014, we and Mr. Hicks amended his employment agreement, effective December 1, 2014, to provide that Mr. Hicks would resign as President and Chief Executive Officer on December 1, 2014, continuing to serve as Executive Chairman until his planned retirement following the 2015 Annual Meeting. Other than as amended, the terms of Mr. Hicks’ June 2009 agreement remained unchanged.

•	Base Salary and Bonus. Mr. Hicks’ annual base salary was reduced to $950,000 in his position as Executive Chairman. His annual bonus at target under the Annual Bonus Plan is 125% of his base salary, and his annual bonus at target under the Long-Term Bonus Plan is 175% of his base salary.

•	Benefit Plans and Perquisites. Mr. Hicks is entitled to participate in all bonus, incentive, and equity plans offered to senior executives. He is also eligible to participate in all pension, welfare, and fringe benefit plans and perquisites offered to senior executives. The benefits and perquisites available to Mr. Hicks include:

—	Company-paid life insurance in the amount of his annual base salary;

—	Long-term disability insurance coverage of $25,000 per month;

—	Annual out-of-pocket medical expense reimbursement of up to $7,500;

—	Financial planning expenses of up to $15,000 during the first year of employment and $7,500 annually thereafter, as adjusted for adviser fee increases;

—	Reimbursement of up to $15,000 for legal fees in connection with his employment agreement; and

—	Automobile expense reimbursement for up to $40,000 annually and reimbursement of reasonable expenses for car service for transportation within the New York metropolitan area.

•	Non-Compete Provision. Mr. Hicks’ agreement provides that he may not compete with the Company or solicit our employees for two years following the termination of his employment agreement.

•	Certain Defined Terms in the Agreement:

“Cause” means with regard to Mr. Hicks:

—	his refusal or willful failure to substantially perform his duties;

—	his dishonesty, willful misconduct, misappropriation, breach of fiduciary duty or fraud with regard to the Company, its business or assets;

—	his willful breach of any material provision of the agreement, which is not cured;

—	his conviction of a felony (other than a traffic violation) or any other crime involving moral turpitude; or

—	his willful failure to take lawful and reasonable directions from the Board.

“Change in Control” means any of the following:

—	the Company merges with another company or sells all (or substantially all) of its assets. This event would exclude, for example, mergers (or similar transactions) in which shareholders of the Company prior to the transaction continue to represent a majority of the stock outstanding after the transaction;

—	the acquisition of 35% or more of the outstanding stock; or
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   EXECUTIVE COMPENSATION

—	during any period of not more than 12 months, the directors at the start of the period, plus any new director whose election or nomination for election was approved by at least two-thirds of the directors then remaining on the Board who either were directors at the beginning of the period or whose election or nomination was approved in this manner, do not comprise at least a majority of the Board.

“Good Reason” means, following a Change in Control,

—	a material demotion or reduction in Mr. Hicks’ authority or responsibility (except in connection with a termination for Cause or disability or temporarily because of illness or other absence);

—	a reduction in his base salary rate;

—	a reduction in his annual bonus classification level;

—	failure to continue the benefit plans and programs that apply to him, or the reduction of his benefits, without providing substitute comparable plans, programs and benefits;

—	failure by a successor company to assume in writing the Company’s obligations under the agreement; or

—	the Company breaches a material provision of the agreement and does not correct the breach.

Lauren B. Peters, Robert W. McHugh, Paulette Alviti, and Jeffrey L. Berk

•	Position/Term/Base Salary. We have substantially identical employment agreements with these executives in their current positions, as follows:

Name	Position	Current Term End Date	2014 Base Salary Rate
L. Peters	Executive Vice President and Chief Financial Officer	1/31/2016	$565,000
R. McHugh	Executive Vice President—Operations Support	1/31/2016	$673,000
P. Alviti	Senior Vice President and Chief Human Resources Officer	1/31/2016	$465,000
J. Berk	Senior Vice President—Real Estate	1/31/2016	$488,524

•	Term. The terms of the agreements will automatically be extended for another year unless notice of non-renewal is given by the October 31 prior to the expiration of the term.

•	Base Salary. We pay these executives annual base salaries at rates not less than their salaries at the start of their agreements. The executives’ base salaries for 2014 are shown in the table.

•	Benefit Plans and Perquisites. These executives are entitled to participate in all benefit plans and arrangements in effect at the start of the agreement, including retirement plans, annual and long-term bonus plans, medical, dental, and disability plans, and any other plans subsequently offered to our senior executives.

•	Non-Compete Provision. The executives’ agreements provide that they may not compete with the Company or solicit our employees for two years following the termination of their employment agreements.

•	Certain Defined Terms in the Agreement:

“Cause” means the executive’s:

—	refusal or willful failure to substantially perform his or her duties;

—	dishonesty, willful misconduct, or fraud with regard to the Company’s business or assets;

—	willful breach of his or her employment agreement and the executive does not correct the breach; or
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   EXECUTIVE COMPENSATION

—	conviction of a felony (other than a traffic violation) or any other crime involving moral turpitude.

“Change in Control” means any of the following:

—	the Company merges with another company or sells all (or substantially all) of its assets. This event would exclude, for example, mergers (or similar transactions) in which shareholders of the Company prior to the transaction continue to represent a majority of the stock outstanding after the transaction;

—	the acquisition of 35% or more of the outstanding stock; or

—	during any period of not more than 12 months, the directors at the start of the period, plus any new director whose election or nomination for election was approved by at least two-thirds of the directors then remaining on the Board who either were directors at the beginning of the period or whose election or nomination was approved in this manner, do not comprise at least a majority of the Board.

“Disability” means:

—	The executive is incapacitated due to physical or mental illness and, as a result, has not performed his or her duties on a full-time basis for six months, and does not return to perform his or her duties after the Company gives notice.

“Good Reason” means:

Prior to a Change in Control,

—	a reduction in base salary, other than an across-the-board reduction in senior executive salaries over a three-year period and the reduction is less than 20% of the executive’s salary from the beginning of the three-year period; or

—	a material change in the executive’s authority or responsibilities, except temporarily as a result of illness or other absence;

Following a Change in Control,

—	any reduction in base salary;

—	failure to continue the benefit plans and programs that apply to the executive, or the reduction of his or her benefits, without providing substitute comparable plans and benefits; or

—	a material demotion or reduction in executive’s authority or responsibility (except temporarily because of illness or other absence);

At any time,

—	a reduction in the executive’s annual bonus classification level, other than in connection with a redesign that affects all other employees in the executive’s bonus level;

—	failure by a successor to the Company to confirm in writing that it will assume the Company’s obligations under the agreement; or

—	failure by the Company to renew the agreement.
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   EXECUTIVE COMPENSATION

2014 Nonqualified Deferred Compensation

(a)	(b)	(c)	(d)	(e)	(f)
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)(1)	($)	($)	($)(2)
R. Johnson	—	626,219	—	—	1,476,219
K. Hicks	—	1,239,700	—	—	3,164,700
L. Peters	—	265,650	—	—	640,650
R. McHugh	—	316,365	—	—	792,615
P. Alviti	—	181,523	—	—	293,564
J. Berk	—	235,957	—	—	602,350

(1)	The amounts shown in column (c) in the table above are reported as 2014 compensation in the Summary Compensation Table and reflect the cash portion of the earned long-term bonus award for the 2013-14 performance measurement period. The payout of these amounts to the named executive officers is automatically deferred under the terms of the award and will be paid in March 2016, provided the executives continue in service with the Company on the payout date. Following his retirement, Mr. Hicks will be entitled to the payout of the amount shown at the same time as the amounts are paid to the active participants. No earnings are accrued on these amounts.

(2)	The aggregate balances shown in column (f) equal the sum of the amounts shown in column (c) for the 2013-14 long-term performance measurement period plus the cash portion of the executives’ earned long-term bonus awards for the 2012-13 performance measurement period reported as 2013 compensation that was paid out in March 2015, as follows:

Earned Cash Long-Term Bonus Award
For the 2012-13 Performance Period
Name	Paid in March 2015
R. Johnson	850,000
K. Hicks	1,925,000
L. Peters	375,000
R. McHugh	476,250
P. Alviti	112,041
J. Berk	366,393
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   EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change in Control

The executives’ employment agreements and certain of the plans and programs that executives participate in require the Company to pay compensation to the executives if their employment terminates in certain circumstances. The estimated amount of compensation, benefits, and vesting of restricted stock, RSUs, and stock options that may be payable to the named executive officers following termination of their employment, including amounts already vested, is stated in the tables below. The information in the tables assumes a termination date of January 31, 2015.

Richard A. Johnson

			Long-Term				Senior
		Vesting of	Bonus		Excess	Continuation	Executive
Reason for	Severance	RS, RSUs	Payout	SERP	Cash Balance	of Health	Life
Termination	Payment	and Options	Eligibility	Benefit	Plan Benefit	Benefits	Insurance	Total
By Company Without Cause or	$3,715,209	$914,852	—	$1,332,801	$313,840	$1,193,124	—	$7,469,826

By Executive if Company Breaches Employment Agreement
	(1)	(2)		(3)	(4)	(5)
Executive Resigns Before End of Term	—	—	—	$1,332,801	$313,840	$1,193,124	—	$2,839,765
				(3)	(4)	(5)
Following Change in Control:	$3,597,916	$7,917,773	$1,741,844	$1,332,801	$313,840	$1,193,124	—	$16,097,298

By Executive for Good Reason or

By Company Without Cause

(6)	(7)	(8)	(9)	(3)	(4)	(5)
Disability	—	$7,534,391	$1,741,844	$1,332,801	$313,840	$1,193,124	—	$12,116,000
		(10)	(11)	(12)	(4)	(5)(13)
Death	—	$7,534,391	$1,741,844	$1,332,801	$313,840	—	$1,000,000	$11,922,876
		(10)	(11)	(12)	(4)		(14)
Retirement	—	$3,355,557	$1,741,844	$1,332,801	$313,840	$1,193,124	—	$7,937,166
		(15)	(11)	(3)	(4)	(5)
Cause	—	—	—	—	$313,840	—	—	$313,840
					(4)

Notes to Table on Richard A. Johnson

(1)	This severance amount includes the following items provided for under Mr. Johnson’s employment agreement:

-	Salary continuation for 24 months. Payment of the first six months of salary continuation would be made six months following termination, and the remaining payments would then be made on a monthly basis ($2,000,000).

-	Annual bonus for 2014. Payment of this bonus would be made at the same time as payments are made to other participants in the plan and within two and one-half months following the end of the 2014 fiscal year ($1,063,990).
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   EXECUTIVE COMPENSATION

-	Cash portion of the long-term bonus earned for the 2013-14 performance measurement period. The long-term bonus earned for this performance period is payable one-half in cash and one-half in RSUs and is based on the achievement of the performance goals at the actual payout level. The cash portion of the earned long-term bonus for this period would be paid out in March 2016 at the same time as the payouts are made to the other participants ($626,219).

-	Outplacement. The approximate cost of one year of outplacement services ($25,000).

(2)	Represents the value of the 17,190 RSUs earned at the actual performance level for the 2013-14 long-term performance period, valued at the closing price ($53.22) of the Common Stock on January 30, 2015. This stock portion of the earned long-term bonus for this period would be paid out in March 2016 at the same time as the payouts are made to the other participants. The actual value of the stock portion of the long-term bonus payable to the executive in March 2016 would depend upon the Company’s stock price at that time.

(3)	This amount is the total benefit payable under the SERP. The payments would be made quarterly over a three-year period. The first two quarterly payments would be made on the first day of the calendar quarter that occurs six months following the executive’s termination date, with the remaining payments made quarterly during the remainder of the three-year period.

(4)	Benefit payable as of January 31, 2015 in a lump sum under the Foot Locker Excess Cash Balance Plan six months following the executive’s termination date. No information is provided with respect to the benefit under the Retirement Plan because that plan is available generally to all salaried employees and does not discriminate in terms of scope, terms, or operation in favor of the executive officers.

(5)	Executive would be entitled under the SERP to the continuation of medical and dental insurance benefits following termination. The benefits would be substantially the same as those benefits to which senior executives are entitled under the Company’s medical and dental plans for active employees. Executive would be required to pay the insurance premium applicable to actively employed senior executives, including any subsequent increases in the premiums. The amount shown in the table represents the actuarial present value of all future expected post-termination medical and dental benefits.

(6)	This covers termination by the Company without Cause or by the executive for Good Reason during the two-year period following a Change in Control.

(7)	The severance amount equals two times the sum of executive’s annual base salary ($1,000,000) plus annual bonus at target ($786,458). Payment would be made in a lump sum six months following termination. The severance amount also includes the approximate cost of one year of outplacement services ($25,000). If the payments or benefits received by the executive following a Change in Control are subject to the excise tax under Section 4999 of the Internal Revenue Code, then the Company would automatically reduce the executive’s payments and benefits to an amount equal to $1 less than the amount that would subject him to the excise tax, as long as the reduced amount would result in a greater benefit to him compared to the unreduced amount on a net after-tax basis.

(8)	The amount shown represents the sum of the (A) value of 78,520 shares of restricted stock that would vest; (B) value of the RSUs that the executive would have been entitled to receive under the Long-Term Bonus Plan based on the (i) actual level of achievement of the performance goals for the 2012-13 performance measurement period (27,491 RSUs), (ii) actual level of achievement of the performance goals for the 2013-14 performance period (17,190 RSUs), and (iii) pro rated target level achievement of the performance goals for the 2014-15 performance measurement period (5,130 RSUs); and (C) intrinsic value on January 31, 2015 of 139,668 stock options that would vest. The RSUs would become immediately vested and payable. The restricted stock and RSUs were valued at $53.22.
58

   EXECUTIVE COMPENSATION

(9)	Upon a Change in Control, the Compensation Committee may, but is not required to, approve a pro rata payment to a participant under the Long-Term Incentive Compensation Plan. The amount shown in the table assumes approval of a payout under the plan and represents the cash portion of the long-term bonus for the (i) 2012-13 performance measurement period at the actual payout level ($850,000), (ii) 2013-14 performance period at the actual payout level ($626,219), and (iii) 2014-15 performance measurement period at the target payout level pro rated to the termination date ($265,625). The amounts would be payable to the executive on the date of the Change in Control, or as soon as practicable thereafter.

(10)	The amount shown represents the sum of the (A) value of 78,520 shares of restricted stock, which the Compensation Committee may, but is not obligated to, accelerate vesting of some or all of these shares; (B) value of the RSUs that the executive would have been entitled to receive under the long-term incentive program based on the (i) actual level of achievement of the performance goals for the 2012-13 performance measurement period (27,491 RSUs), (ii) actual level of achievement of the performance goals for the 2013-14 performance measurement period (17,190 RSUs), and (iii) target level achievement of the performance goals for the 2014-15 performance period, pro rated to the termination date (5,130 RSUs); and (C) intrinsic value on January 31, 2015 of 62,667 stock options that would vest. The RSUs would be paid out at the same time as the payouts are made to the other participants in the plan for these performance periods in 2015, 2016, and 2017, respectively. The restricted stock and RSUs were valued at $53.22. The actual value of the RSUs to the executive would depend upon the Company’s stock price on the payout dates in 2015, 2016, and 2017, respectively.

(11)	The Compensation Committee may, but is not obligated to, approve a pro rata payment under the Long-Term Incentive Compensation Plan following the end of the applicable performance period, provided the performance goals for the period are met. The amount shown assumes the approval of a payout to the executive and represents the cash portion of the long-term bonus for the (i) 2012-13 performance measurement period based on the actual level of achievement of the performance goals ($850,000), (ii) 2013-14 performance measurement period based on the actual level of achievement of the performance goals ($626,219), and (iii) 2014-15 performance measurement period, pro rated to the termination date, based on a target level of achievement of the performance goals ($265,625). The amounts would be payable to the executive at the same time as the payouts are made for these performance periods to the other participants in 2015, 2016, and 2017, respectively.

(12)	Benefit under the SERP payable in a lump sum following the determination of disability or the date of death.

(13)	The benefit amount assumes the executive does not qualify for disability benefits under Medicare.

(14)	Senior executive life insurance is payable following death in a lump sum to the executive’s beneficiary.

(15)	The amount shown represents the sum of the (A) value of the RSUs that the executive would have been entitled to receive under the Long-Term Bonus Plan based on the (i) actual level of achievement of the performance goals for the 2012-13 performance measurement period (27,491 RSUs), (ii) actual level of achievement of the performance goals for the 2013-14 performance measurement period (17,190 RSUs), and (iii) target level achievement of the performance goals for the 2014-15 performance period, pro rated to the termination date (5,130 RSUs); and (B) intrinsic value on January 31, 2015 of 62,667 stock options that would vest. The RSUs would be paid out at the same time as the payouts are made to the other participants in the plan for these performance periods in 2015, 2016, and 2017, respectively. The RSUs were valued at $53.22. The actual value of the RSUs to the executive would depend upon the Company’s stock price on the payout dates in 2015, 2016, and 2017, respectively.
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   EXECUTIVE COMPENSATION

Ken C. Hicks

					Excess
			Long-Term		Cash		Senior
		Vesting of	Bonus		Balance	Continuation	Executive
Reason for	Severance	RS, RSUs	Payout	SERP	Plan	of Health	Life
Termination	Payment	and Options	Eligibility	Benefit	Benefit	Benefits	Insurance	Total
By Company Without Cause or	$4,993,544	$1,926,937	—	$2,000,228	$236,207	$759,727	—	$9,916,643

By Executive if Company Breaches Employment Agreement
	(1)	(2)		(3)	(4)	(5)
Executive Resigns Before End of Term	—	—	—	$2,000,228	$236,207	$759,727	—	$2,996,162
				(3)	(4)	(5)
Following Change in Control:	$4,675,000	$21,722,004	$3,645,950	$2,000,228	$236,207	$759,727	—	$33,039,116

By Executive for Good Reason or

By Company Without Cause

(6)	(7)	(8)	(9)	(3)	(4)	(5)
Disability	—	$16,549,546	$3,645,950	$2,000,228	$236,207	$759,727	—	$23,191,658
		(10)	(11)	(12)	(4)	(5)(13)
Death	—	$16,549,546	$3,645,950	$2,000,228	$236,207	—	$950,000	$23,381,931
		(10)	(11)	(12)	(4)		(14)
Retirement	—	$12,611,266	$3,645,950	$2,000,228	$236,207	$759,727	—	$19,253,378
		(15)	(11)	(3)	(4)	(5)
Cause	—	—	—	—	$236,207	—	—	$236,207
					(4)

Notes to Table on Ken C. Hicks

(1)	This severance amount includes the following items provided for under Mr. Hicks’ employment agreement:

-	Salary continuation for 24 months. Payment of the first six months of salary continuation would be made six months following termination, and the remaining payments would then be made on a monthly basis ($1,900,000).

-	Annual bonus for 2014. Payment of this bonus would be made at the same time as payments are made to other participants in the plan and within two and one-half months following the end of the 2014 fiscal year ($1,828,844).

-	Cash portion of the long-term bonus earned for the 2013-14 performance measurement period. The long-term bonus earned for this performance period is payable one-half in cash and one-half in RSUs and is based on the achievement of the performance goals at the actual payout level. The cash portion of the earned long-term bonus for this period would be paid out in March 2016 at the same time as the payouts are made to the other participants ($1,239,700).

-	Outplacement. The approximate cost of one year of outplacement services ($25,000).

(2)	Represents the value of the 36,207 RSUs earned at the actual performance level for the 2013-14 long-term performance period, valued at the closing price ($53.22) of the Common Stock on January 30, 2015. This stock portion of the earned long-term bonus for this period would be paid out in March 2016 at the same time as the payouts are made to the other participants. The actual
60

   EXECUTIVE COMPENSATION

value of the stock portion of the long-term bonus payable to the executive in March 2016 would depend upon the Company’s stock price at that time.

(3)	This amount is the total benefit payable under the SERP. The payments would be made quarterly over a three-year period. The first two quarterly payments would be made on the first day of the calendar quarter that occurs six months following the executive’s termination date, with the remaining payments made quarterly during the remainder of the three-year period.

(4)	Benefit payable as of January 31, 2015 in a lump sum under the Foot Locker Excess Cash Balance Plan six months following the executive’s termination date. No information is provided with respect to the benefit under the Retirement Plan because that plan is available generally to all salaried employees and does not discriminate in terms of scope, terms, or operation in favor of the executive officers.

(5)	Executive would be entitled under the SERP to the continuation of medical and dental insurance benefits following termination. The benefits would be substantially the same as those benefits to which senior executives are entitled under the Company’s medical and dental plans for active employees. Executive would be required to pay the insurance premium applicable to actively employed senior executives, including any subsequent increases in the premiums. The amount shown in the table represents the actuarial present value of all future expected post-termination medical and dental benefits.

(6)	This covers termination by the Company without Cause or by the executive for Good Reason during the two-year period following a Change in Control.

(7)	The severance amount equals two times the sum of executive’s annual base salary ($950,000) plus annual bonus at target ($1,375,000). Payment would be made in a lump sum six months following termination. The severance amount also includes the approximate cost of one year of outplacement services ($25,000). If the payments or benefits received by the executive following a Change in Control are subject to the excise tax under Section 4999 of the Internal Revenue Code, then the Company would automatically reduce the executive’s payments and benefits to an amount equal to $1 less than the amount that would subject him to the excise tax, as long as the reduced amount would result in a greater benefit to him compared to the unreduced amount on a net after-tax basis.

(8)	The amount shown represents the sum of the (A) value of 74,000 shares of restricted stock that would vest; (B) value of the RSUs that the executive would have been entitled to receive under the Long-Term Bonus Plan based on the (i) actual level of achievement of the performance goals for the 2012-13 performance measurement period (62,258 RSUs), (ii) actual level of achievement of the performance goals for the 2013-14 performance period (36,207 RSUs), and (iii) pro rated target level achievement of the performance goals for the 2014-15 performance measurement period (10,676 RSUs); and (C) intrinsic value on January 31, 2015 of 739,667 stock options that would vest. The RSUs would become immediately vested and payable. The restricted stock and RSUs were valued at $53.22.

(9)	Upon a Change in Control, the Compensation Committee may, but is not required to, approve a pro rata payment to a participant under the Long-Term Incentive Compensation Plan. The amount shown in the table assumes approval of a payout under the plan and represents the cash portion of the long-term bonus for the (i) 2012-13 performance measurement period at the actual payout level ($1,925,000), (ii) 2013-14 performance period at the actual payout level ($1,239,700), and (iii) 2014-15 performance measurement period at the target payout level pro rated to the termination date ($481,250). The amounts would be payable to the executive on the date of the Change in Control, or as soon as practicable thereafter.

(10)	The amount shown represents the sum of the (A) value of 74,000 shares of restricted stock, which the Compensation Committee may, but is not obligated to, accelerate vesting of some or all of
61

   EXECUTIVE COMPENSATION

these shares; (B) value of the RSUs that the executive would have been entitled to receive under the long-term incentive program based on the (i) actual level of achievement of the performance goals for the 2012-13 performance measurement period (62,258 RSUs), (ii) actual level of achievement of the performance goals for the 2013-14 performance measurement period (36,207 RSUs), and (iii) target level achievement of the performance goals for the 2014-15 performance period, pro rated to the termination date (10,676 RSUs); and (C) intrinsic value on January 31, 2015 of 382,999 stock options that would vest. The RSUs would be paid out at the same time as the payouts are made to the other participants in the plan for these performance periods in 2015, 2016, and 2017, respectively. The restricted stock and RSUs were valued at $53.22. The actual value of the RSUs to the executive would depend upon the Company’s stock price on the payout dates in 2015, 2016, and 2017, respectively.

(11)	The Compensation Committee may, but is not obligated to, approve a pro rata payment under the Long-Term Incentive Compensation Plan following the end of the applicable performance period, provided the performance goals for the period are met. The amount shown assumes the approval of a payout to the executive and represents the cash portion of the long-term bonus for the (i) 2012-13 performance measurement period based on the actual level of achievement of the performance goals ($1,925,000), (ii) 2013-14 performance measurement period based on the actual level of achievement of the performance goals ($1,239,700), and (iii) 2014-15 performance measurement period, pro rated to the termination date, based on a target level of achievement of the performance goals ($481,250). The amounts would be payable to the executive at the same time as the payouts are made for these performance periods to the other participants in 2015, 2016, and 2017, respectively.

(12)	Benefit under the SERP payable in a lump sum following the determination of disability or the date of death.

(13)	The benefit amount assumes the executive does not qualify for disability benefits under Medicare.

(14)	Senior executive life insurance is payable following death in a lump sum to the executive’s beneficiary.

(15)	The amount shown represents the sum of the (A) value of the RSUs that the executive would have been entitled to receive under the Long-Term Bonus Plan based on the (i) actual level of achievement of the performance goals for the 2012-13 performance measurement period (62,258 RSUs), (ii) actual level of achievement of the performance goals for the 2013-14 performance measurement period (36,207 RSUs), and (iii) target level achievement of the performance goals for the 2014-15 performance period, pro rated to the termination date (10,676 RSUs); and (B) intrinsic value on January 31, 2015 of 382,999 stock options that would vest. The RSUs would be paid out at the same time as the payouts are made to the other participants in the plan for these performance periods in 2015, 2016, and 2017, respectively. The RSUs were valued at $53.22. The actual value of the RSUs to the executive would depend upon the Company’s stock price on the payout dates in 2015, 2016, and 2017, respectively.
62

   EXECUTIVE COMPENSATION

Lauren B. Peters

			Long-		Excess
		Vesting of	Term		Cash		Senior
		RS, RSUs	Bonus		Balance	Continuation	Executive
Reason for	Severance	and	Payout	SERP	Plan	of Health	Life
Termination	Payment	Options	Eligibility	Benefit	Benefit	Benefits	Insurance	Total
By Company Without Cause	$586,731	—	—	$954,619	$169,062	$1,369,143	—	$3,079,555
	(1)			(2)	(3)	(4)
By Executive for Good Reason	$586,731	$685,045	—	$954,619	$169,062	$1,369,143	—	$3,764,600
	(1)	(5)		(2)	(3)	(4)
Executive Resigns Before End of Term	—	—	—	$954,619	$169,062	$1,369,143	—	$2,492,824
				(2)	(3)	(4)
Following Change in Control:	$1,695,000	$3,383,180	$746,588	$954,619	$169,062	$1,369,143	—	$8,317,592

By Executive for Good Reason or

By Company Without Cause

(6)	(7)	(8)	(9)	(2)	(3)	(4)
Disability	—	$2,932,951	$746,588	$954,619	$169,062	$1,369,143	—	$6,172,363

		(10)	(11)	(12)	(3)	(4)(13)
Death	—	$2,932,951	$746,588	$954,619	$169,062	—	$565,000	$5,368,220
		(10)	(11)	(12)	(3)		(14)
Retirement	—	—	—	—	—	—	—	—
(15)
Cause	—	—	—	—	$169,062	—	—	$169,062
					(3)

Notes to Table on Lauren B. Peters

(1)	The severance amount equals three times the executive’s weekly salary multiplied by her total years of service.

(2)	This amount is the total benefit payable under the SERP. The payments would be made quarterly over a three-year period. The first two quarterly payments would be made on the first day of the calendar quarter that occurs six months following the executive’s termination date, with the remaining payments made quarterly during the remainder of the three-year period.

(3)	Benefit payable as of January 31, 2015 in a lump sum under the Foot Locker Excess Cash Balance Plan six months following the executive’s termination date. No information is provided with respect to the benefit under the Retirement Plan because that plan is available generally to all salaried employees and does not discriminate in terms of scope, terms, or operation in favor of the executive officers.

(4)	Executive would be entitled under the SERP to the continuation of medical and dental insurance benefits following termination. The benefits would be substantially the same as those benefits to which senior executives are entitled under the Company’s medical and dental plans for active employees. Executive would be required to pay the insurance premium applicable to actively employed senior executives, including any subsequent increases in the premiums. The amount shown in the table represents the actuarial present value of all future expected post-termination medical and dental benefits.

(5)	The amount shown represents the intrinsic value on January 31, 2015 of 40,000 stock options that would vest.
63

   EXECUTIVE COMPENSATION

(6)	This covers termination by the Company without Cause or by the executive for Good Reason within 24 months following a Change in Control.

(7)	The severance amount equals three times the executive’s annual salary. If the payments or benefits received by the executive following a Change in Control are subject to the excise tax under Section 4999 of the Internal Revenue Code, then the Company would automatically reduce the executive’s payments and benefits to an amount equal to $1 less than the amount that would subject her to the excise tax, as long as the reduced amount would result in a greater benefit to her compared to the unreduced amount on a net after-tax basis.

(8)	The amount shown represents the sum of the (A) value of 20,000 shares of restricted stock that would vest; (B) value of the RSUs that the executive would have been entitled to receive under the Long-Term Bonus Plan based on the (i) actual level of achievement of the performance goals for the 2012-13 performance measurement period (12,129 RSUs), (ii) actual level of achievement of the performance goals for the 2013-14 performance period (7,759 RSUs), and (iii) pro rated target level achievement of the performance goals for the 2014-15 performance measurement period (2,350 RSUs); and (C) intrinsic value on January 31, 2015 of 76,667 stock options that would vest. The RSUs would become immediately vested and payable. The restricted stock and RSUs were valued at $53.22.

(9)	Upon a Change in Control, the Compensation Committee may, but is not required to, approve a pro rata payment to a participant under the Long-Term Incentive Compensation Plan. The amount shown in the table assumes approval of a payout under the plan and represents the cash portion of the long-term bonus for the (i) 2012-13 performance measurement period at the actual payout level ($375,000), (ii) 2013-14 performance period at the actual payout level ($265,650), and (iii) 2014-15 performance measurement period at the target payout level pro rated to the termination date ($105,938). The amounts would be payable to the executive on the date of the Change in Control, or as soon as practicable thereafter.

(10)	The amount shown represents the sum of the (A) value of 20,000 shares of restricted stock, which the Compensation Committee may, but is not obligated to, accelerate vesting of some or all of these shares; (B) value of the RSUs that the executive would have been entitled to receive under the long-term incentive program based on the (i) actual level of achievement of the performance goals for the 2012-13 performance measurement period (12,129 RSUs), (ii) actual level of achievement of the performance goals for the 2013-14 performance measurement period (7,759 RSUs), and (iii) target level achievement of the performance goals for the 2014-15 performance period, pro rated to the termination date (2,350 RSUs); and (C) intrinsic value on January 31, 2015 of 40,000 stock options that would vest. The RSUs would be paid out at the same time as the payouts are made to the other participants in the plan for these performance periods in 2015, 2016, and 2017, respectively. The restricted stock and RSUs were valued at $53.22. The actual value of the RSUs to the executive would depend upon the Company’s stock price on the payout dates in 2015, 2016, and 2017, respectively.

(11)	The Compensation Committee may, but is not obligated to, approve a pro rata payment under the Long-Term Incentive Compensation Plan following the end of the applicable performance period, provided the performance goals for the period are met. The amount shown assumes the approval of a payout to the executive and represents the cash portion of the long-term bonus for the (i) 2012-13 performance measurement period based on the actual level of achievement of the performance goals ($375,000), (ii) 2013-14 performance measurement period based on the actual level of achievement of the performance goals ($265,650), and (iii) 2014-15 performance measurement period, pro rated to the termination date, based on a target level of achievement of the performance goals ($105,938). The amounts would be payable to the executive at the same time as the payouts are made for these performance periods to the other participants in 2015, 2016, and 2017, respectively.
64

   EXECUTIVE COMPENSATION

(12)	Benefit under the SERP payable in a lump sum following the determination of disability or the date of death.

(13)	The benefit amount assumes the executive does not qualify for disability benefits under Medicare.

(14)	Senior executive life insurance benefit is payable following death in a lump sum to the executive’s beneficiary.

(15)	Executive was not eligible for retirement as of January 31, 2015.

Robert W. McHugh

			Long-		Excess
		Vesting of	Term		Cash		Senior
		RS, RSUs	Bonus		Balance	Continuation	Executive
Reason for	Severance	and	Payout	SERP	Plan	of Health	Life
Termination	Payment	Options	Eligibility	Benefit	Benefit	Benefits	Insurance	Total
By Company Without Cause	$673,000	—	—	$907,816	$251,170	$1,193,124	—	$3,025,110
	(1)			(2)	(3)	(4)
By Executive for Good Reason	$673,000	$685,045	—	$907,816	$251,170	$1,193,124	—	$3,710,155
	(1)	(5)		(2)	(3)	(4)
Executive Resigns Before End of Term	—	—	—	$907,816	$251,170	$1,193,124	—	$2,352,110
				(2)	(3)	(4)
Following Change in Control:	$2,019,000	$3,660,190	$918,803	$907,816	$251,170	$1,193,124	—	$8,950,103

By Executive for Good Reason or

By Company Without Cause

(6)	(7)	(8)	(9)	(2)	(3)	(4)
Disability	—	$3,209,961	$918,803	$907,816	$251,170	$1,193,124	—	$6,480,874
		(10)	(11)	(12)	(3)	(4)(13)
Death	—	$3,209,961	$918,803	$907,816	$251,170	—	—	$5,287,750
		(10)	(11)	(12)	(3)
Retirement	—	$2,145,561	$918,803	$907,816	$251,170	$1,193,124	—	$5,416,474
		(14)	(11)	(2)	(3)	(4)
Cause	—	—	—	—	$251,170	—	—	$251,170
					(3)

Notes to Table on Robert W. McHugh

(1)	The severance amount equals 52 weeks’ salary and would be payable six months following termination.

(2)	This amount is the total benefit payable under the SERP. The payments would be made quarterly over a three-year period. The first two quarterly payments would be made on the first day of the calendar quarter that occurs six months following the executive’s termination date, with the remaining payments made quarterly during the remainder of the three-year period.

(3)	Benefit payable as of January 31, 2015 in a lump sum under the Foot Locker Excess Cash Balance Plan six months following the executive’s termination date. No information is provided with respect to the benefit under the Retirement Plan because that plan is available generally to all salaried employees and does not discriminate in terms of scope, terms, or operation in favor of the executive officers.

(4)	Executive would be entitled under the SERP to the continuation of medical and dental insurance benefits following termination. The benefits would be substantially the same as those benefits to which senior executives are entitled under the Company’s medical and dental plans for active employees. Executive would be required to pay the insurance premium applicable to actively
65

   EXECUTIVE COMPENSATION

employed senior executives, including any subsequent increases in the premiums. The amount shown in the table represents the actuarial present value of all future expected post-termination medical and dental benefits.

(5)	The amount shown represents the intrinsic value on January 31, 2015 of 40,000 stock options that would vest.

(6)	This covers termination by the Company without Cause or by the executive for Good Reason within 24 months following a Change in Control.

(7)	The severance amount equals three times the executive’s annual salary. If the payments or benefits received by the executive following a Change in Control are subject to the excise tax under Section 4999 of the Internal Revenue Code, then the Company would automatically reduce the executive’s payments and benefits to an amount equal to $1 less than the amount that would subject him to the excise tax, as long as the reduced amount would result in a greater benefit to him compared to the unreduced amount on a net after-tax basis.

(8)	The amount shown represents the sum of the (A) value of 20,000 shares of restricted stock that would vest; (B) value of the RSUs that the executive would have been entitled to receive under the Long-Term Bonus Plan based on the (i) actual level of achievement of the performance goals for the 2012-13 performance period (15,403 RSUs), (ii) actual level of achievement of the performance goals for the 2013-14 performance period (9,240 RSUs), and (iii) pro rated target level achievement of the performance goals for the 2014-15 performance measurement period (2,800 RSUs); and (C) intrinsic value on January 31, 2015 of 76,667 stock options that would vest. The RSUs would become immediately vested and payable. The restricted stock and RSUs were valued at $53.22.

(9)	Upon a Change in Control, the Compensation Committee may, but is not required to, approve a pro rata payment to a participant under the Long-Term Incentive Compensation Plan. The amount shown in the table assumes approval of a payout under the plan and represents the cash portion of the long-term bonus for the (i) 2012-13 performance measurement period at the actual payout level ($476,250), (ii) 2013-14 performance period at the actual payout level ($316,365), and (iii) 2014-15 performance measurement period at the target payout level pro rated to the termination date ($126,188). The amounts would be payable to the executive on the date of the Change in Control, or as soon as practicable thereafter.

(10)	The amount shown represents the sum of the (A) value of 20,000 shares of restricted stock, which the Compensation Committee may, but is not obligated to, accelerate vesting of some or all of these shares; (B) value of the RSUs that the executive would have been entitled to receive under the long-term incentive program based on the (i) actual level of achievement of the performance goals for the 2012-13 performance measurement period (15,403 RSUs), (ii) actual level of achievement of the performance goals for the 2013-14 performance measurement period (9,240 RSUs), and (iii) target level achievement of the performance goals for the 2014-15 performance period, pro rated to the termination date (2,800 RSUs); and (C) intrinsic value on January 31, 2015 of 40,000 stock options that would vest. The RSUs would be paid out at the same time as the payouts are made to the other participants in the plan for these performance periods in 2015, 2016, and 2017, respectively. The restricted stock and RSUs were valued at $53.22. The actual value of the RSUs to the executive would depend upon the Company’s stock price on the payout dates in 2015, 2016, and 2017, respectively.

(11)	The Compensation Committee may, but is not obligated to, approve a pro rata payment under the Long-Term Incentive Compensation Plan following the end of the applicable performance period, provided the performance goals for the period are met. The amount shown assumes the approval of a payout to the executive and represents the cash portion of the long-term bonus for the (i) 2012-13 performance measurement period based on the actual level of achievement of the performance goals ($476,250), (ii) 2013-14 performance measurement period based on
66

   EXECUTIVE COMPENSATION

the actual level of achievement of the performance goals ($316,365), and (iii) 2014-15 performance measurement period, pro rated to the termination date, based on a target level of achievement of the performance goals ($126,188). The amounts would be payable to the executive at the same time as the payouts are made for these performance periods to the other participants in 2015, 2016, and 2017, respectively.

(12)	SERP benefit payable in a lump sum following the determination of disability or the date of death.

(13)	The benefit amount assumes the executive does not qualify for disability benefits under Medicare.

(14)	The amount shown represents the sum of the (A) value of the RSUs that the executive would have been entitled to receive under the Long-Term Bonus Plan based on the (i) actual level of achievement of the performance goals for the 2012-13 performance measurement period (15,403 RSUs), (ii) actual level of achievement of the performance goals for the 2013-14 performance measurement period (9,240 RSUs), and (iii) target level achievement of the performance goals for the 2014-15 performance period, pro rated to the termination date (2,800 RSUs); and (B) intrinsic value on January 31, 2015 of 40,000 stock options that would vest. The RSUs would be paid out at the same time as the payouts are made to the other participants in the plan for these performance periods in 2015, 2016, and 2017, respectively. The RSUs were valued at $53.22. The actual value of the RSUs to the executive would depend upon the Company’s stock price on the payout dates in 2015, 2016, and 2017, respectively.

Paulette Alviti

			Long-		Excess
		Vesting of	Term		Cash		Senior
		RS, RSUs	Bonus		Balance	Continuation	Executive
Reason for	Severance	and	Payout	SERP	Plan	of Health	Life
Termination	Payment	Options	Eligibility	Benefit	Benefit	Benefits	Insurance	Total
By Company Without Cause	$465,000	—	—	—	$4,610	—	—	$469,610
	(1)				(2)
By Executive for Good Reason	$465,000	$178,771	—	—	$4,610	—	—	$648,381
	(1)	(3)			(2)
Executive Resigns Before End of Term	—	—	—	—	$4,610	—	—	$4,610
					(2)
Following Change in Control:	$1,395,000	$2,559,196	$380,752	—	$4,610	—	—	$4,339,558

By Executive for Good Reason or

By Company Without Cause

(4)	(5)	(6)	(7)		(2)
Disability	—	$2,334,287	$380,752	$114,809	$4,610	—	—	$2,834,458
		(8)	(9)	(10)	(2)
Death	—	$2,334,287	$380,752	$114,809	$4,610	—	$465,000	$3,299,458
		(8)	(9)	(10)	(2)		(11)
Retirement	—	—	—	—	—	—	—	—
(12)
Cause	—	—	—	—	$4,610	—	—	$4,610
					(2)

Notes to Table on Paulette Alviti

(1)	The severance amount equals 52 weeks’ salary and would be payable six months following termination.

(2)	Benefit payable as of January 31, 2015 in a lump sum under the Foot Locker Excess Cash Balance Plan six months following the executive’s termination date. No information is provided with
67

   EXECUTIVE COMPENSATION

respect to the benefit under the Retirement Plan because that plan is available generally to all salaried employees and does not discriminate in terms of scope, terms, or operation in favor of the executive officers.

(3)	The amount shown represents the intrinsic value on January 31, 2015 of 12,666 stock options that would vest.

(4)	This covers termination by the Company without Cause or by the executive for Good Reason within 24 months following a Change in Control.

(5)	The severance amount equals three times the executive’s annual salary. If the payments or benefits received by the executive following a Change in Control are subject to the excise tax under Section 4999 of the Internal Revenue Code, then the Company would automatically reduce the executive’s payments and benefits to an amount equal to $1 less than the amount that would subject her to the excise tax, as long as the reduced amount would result in a greater benefit to her compared to the unreduced amount on a net after-tax basis.

(6)	The amount shown represents the sum of the (A) value of 30,000 shares of restricted stock that would vest; (B) value of the RSUs that the executive would have been entitled to receive under the Long-Term Bonus Plan based on the (i) actual level of achievement of the performance goals for the 2012-13 performance period (3,270 RSUs), (ii) actual level of achievement of the performance goals of the 2013-14 performance period (5,297 RSUs), and (iii) pro rated target level achievement of the performance goals for the 2014-15 performance measurement period (1,935 RSUs); and (C) intrinsic value on January 31, 2015 of 31,000 stock options that would vest. The RSUs under the long-term incentive program would become immediately vested and payable. The restricted stock and RSUs were valued at $53.22.

(7)	Upon a Change in Control, the Compensation Committee may, but is not required to, approve a pro rata payment to a participant under the Long-Term Incentive Compensation Plan. The amount shown in the table assumes approval of a payout under the plan and represents the cash portion of the long-term bonus for the (i) 2012-13 performance period at the actual payout level ($112,041), (ii) 2013-14 performance period at the actual payout level ($181,523), and (iii) 2014-15 performance measurement period at the target payout level pro rated to the termination date ($87,188). The amounts would be payable to the executive on the date of the Change in Control, or as soon as practicable thereafter.

(8)	The amount shown represents the sum of the (A) value of 30,000 shares of restricted stock, which the Compensation Committee may, but is not obligated to, accelerate vesting of some or all of these shares; (B) value of the performance RSUs that the executive would have been entitled to receive under the long-term incentive program based on the (i) actual level of achievement of the performance goals for the 2012-13 performance measurement period (3,270 RSUs), (ii) actual level of achievement of the performance goals for the 2013-14 performance measurement period (5,297 RSUs), and (iii) target level achievement of the performance goals for the 2014-15 performance period, pro rated to the termination date (1,935 RSUs); and (C) intrinsic value on January 31, 2015 of 12,666 stock options that would vest. The RSUs under the long-term incentive program would be paid out at the same time as the payouts are made to the other participants in the plan for these performance periods in 2015, 2016, and 2017, respectively. The restricted stock and RSUs were valued at $53.22. The actual value to the executive of the RSUs under the long-term incentive program would depend upon the Company’s stock price on the payout dates in 2015, 2016, and 2017, respectively.

(9)	The Compensation Committee may, but is not obligated to, approve a pro rata payment under the Long-Term Incentive Compensation Plan following the end of the applicable performance period, provided the performance goals for the period are met. The amount shown assumes the approval of a payout to the executive and represents the cash portion of the long-term bonus for the (i) 2012-13 performance measurement period based on the actual level of achievement of the performance goals ($112,041), (ii) 2013-14 performance measurement period based on
68

   EXECUTIVE COMPENSATION

the actual level of achievement of the performance goals ($181,523), and (iii) 2014-15 performance measurement period, pro rated to the termination date, based on a target level of achievement of the performance goals ($87,188). The amounts would be payable to the executive at the same time as the payouts are made for these performance periods to the other participants in 2015, 2016, and 2017, respectively.

(10)	SERP benefit payable in a lump sum following the determination of disability or the date of death.

(11)	Senior executive life insurance benefit is payable following death in a lump sum to the executive’s beneficiary.

(12)	Executive was not eligible for retirement as of January 31, 2015.

Jeffrey L. Berk

			Long-		Excess
		Vesting of	Term		Cash		Senior
		RS, RSUs	Bonus		Balance	Continuation	Executive
Reason for	Severance	and	Payout	SERP	Plan	of Health	Life
Termination	Payment	Options	Eligibility	Benefit	Benefit	Benefits	Insurance	Total
By Company Without Cause	$507,313	—	—	$1,480,550	$283,279	$945,141	—	$3,216,283
	(1)			(2)	(3)	(4)
By Executive for Good Reason	$507,313	$342,529	—	$1,480,550	$283,279	$945,141	—	$3,558,812
	(1)	(5)		(2)	(3)	(4)
Executive Resigns Before End of Term	—	—	—	$1,480,550	$283,279	$945,141	—	$2,708,970
				(2)	(3)	(4)
Following Change in Control:	$1,465,572	$1,673,240	$693,948	$1,480,550	$283,279	$945,141	—	$6,541,730

By Executive for Good Reason or

By Company Without Cause

(6)	(7)	(8)	(9)	(2)	(3)	(4)
Disability	—	$1,448,121	$693,948	$1,480,550	$283,279	$945,141	—	$4,851,039
		(10)	(11)	(12)	(3)	(4)(13)
Death	—	$1,448,121	$693,948	$1,480,550	$283,279	—	—	$3,905,898
		(10)	(11)	(12)	(3)
Retirement	—	$1,448,121	$693,948	$1,480,550	$283,279	$945,141	—	$4,851,039
		(10)	(11)	(2)	(3)	(4)
Cause	—	—	—	—	$283,279	—	—	$283,279
					(3)

Notes to Table on Jeffrey L. Berk

(1)	The severance amount equals three times the executive’s weekly salary multiplied by his total years of service.

(2)	This amount is the total benefit payable under the SERP. The payments would be made quarterly over a three-year period. The first two quarterly payments would be made on the first day of the calendar quarter that occurs six months following the executive’s termination date, with the remaining payments made quarterly during the remainder of the three-year period.

(3)	Benefit payable as of January 31, 2015 in a lump sum under the Foot Locker Excess Cash Balance Plan six months following the executive’s termination date. No information is provided with respect to the benefit under the Retirement Plan because that plan is available generally to all salaried employees and does not discriminate in terms of scope, terms, or operation in favor of the executive officers.

(4)	Executive would be entitled under the SERP to the continuation of medical and dental insurance benefits following termination. The benefits would be substantially the same as those benefits to
69

   EXECUTIVE COMPENSATION

which senior executives are entitled under the Company’s medical and dental plans for active employees. Executive would be required to pay the insurance premium applicable to actively employed senior executives, including any subsequent increases in the premiums. The amount shown in the table represents the actuarial present value of all future expected post-termination medical and dental benefits.

(5)	The amount shown represents the intrinsic value on January 31, 2015 of 20,000 stock options that would vest.

(6)	This covers termination by the Company without Cause or by the executive for Good Reason within 24 months following a Change in Control.

(7)	The severance amount equals three times the executive’s annual salary. If the payments or benefits received by the executive following a Change in Control are subject to the excise tax under Section 4999 of the Internal Revenue Code, then the Company would automatically reduce the executive’s payments and benefits to an amount equal to $1 less than the amount that would subject him to the excise tax, as long as the reduced amount would result in a greater benefit to him compared to the unreduced amount on a net after-tax basis.

(8)	The amount shown represents the sum of the (A) value of the RSUs that the executive would have been entitled to receive under the Long-Term Bonus Plan based on the (i) actual level of achievement of the performance goals for the 2012-13 performance period (11,850 RSUs), (ii) actual level of achievement of the performance goals for the 2013-14 performance period (6,892 RSUs), and (iii) pro rated target level achievement of the performance goals for the 2014-15 performance measurement period (2,032 RSUs); and (B) intrinsic value on January 31, 2015 of 38,334 stock options that would vest. The RSUs would become immediately vested and payable. The restricted stock and RSUs were valued at $53.22.

(9)	Upon a Change in Control, the Compensation Committee may, but is not required to, approve a pro rata payment to a participant under the Long-Term Incentive Compensation Plan. The amount shown in the table assumes approval of a payout under the plan and represents the cash portion of the long-term bonus for the (i) 2012-13 performance measurement period at the actual payout level ($366,393), (ii) 2013-14 performance period at the actual payout level ($235,957), and (iii) 2014-15 performance measurement period at the target payout level pro rated to the termination date ($91,598). The amounts would be payable to the executive on the date of the Change in Control, or as soon as practicable thereafter.

(10)	The amount shown represents the sum of the (A) value of the RSUs that the executive would have been entitled to receive under the long-term incentive program based on the (i) actual level of achievement of the performance goals for the 2012-13 performance measurement period (11,850 RSUs), (ii) actual level of achievement of the performance goals for the 2013-14 performance measurement period (6,892 RSUs), and (iii) target level achievement of the performance goals for the 2014-15 performance period, pro rated to the termination date (2,032 RSUs); and (B) intrinsic value on January 31, 2015 of 20,000 stock options that would vest. The RSUs would be paid out at the same time as the payouts are made to the other participants in the plan for these performance periods in 2015, 2016, and 2017, respectively. The restricted stock and RSUs were valued at $53.22. The actual value of the RSUs to the executive would depend upon the Company’s stock price on the payout dates in 2015, 2016, and 2017, respectively.

(11)	The Compensation Committee may, but is not obligated to, approve a pro rata payment under the Long-Term Incentive Compensation Plan following the end of the applicable performance period, provided the performance goals for the period are met. The amount shown assumes the approval of a payout to the executive and represents the cash portion of the long-term bonus for the (i) 2012-13 performance measurement period based on the actual level of achievement of the performance goals ($366,393), (ii) 2013-14 performance measurement period based on
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   EXECUTIVE COMPENSATION

the actual level of achievement of the performance goals ($235,957), and (iii) 2014-15 performance measurement period, pro rated to the termination date, based on a target level of achievement of the performance goals ($91,598). The amounts would be payable to the executive at the same time as the payouts are made for these performance periods to the other participants in 2015, 2016, and 2017, respectively.

(12)	SERP benefit payable in a lump sum following the determination of disability or the date of death.

(13)	The benefit amount assumes the executive does not qualify for disability benefits under Medicare.

Retirement Plans

Foot Locker Retirement Plan

The Retirement Plan is a defined benefit plan with a cash balance formula, which covers eligible employees of the Company and substantially all of its U.S. subsidiaries. All qualified employees who are at least 21 years old with one year of service are covered under the Retirement Plan. Plan participants become fully vested in their benefits under this plan generally upon completion of three years of service or upon reaching normal retirement age (age 65) while actively employed.

Under the cash balance formula, each participant has an account, for record keeping purposes only, to which credits are allocated annually based upon a percentage of the participant’s W-2 Compensation, as defined in the Retirement Plan. This percentage is determined by the participant’s years of service with the Company as of the beginning of each calendar year. The following table shows the percentages used to determine credits for each of the years of service indicated.

	Percent of		Percent of W-2
	All W-2		Compensation
Years of Service	Compensation	+	Over $22,000
Less than 6	1.10		0.55
6–10	1.50		0.75
11–15	2.00		1.00
16–20	2.70		1.35
21–25	3.70		1.85
26–30	4.90		2.45
31–35	6.60		3.30
More than 35	8.90		4.45
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   EXECUTIVE COMPENSATION

In addition, all balances in the participants’ accounts earn interest at the fixed rate of 6%, which is credited annually. At retirement or other termination of employment, an amount equal to the vested balance then credited to the account under the Retirement Plan is payable to the participant in the form of a qualified joint and survivor annuity (if the participant is married) or a life annuity (if the participant is unmarried). The participant may elect to waive the annuity form of benefit and receive benefits under the plan upon retirement in an optional annuity form or an immediate or deferred lump sum, or, upon other termination of employment, in a lump sum. Additional optional forms of payment are available to participants who were participating in the Retirement Plan as of December 31, 1995.

Foot Locker Excess Cash Balance Plan

The Internal Revenue Code limits annual retirement benefits that may be paid to, and the compensation that may be taken into account in calculating benefits for, any person under a qualified retirement plan, such as the Retirement Plan. Accordingly, for any person covered by the Retirement Plan whose annual retirement benefit, calculated in accordance with the terms of the Retirement Plan, exceeds the limitations of the Internal Revenue Code, the Company has adopted the Foot Locker Excess Cash Balance Plan (the “Excess Plan”). The Excess Plan is an unfunded, nonqualified benefit plan, under which the individual is paid the difference between the Internal Revenue Code limitations and the retirement benefit to which he or she would otherwise be entitled under the Retirement Plan.

Early Retirement Eligibility

The Retirement Plan provides for a reduced benefit payment to a participant who retires after reaching early retirement age but prior to normal retirement age. Early retirement age is defined under the Retirement Plan and the Excess Plan as age 55 with at least 5 years of vesting service. Of the named executive officers, Mr. Johnson, Mr. Hicks, Mr. McHugh, and Mr. Berk are currently eligible for early retirement under these plans.

Foot Locker Supplemental Executive Retirement Plan

In addition, the SERP, which is an unfunded, nonqualified benefit plan, provides for payment by the Company of supplemental retirement, death, and disability benefits to certain executive officers and certain other key employees of the Company and its subsidiaries who participate in this plan. The Compensation Committee sets an annual targeted incentive award under the SERP for each participant consisting of a percentage of salary and bonus based on the Company’s performance against the target. Achievement of the target causes an 8% credit to a participant’s account for that year. The applicable percentage for the year increases or decreases proportionately to the percentage of the Company’s performance in relation to the target, but may not be less than 4% or more than 12% in any year. Participants’ accounts accrue simple interest at the rate of 6% annually.

The named executive officers and three other executive officers of the Company currently participate in the SERP. Participants in the SERP prior to May 26, 2011 are eligible to receive a benefit only if their age plus years of service at retirement equals at least 65. For persons who become participants in the SERP on or after this date, they would be eligible to receive a benefit only if they are at least age 55 at retirement with 10 years of service. Other than Ms. Alviti, each of the named executive officers participated in the SERP on May 26, 2011 and has age plus years of service totaling at least 65. Ms. Alviti became a participant in the SERP upon her employment commencement date in June 2013 and she is not currently vested in the plan.

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   EXECUTIVE COMPENSATION

If a participant’s employment terminates due to death or disability, he (or his estate) would be entitled to payment of his SERP balance. A participant’s SERP benefit is paid in 12 quarterly installments following retirement, with the first two quarters payable no earlier than six months following retirement. Upon death or disability, a participant’s SERP benefit is paid in a lump sum. For participants in the plan prior to February 2, 2014, the SERP provides for the continuation of medical and dental insurance benefits if an executive meets the applicable age and service requirements when his employment terminates. The benefits would be substantially the same as those benefits to which senior executives are entitled under the Company’s medical and dental plans for active employees. The terminated executive would be required to pay the insurance premium applicable to actively employed senior executives, including any increases in the premiums, and the Company would pay the difference between the actual premium rate and the active employee rate.

Payment of Retirement Benefits

The following table provides the present value of the accumulated benefit payable to each of the named executive officers and the years of service credited to each of them under the Retirement Plan, the Excess Plan, and the SERP determined using interest rate and mortality rate assumptions consistent with those used in our 2014 financial statements:

Pension Benefits

(a)	(b)	(c)	(d)	(e)
		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)(1)	($)(1)	($)
R. Johnson	Retirement Plan	16	145,562	—
	Excess Plan	16	400,128
	SERP	12	1,283,507
			1,829,197

K. Hicks	Retirement Plan	5	20,814	—
	Excess Plan	5	257,671
	SERP	6	1,926,249
			2,204,734
L. Peters	Retirement Plan	16	159,075	—
	Excess Plan	16	239,398
	SERP	13	919,311
			1,317,784

R. McHugh	Retirement Plan	16	142,383	—
	Excess Plan	16	324,416
	SERP	10	874,239
			1,341,038
P. Alviti	Retirement Plan	0	4,089	—
	Excess Plan	0	8,710
	SERP	2	154,520
			167,319

J. Berk	Retirement Plan	17	146,791	—
	Excess Plan	17	334,593
	SERP	15	1,425,792
			1,907,176

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   EXECUTIVE COMPENSATION

Notes to Pension Benefits Table

(1)	In general, the present value of accumulated benefits was determined using the same measurement date (January 31, 2015) and assumptions used for financial reporting purposes. Expected retirement age for the Retirement Plan and the Excess Plan is equal to normal retirement age as defined by the plans. For the SERP, the age at which participants become eligible for retirement under the plan is used as the expected retirement age. The following are the key assumptions that were used in calculating the values in the table:

•	ASC 715 discount rate of 3.4% for the Retirement Plan; ASC 715 discount rate of 2.8% for the Excess Plan and the SERP.

•	Retirement age is assumed to be 65 for the Retirement Plan and the Excess Plan; for the SERP the retirement age is assumed to be when age plus years of service equals 65 for participants in the plan on May 26, 2011 and, for participants in the SERP after this date, when the participant reaches age 55 with 10 years of service.

•	Form of payment for the Retirement Plan and the Excess Plan is a lump sum; the form of payment for the SERP is 12 quarterly installments.

The years of service for the SERP reflect the number of years that the executive has been approved by the Compensation Committee as a participant in that plan. Mr. Hicks’ and Ms. Alviti’s years of service under the Retirement Plan and the Excess Plan are less than the number of years of credited service under the SERP because of the requirement that an employee must complete a year of eligibility service before becoming eligible for participation in these plans.

Pension values increased for 2014 principally due to a decrease in the applicable discount interest rates.

Trust Agreement for Certain Benefit Plans

The Company has established a trust for certain benefit plans, arrangements, and agreements, including the SERP, the Foot Locker Excess Cash Balance Plan, the executive employment agreements, and other benefit plans, agreements or arrangements that may be covered at a later date (collectively, the “Benefit Obligations”). Under the trust agreement, if there is a Change in Control of the Company (as defined in the Trust agreement), the trustee would pay to the persons entitled to the Benefit Obligations the amounts to which they may become entitled under the Benefit Obligations. Upon the occurrence of a Potential Change in Control of the Company as defined in the trust agreement, the Company is required to fund the trust with an amount sufficient to pay the total amount of the Benefit Obligations. Following the occurrence, and during the pendency, of a Potential Change in Control, the trustee would be required to make payments of Benefit Obligations to the extent these payments are not made by the Company.

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   EXECUTIVE COMPENSATION

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 31, 2015 for compensation plans under which equity securities may be issued:

	(a)	(b)	(c)
Number of Securities
Remaining Available
For Future Issuance
	Number of Securities		Under Equity
	to be Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options,	Outstanding Options,	Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column(a))
Equity Compensation Plans Approved by Security Holders	5,568,947	$25.89	16,750,190	(1)(2)
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	5,568,947	$25.89	16,750,190

Notes to Equity Compensation Plan Table

(1)	Includes 2,839,141 shares available for future issuance under the 2013 Employees Stock Purchase Plan (the "2013 Purchase Plan") other than upon the exercise of an option, warrant or right.

Participating employees under the 2013 Purchase Plan may contribute up to 10% of their annual compensation to acquire shares of the Company’s Common Stock at 85% of the lower market price on one of two specified dates in each plan year.

(2)	The Stock Incentive Plan currently is the only plan under which stock awards may be granted to directors, officers and other employees of the Company.

Payouts under the Long-Term Incentive Compensation Plan may be made in cash or shares of Common Stock. If shares are used, they would be issued as Other Stock-Based Awards under the Stock Incentive Plan.
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ITEMS TO BE VOTED ON BY SHAREHOLDERS

PROPOSAL 1: ELECTION OF DIRECTORS

General

There are currently 11 directors on our Board. Mr. Hicks will be retiring at the conclusion of this Annual Meeting, and the Board has fixed the number of directors at 10 effective at such time. At our 2014 Annual Meeting, shareholders approved a proposal to declassify the Board beginning in 2015; as a result, the four directors whose terms of office expire at this Annual Meeting are each standing for election for a one-year term. The six directors whose terms of office continue until 2016 or 2017 will remain in office until the expiration of their current terms and, if nominated to stand for re-election, will be nominated to stand for one-year terms.

Our Board comprises directors having a mix of business experience, education, skills, and service on our Board, as well as on the boards of other organizations. Our Board also reflects diversity in terms of gender, age, ethnicity, and viewpoints. We have refreshed our Board over the past four years, as five new directors have been elected, three directors retired in accordance with the retirement policy for directors, and a new independent lead director was appointed.

Nominees

Maxine Clark, Alan D. Feldman, Jarobin Gilbert Jr., and Richard A. Johnson will be considered for election as directors to serve for one-year terms expiring at the 2016 Annual Meeting. Each nominee has been nominated by the Board for election and has consented to serve. Mr. Feldman and Mr. Gilbert were elected to serve for their present terms at the 2012 Annual Meeting, and Ms. Clark was elected to serve for her present term at the 2013 Annual Meeting. Mr. Johnson was elected by the Board on November 3, 2014 to serve for his present term, effective December 1, 2014. The six remaining directors will continue in office until the expiration of their terms at the 2016 or 2017 Annual Meeting. If, prior to the 2015 Annual Meeting, any nominee is unable to serve, then the persons designated as proxies for this meeting (Sheilagh M. Clarke, Ken C. Hicks, and Lauren B. Peters) will have full discretion to vote for another person to serve as a director in place of that nominee.

The biographies of each of the nominees and the continuing directors contain information regarding the person’s service as a director, business experience, director positions held currently and at any time during the last five years, and the experience, qualifications, attributes, or skills that caused the Nominating Committee and the Board to determine that the person should serve as a director of the Company. The ages shown are as of April 10, 2015. There are no family relationships among the directors or executive officers of the Company.

The Board recommends that shareholders vote FOR the election of each of the four identified nominees to the Board.
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   PROPOSALS

Nominees for Director

Terms Expiring in 2016

Maxine Clark. Age 66. Founder and retired Chief Executive Bear of Build-A-Bear Workshop, Inc. Director of the Company since 2013.

Ms. Clark served as Chief Executive Bear of Build-A-Bear Workshop, Inc. (international retail company) from her founding the company in 1997 to her retirement on June 3, 2013, and served as its Chairman from April 2000 until November 2011. Following her retirement, Ms. Clark served as a consultant to Build-A-Bear Workshop until January 31, 2014. Ms. Clark is a director of Build-A-Bear Workshop, Inc. and Gymboree Corp. She serves as chairwoman of the St. Louis Regional Educational and Public Television Commission (KETC/-Channel 9 Public Television), director of the Barnes-Jewish Hospital in St. Louis, director of the Goldfarb School of Nursing at Barnes-Jewish College, and a board member of the KIPP St. Louis Public Charter School. She is a past trustee of the International Council of Shopping Centers. Ms. Clark previously served as a director of J.C. Penney Company, Inc. (to 2010).

Ms. Clark has extensive experience in both domestic and international retailing, which includes founding and leading Build-A-Bear Workshop, serving as President of Payless ShoeSource, Inc., and serving for 19 years as an executive of The May Department Stores Company. She provides to our Board significant experience in strategic planning, real estate, digital technology, and marketing. Her retail and business background is particularly useful for her service as a member of the Finance Committee and the Audit Committee.

Alan D. Feldman. Age 63. Retired Chairman, President and Chief Executive Officer of Midas, Inc. Director of the Company since 2005.

Mr. Feldman served as Chairman, President and Chief Executive Officer of Midas, Inc. (automotive repair and maintenance services) from May 1, 2006 to April 30, 2012, and as President and Chief Executive Officer of Midas, Inc. from January 13, 2003 to April 30, 2006. He was an independent consultant from March 2002 to January 2003. Mr. Feldman previously held management positions at PepsiCo, Pizza Hut, and McDonald’s. Mr. Feldman is a director of John Bean Technologies Corporation and GNC Holdings, Inc. and is a member of the Foundation Board of the University of Illinois. He was a director of Midas, Inc. from 2003 to April 30, 2012.

Mr. Feldman is a recognized business leader with a broad base of experience in independent, franchised retail operations, brand management, and customer relations. He previously served as Chairman, President and Chief Executive Officer of Midas, Inc. and currently serves on the boards of two other publicly-traded companies, John Bean Technologies Corporation and GNC Holdings, Inc. Mr. Feldman’s leadership skills, his knowledge of retail operations and significant executive-level experience provide particularly useful background for his service as a member of the Finance Committee and as Chair of the Compensation Committee.
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   PROPOSALS

Nominees for Director

Terms Expiring in 2016

Jarobin Gilbert Jr. Age 69. President and Chief Executive Officer of DBSS Group, Inc. Director of the Company since 1981.

Mr. Gilbert has served as President and Chief Executive Officer of DBSS Group, Inc. (management, planning, and trade consulting services) since 1992. He served as non-executive Chairman of the Atlantic Mutual Companies to 2010. He was a director of PepsiAmericas, Inc. from 1994 to 2010, and a director of Midas, Inc. from 1998 to April 2012.

Mr. Gilbert has extensive experience in international business matters serving as a business consultant, with particular emphasis on international business arrangements. During the time he has served on our Board, he has developed an extensive knowledge of our business and company history. Mr. Gilbert’s international background is particularly useful given our global business operations. He has also served on the boards of other publicly-traded companies and chaired the audit committee of PepsiAmericas, Inc. Mr. Gilbert also served as lead director and non-executive Chairman of a mutual insurance company.

Richard A. Johnson. Age 57. The Company’s President and Chief Executive Officer. Director of the Company since 2014.

Mr. Johnson has served as the Company’s President and Chief Executive Officer since December 1, 2014. Mr. Johnson served as Executive Vice President and Chief Operating Officer from May 16, 2012 to November 30, 2014. He served as Executive Vice President and Group President—Retail Stores from July 1, 2011 to May 15, 2012; President and Chief Executive Officer of Foot Locker U.S., Lady Foot Locker, Kids Foot Locker, and Footaction from January 8, 2010 to June 30, 2011; President and Chief Executive Officer of Foot Locker Europe from August 2007 to January 2010; and President and Chief Executive Officer of Footlocker.com/East-bay from April 2003 to August 2007. Mr. Johnson was a director of Maidenform Brands, Inc. from January 25, 2013 to October 7, 2013.

Mr. Johnson has extensive experience as a retail company executive, including 18 years at the Company. He serves as our President and Chief Executive Officer. Mr. Johnson has led all of the Company’s major businesses in the United States, International, and Direct-to-Customer and has extensive knowledge of all facets of the Company’s business. He has played an integral role in developing and executing the Company’s highly successful strategic plan over the past several years and spearheaded the development of our new five-year strategic plan. He also has experience serving as a director of a public company through his past service as a director of Maidenform Brands, Inc.
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   PROPOSALS

Directors Continuing in Office

Terms Expiring in 2016

Guillermo G. Marmol. Age 62. President of Marmol & Associates. Director of the Company since 2011.

Mr. Marmol has served as President of Marmol & Associates, a consulting firm that provides advisory services and investment capital to early stage technology companies, since March 2007 and, prior to that, from October 2000 to 2003. He served as Division Vice President and a member of the Executive Committee of Electronic Data Systems Corporation, a global technology services company, from 2003 to 2007, and as a director and Chief Executive Officer of Luminant Worldwide Corporation, an internet professional services company, from 1998 to 2000. He served as Vice President and Chair of the Operating Committee of Perot Systems Corporation, an information technology and business solutions company, from 1995 to 1998. He began his career at McKinsey & Company, a management consulting firm, rising to increasingly senior positions with the firm, including the positions of Director and Senior Partner from 1990 to 1995, and was a leader of the organization and business process redesign practices. Mr. Marmol is a director of Principal Solar Inc. and KERA/KXT North Texas Public Broadcasting Inc., and he is a member of the Board of Trustees and Chair of the Finance Committee of the Center for a Free Cuba in Arlington, Virginia. Mr. Marmol was a director of Information Services Group, Inc. to April 26, 2013.

Mr. Marmol has a significant background in information technology and systems, which continues to be an area of increasing importance, as the marketplace grows more dependent on technology, including Internet and mobile device methods of purchasing by, and engaging with, our customers. He also serves as a director of another public company, Principal Solar, Inc. Through his long tenure as a management consultant focusing on strategic analysis and business processes, he brings valuable knowledge and expertise to his service on the Board, as Chair of the Audit Committee, and on the Finance Committee.
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   PROPOSALS

Directors Continuing in Office

Terms Expiring in 2016

Dona D. Young. Age 61. Retired Chairman, President and Chief Executive Officer of The Phoenix Companies, Inc. Director of the Company since 2001.

Mrs. Young retired in April 2009 as Chairman, President and Chief Executive Officer of The Phoenix Companies, Inc., at the time an insurance and asset management company, after a nearly 30-year career. She currently engages in independent strategic advising and consulting with a focus on corporate social responsibility. She is a member of the Supervisory Board of Aegon N.V., a trustee of the Saint James School in Saint James, Maryland, and Save the Children in Westport, Connecticut where she serves as Vice-Chair of the Audit Committee. She has previously served as a director of The Phoenix Companies, Inc., Wachovia Corporation, Sonoco Products Company, and Wittenberg University in Springfield, Ohio.

Mrs. Young brings significant financial, business, governance, and legal experience to our Board. Her long experience in the financial services sector, including service as both General Counsel and Chief Executive Officer of Phoenix, has given Mrs. Young extensive background in a number of areas, including financial reporting, leadership and talent development, and risk management. As an executive and board member, she also has extensive transactional experience, including mergers, divestitures, acquisitions, spin-offs, and restructuring. Mrs. Young’s recognized leadership skills and broad corporate governance experience, including with regard to board succession planning, board composition, and executive leadership provides particularly useful background for her service as Chair of the Nominating Committee and a member of the Compensation Committee. Mrs. Young serves as a member of the Supervisory Board and a member of both the risk committee and the audit committee of Aegon N.V., a multinational life insurance, pension, and asset management company. Mrs. Young has had experience serving as an independent director on the boards of two other publicly-traded companies, as well as on the boards of non-profit organizations. She was a 2013 National Association of Corporate Directors Board Leadership Fellow and a 2012 Advanced Leadership Fellow at Harvard University. Mrs. Young is a faculty member of the National Association of Corporate Directors Board Advisory Services.
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   PROPOSALS

Directors Continuing in Office

Terms Expiring in 2017

Nicholas DiPaolo. Age 73. Retired Vice Chairman of Bernard Chaus, Inc. Director of the Company since 2002.

Mr. DiPaolo served as Vice Chairman of Bernard Chaus, Inc. (apparel designer and manufacturer) from November 1, 2000 to June 23, 2005 and as Chief Operating Officer of Bernard Chaus from November 1, 2000 to October 18, 2004. Mr. DiPaolo previously served as a director of Bernard Chaus, Inc. (to June 2005), JPS Industries, Inc. (to April 2013), and R.G. Barry Corporation (to September 2014).

Mr. DiPaolo has extensive experience as a senior executive of companies involved in the design and production of apparel, product development, and related financial matters. He served for four years as the Vice Chairman and Chief Operating Officer of Bernard Chaus, Inc., an apparel designer and manufacturer, and earlier in his career, as Chairman, President and Chief Executive Officer of Salant Corporation, a diversified apparel company, which is particularly useful background given the focus on building apparel penetration under the Company’s long-term strategic plan. He previously served on the boards of other public companies, JPS Industries, Inc. and R.G. Barry Corporation. Mr. DiPaolo’s recognized leadership skills and his broad base of business experience, depth of knowledge and experience with regard to financial matters, the retail industry, product development and apparel, as well as our business, make him particularly suitable to serve as our lead director.

Matthew M. McKenna. Age 64. Senior Advisor to the U.S. Secretary of Agriculture since July 2013. Director of the Company since 2006.

Mr. McKenna has served as Senior Advisor to the U.S. Secretary of Agriculture since July 2013. He was President and Chief Executive Officer of Keep America Beautiful, Inc. (a non-profit community improvement and educational organization) from January 1, 2008 to June 30, 2013. He was Senior Vice President of Finance of PepsiCo, Inc. (global snack and beverage company) from August 6, 2001 through December 31, 2007. Mr. McKenna serves on the board of the MTC Productions, Inc., a not-for-profit affiliate of Manhattan Theater Club. He is also an adjunct professor at Fordham University School of Law in New York. Mr. McKenna was a director of PepsiAmericas, Inc. from 2001 to 2010.

Mr. McKenna has extensive legal, corporate taxation and financial expertise, having served as a partner at an international corporate law firm in New York, and as a senior financial officer of PepsiCo, Inc., which is particularly useful background for his service as Chair of the Finance Committee and as a member of the Audit Committee. In addition, Mr. McKenna has government experience based on his current position as Senior Advisor to the U.S. Secretary of Agriculture. He also brings the perspective of the non-profit sector from his previous positions as President and Chief Executive Officer of Keep America Beautiful, Inc., Chairman of Ignatian Volunteer Corps., and an adjunct professor at Fordham University.
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   PROPOSALS

Directors Continuing in Office

Terms Expiring in 2017

Steven Oakland. Age 54. President, Coffee and Foodservice of The J.M. Smucker Company since April 1, 2015. Director of the Company since 2014.

Mr. Oakland has served as President, Coffee and Foodservice of The J.M. Smucker Company (“Smucker’s”), a manufacturer and marketer of branded food products, since April 1, 2015. He previously served as President, International Food Service of Smucker’s from May 2011 to March 31, 2015; and President, U.S. Retail—Smucker’s Jif, and Hungry Jack from August 2008 to May 2011. Mr. Oakland has spent most of his career at Smucker’s, serving in increasingly senior positions, including General Manager of Smucker’s Canadian operations from 1995 to 1999. He serves on the board of MTD Products, Inc., a privately-held company.

Mr. Oakland brings to our Board extensive experience in domestic and international consumer products operations, with particular strength in customer engagement, marketing, and brand-building. Additionally, Mr. Oakland is actively involved in management resources issues and governance matters as a senior executive of a public company, which provides relevant expertise to both our Compensation Committee and Nominating Committee, of which he is a member.

Cheryl Nido Turpin. Age 67. Retired President and Chief Executive Officer of the Limited Stores. Director of the Company since 2001.

Ms. Turpin served as President and Chief Executive Officer of the Limited Stores (retail merchants), a division of Limited Brands, Inc., from June 1994 to August 1997. Prior to that, she served as President and Chief Executive Officer of Lane Bryant, a subsidiary of The Limited Stores, Inc., from January 1990 to June 1994. Ms. Turpin served as a director of The Warnaco Group, Inc. from 2004 to February 13, 2013, and as a director of Stage Stores, Inc. from 2010 to 2011.

Ms. Turpin brings to our Board long experience as a retail company executive, most recently as President and Chief Executive Officer of Limited Stores, where she worked in a multi-divisional retail structure such as that of our Company. She previously served as a director of two other publicly-traded companies, The Warnaco Group, Inc. and Stage Stores, Inc., and she served as chair of the compensation committees of those companies. Her retail background strongly complements the expertise of the Board, and her past service as chair of the compensation committees of other public retail companies provides particularly useful background for her service on our Compensation Committee.
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   PROPOSALS

PROPOSAL 2:
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year. We are asking shareholders at this meeting to ratify this appointment of KPMG LLP for 2015.

Representatives of KPMG are expected to be present at the 2015 Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

The Board recommends that shareholders vote FOR Proposal 2.

Audit and Non-Audit Fees

The following table shows the fees we paid to KPMG for the audit of the Company’s annual financial statements for 2014 and 2013, as well as the fees billed for other services KPMG provided during these two fiscal years:

Category	2014	2013
Audit Fees (1)	$3,068,000	$2,967,000
Audit-Related Fees (2)	165,000	614,000
Tax Fees (3)	259,000	165,000
All Other Fees	—	—
Total	$3,492,000	$3,746,000

Notes to Audit and Non-Audit Fees Table

(1)	Audit fees consisted of professional services provided in connection with the audit of our annual financial statements, reviews of financial statements included in our Form 10-Qs, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.

(2)	Audit-related fees consisted principally of audits of financial statements of certain employee benefit plans and due diligence and other services related to the acquisition and integration of Runners Point Group.

(3)	Tax fees consisted principally of assistance with matters related to tax compliance.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has a policy that all audit and non-audit services to be provided by our independent accountants, including services for our subsidiaries and affiliates, are to be approved in advance by the Audit Committee, regardless of the estimated cost for providing such services. Between meetings of the Audit Committee, the Audit Committee has delegated this authority to the Audit Committee Chair. In practice, these fees are normally approved by the Audit Committee Chair and reviewed with the Audit Committee at a subsequent meeting. Management reviews with the Audit Committee at regularly scheduled meetings the total amount and nature of the audit and non-audit services provided by the independent accountants, including services for our subsidiaries and affiliates, since the Audit Committee’s last meeting. None of the services pre-approved by the Audit

83

   PROPOSALS

Committee or the Chair of the Audit Committee during 2014 utilized the de minimis exception to pre-approval contained in the applicable SEC rules.

Audit Committee Report

In accordance with the charter adopted by the Board, the Audit Committee assists the Board in fulfilling its oversight responsibilities in the areas of the Company’s accounting policies and practices and financial reporting. The Audit Committee has responsibility for appointing the independent accountants. The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting.

The Audit Committee consists of four independent directors, as independence is defined under the NYSE rules. All of the Audit Committee members meet the expertise requirements under the NYSE rules.

The Audit Committee held eight meetings in 2014. At its meetings during 2014, the Audit Committee discussed with management, KPMG LLP, the Company’s independent registered public accountants, and the Company’s internal auditors the assessment of the Company’s internal control over financial reporting. The Audit Committee also discussed with KPMG its attestation report and opinion on the Company’s internal control over financial reporting contained in the Company’s 2014 Form 10-K.

The Audit Committee reviewed and discussed with management and KPMG the audited financial statements for the 2014 fiscal year, which ended January 31, 2015. The Audit Committee also discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee, both with and without management present, discussed and reviewed the results of KPMG’s examination of the financial statements and the overall quality of the Company’s financial reporting.

The Audit Committee obtained from KPMG the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence and any relationships that may affect its objectivity. The Audit Committee also considered whether the non-audit services provided by KPMG to the Company are compatible with maintaining KPMG’s independence. The Audit Committee has satisfied itself that KPMG is independent.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s 2014 Form 10-K.

Members of the Audit Committee

Guillermo G. Marmol, Chair

Maxine Clark

Jarobin Gilbert Jr.

Matthew M. McKenna

84

   PROPOSALS

PROPOSAL 3:
ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Board is asking you to approve, on a nonbinding, advisory basis, the compensation of our named executive officers, as described in this Proxy Statement on Pages 23 through 74. This advisory “say-on-pay” vote is required under Section 14A of the Exchange Act. Consistent with the preference expressed by a majority of our shareholders in 2011, we currently hold our say-on-pay vote every year. Shareholders will have an opportunity to cast an advisory vote on the frequency of say-on-pay votes at least every six years. The next advisory vote on the frequency of the say-on-pay vote will occur at the 2016 Annual Meeting.

As described in detail under the Compensation Discussion and Analysis beginning on Page 23, our compensation program is designed to attract, motivate and retain talented retail executives in order to maintain and enhance the Company’s performance and its return to shareholders. In order to accomplish this, we have a compensation program for our executives, including the named executive officers, that ties pay closely to performance. A significant portion of the compensation provided to the named executive officers is based upon the Company’s performance or the performance of our share price, and we believe this compensation structure closely aligns the interests of our named executive officers with the interests of our shareholders. The more senior an executive’s position, the greater portion of his or her compensation that is tied to performance. We believe you should read the Compensation Discussion and Analysis and the compensation tables beginning on Page 23 and also consider the following factors in determining whether to approve this proposal:

•	2014 Results. Our 2014 fiscal year was the fourth consecutive year that the Company’s sales and profit results represented the highest levels ever achieved in our history as an athletic footwear and apparel business. As a result of our strong performance, the Company reached three of the objectives set in our long-range strategic plan adopted in early 2012, and came close on the others, as shown in the chart below.

			2012-16
			Long-Term
Financial Metrics	2013	2014	Objectives
Sales	$6,505 million	$7,151 million	$7,500 million
Sales Per Gross Square Foot	$460	$490	$500
Earnings Before Interest and Taxes (EBIT) Margin	10.4%	11.4%	11%
Net Income Margin	6.6%	7.3%	7%
Return on Invested Capital (ROIC)	14.1%	15.0%	14%

The above table represents non-GAAP results. We provide a reconciliation to GAAP on Pages 16 through 17 of our 2014 Form 10-K.

•	Significant Stock Ownership Requirements. The Company’s Stock Ownership Guidelines require that the named executive officers hold a significant amount of the Company’s Common Stock as a percentage of their base salaries. Mr. Johnson is required to hold six times his annual base salary; Ms. Peters and Mr. McHugh are required to hold three times their annual base salaries; and Ms. Alviti and Mr. Berk are required to hold two times their annual base salaries. Each of the named executive officers has met or exceeded these guidelines. Mr. Hicks continued to exceed the ownership guidelines at the Chief Executive Officer level.

•	Pay for Performance Culture. Our executive compensation program is designed to reinforce our pay-for-performance culture. Payouts under our Annual Bonus Plan and long-term Incentive plan are earned only if the Company performs.
85

   PROPOSALS

•	Earned Payouts for Performance. Based upon the Company’s performance, payments were made to the named executive officers under the Annual Bonus Plan for 2014. Long-term bonus payouts were earned for the 2013-14 performance measurement period and will be paid out in 2016. As described on Page 31 of the Compensation Discussion and Analysis, our Long-Term Bonus Plan is based on a two-year performance measurement period with an additional one-year holding period, payable one-half in cash and one-half in equity if the goals are achieved.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers as a whole, as described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee. Our Board and the Compensation Committee value the opinions of all of our shareholders. The Compensation Committee will review and consider the results of this advisory vote. Shareholders are expected to be given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with the Company’s 2016 Annual Meeting.

The Board recommends approval of the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table, and the other related tables and disclosures.”

The Board recommends a vote FOR Proposal 3.

DEADLINES AND PROCEDURES FOR
NOMINATIONS AND SHAREHOLDER PROPOSALS

SEC Rule 14a-8

Under SEC Rule 14a-8, if a shareholder would like us to include a proposal in our proxy statement and form of proxy for the 2016 Annual Meeting, our Secretary must receive the proposal at our corporate headquarters at 112 West 34th Street, New York, NY 10120 by December 12, 2015 in order to be considered for inclusion in the 2016 proxy statement.

Other Proposals

For any shareholder proposal that is not submitted under SEC Rule 14a-8, including nominations for directors, our By-laws describe the procedures that must be followed. Under these procedures, we must receive notice of a shareholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year’s annual meeting. For 2016, we must receive this notice no earlier than January 21, 2016 and no later than February 20, 2016, assuming that our 2016 Annual Meeting is held on schedule. However, if we hold the 2016 annual meeting on a date that is not within 30 days before or after the first anniversary of the prior year’s Annual Meeting, then we must receive the notice no later than ten days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

86

   PROPOSALS

Proposals for nomination for directors and other items of business should be addressed to the Secretary, 112 West 34th Street, New York, NY 10120 and must contain the information specified in the Company’s By-Laws, which are available on the corporate governance section of our corporate website at http://www.footlocker-inc.com/investors.cfm?page=corporate-governance or from the Secretary.

By Order of the Board of Directors

SHEILAGH M. CLARKE

Secretary

April 10, 2015

87

LOCATION OF THE 2015 ANNUAL MEETING OF SHAREHOLDERS

Location

•	The 2015 Annual Meeting will be held at our corporate headquarters located at 112 West 34th Street, New York, NY 10120.

Directions

•	BY SUBWAY

Take any of these subway lines: the A, B, C, D, E, F, M, N, Q, R, or the Number 1, 2, or 3 trains to 34th Street. The A, C, E, 1, 2, and 3 trains stop at 34th Street–Penn Station. The B, D, F, M, N, Q, and R, trains stop at 34th Street–Herald Square.

Our building is on the south side of 34th Street between 7th Avenue and Broadway.

•	BY CAR OR TAXI

Take the Lincoln Tunnel into New York City, following the signs for 34th Street. Turn left onto West 34th Street.

Our building is on the south side of 34th Street between 7th Avenue and Broadway.
88

Y O U R  V O T E  I S  I M P O R T A N T
P L E A S E  V O T E  Y O U R  P R O X Y

FOOT LOCKER, INC.
112 WEST 34TH STREET
NEW YORK, NY 10120

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M90484-P62249-Z65041                   KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FOOT LOCKER, INC.

Proposals - The Board of Directors recommends a vote FOR each of the nominees for Director in Proposal 1.

1.	Election of Four Directors to Serve for One-Year Terms.
			For		Withhold
Nominees:

	1a.	Maxine Clark	☐		☐

	1b.	Alan D. Feldman	☐		☐

	1c.	Jarobin Gilbert Jr.	☐		☐

	1d.	Richard A. Johnson	☐		☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

The Board of Directors recommends a vote FOR Proposals 2 and 3.
		For	Against	Abstain

2.	Ratification of the Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐

3.	Advisory Approval of the Company’s Executive Compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

M90485-P62249-Z65041

FOOT LOCKER, INC.
Annual Meeting of Shareholders
May 20, 2015 at 9:00 A.M.
This proxy is solicited by the Board of Directors of Foot Locker, Inc.

Sheilagh M. Clarke, Ken C. Hicks, and Lauren B. Peters, or any of them, each with the power of substitution, are hereby authorized to vote the shares of the undersigned at the Annual Meeting of Shareholders of Foot Locker, Inc., to be held on May 20, 2015, at 9:00 A.M., local time, at Foot Locker, Inc., 112 West 34th Street, New York, New York 10120, and at any adjournment or postponement thereof, upon the matters set forth in Foot Locker, Inc.’s Proxy Statement and upon such other matters as may properly come before the Annual Meeting, voting as specified on the reverse side of this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting.

IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET, PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE. THE PERSONS NAMED ABOVE AS PROXIES CANNOT VOTE THE SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR VOTE BY TELEPHONE OR INTERNET. YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

EMPLOYEE PLANS

IF YOU ARE A PARTICIPANT IN THE FOOT LOCKER 401(k) PLAN OR THE FOOT LOCKER PUERTO RICO 1165(e) PLAN, BY SIGNING AND RETURNING THIS PROXY CARD (OR VOTING BY TELEPHONE OR INTERNET), YOU WILL AUTHORIZE THE PLAN TRUSTEES TO VOTE THOSE SHARES ALLOCATED TO YOUR ACCOUNT AS YOU HAVE DIRECTED.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

SCAN TO VIEW MATERIALS & VOTE

FOOT LOCKER, INC.
ANNUAL MEETING FOR HOLDERS AS OF 3/23/15
TO BE HELD ON 5/20/15

Your vote is important. Thank you for voting.

Read the Proxy Statement and have the voting instruction form below at hand. Please note that the telephone and Internet voting turns off at 11:59 p.m. ET the night before the meeting or cutoff date.

Vote by Internet:	www.proxyvote.com, or scan the QR Barcode above.

Vote by Phone:	1-800-454-8683

Vote by Mail:	Use the envelope enclosed

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M90028-P62157

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting. The following materials are available at www.proxyvote.com:

Notice and Proxy Statement and Annual Report with Form 10-K

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Four Directors to Serve for One-Year Terms.

	Nominees:		For	Withhold

	1a.	Maxine Clark	☐	☐

	1b.	Alan D. Feldman	☐	☐

	1c.	Jarobin Gilbert Jr.	☐	☐

	1d.	Richard A. Johnson	☐	☐

2.	Ratification of the Appointment of Independent Registered Public Accounting Firm.

3.	Advisory Approval of the Company’s Executive Compensation.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

PLEASE “X” HERE ONLY IF YOU PLAN TO ATTEND THE MEETING AND VOTE THESE SHARES IN PERSON	☐

	For	Against	Abstain

	☐	☐	☐

	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date